Registration No. 333-121563

Filed pursuant to Rule 424(b)(3)

Prospectus Supplement No. 10 dated May 11, 2007 to
the Prospectus dated January 21, 2005

Communication Intelligence Corporation

Common Stock

This Prospectus supplement relates to the 13,930,283 shares of our common stock we registered on behalf of selling shareholders.

The prospectus is superseded in full by the information appearing below.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 10-Q

☒                              QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended:  March 31, 2007

OR

☐                                 TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                    to

Commission File Number:  000-19301

COMMUNICATION INTELLIGENCE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	94-2790442
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

275 Shoreline Drive, Suite 500, Redwood Shores, CA 94065-1413
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:    (650) 802-7888

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes	☒	No	☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer or a non-accelerated filer (Check one).

☐	large accelerated filer	☐	accelerated filer	☒	non-accelerated filer

Indicate by check mark whether the registrant is a shell company (as defined in Section 12b-2 of the exchange Act)

Yes	☐	No	☒

Number of shares outstanding of the issuer’s Common Stock, as of May 11, 2007: 107,557,161.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Balance Sheets

 (In thousands)

	March 31	December 31
	2007	2006
	Unaudited
Assets

Current assets:
Cash and cash equivalents	$842	$727
Accounts receivable, net of allowances of $412 and $397 at March 31, 2007 and December 31, respectively	235	487
Prepaid expenses and other current assets	138	105
Total current assets	1,215	1,319
Property and equipment, net	108	140
Patents	3,812	3,906
Capitalized software development costs	807	656
Deferred financing costs (Note 6)	52	75
Other assets	30	30
Total assets	$6,024	$6,126

Liabilities and Stockholders’ Equity
Current liabilities:
Convertible notes, net of unamortized fair value assigned to beneficial conversion feature and warrants of $159 and $228 at March 31, 2007 and December 31, 2006, respectively (Note 4)	$1,223	$1,154
Accounts payable	115	72
Accrued compensation	227	236
Other accrued liabilities	263	269
Deferred revenue	240	404
Total current liabilities	2,068	2,135

Long-term debt – including $770 and $450 to a related party, net of unamortized fair value assigned to warrants of $541 and $266 at March 31, 2007 and December 31, 2006, respectively (Note 5)	729	334

Minority interest	70	73

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.01 par value; 10,000 shares authorized; 0 outstanding at December 31, 2006 and 2005, respectively	—	—
Common stock, $.01 par value; 125,000 shares authorized; 107,557 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	1,076	1,076
Additional paid-in capital	90,880	90,497
Accumulated deficit	(88,668)	(87,861)
Accumulated other comprehensive loss	(131)	(128)
Total stockholders’ equity	3,157	3,584
Total liabilities and stockholders’ equity	$6,024	$6,126

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Operations
Unaudited

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2007	2006
Revenues:
Product	$158	$494
Maintenance	176	207

Total revenues	334	701
Operating costs and expenses:
Cost of sales:
Product	30	44
Maintenance	28	23
Research and development	129	283
Sales and marketing	260	346
General and administrative	475	503

Total operating costs and expenses	922	1,199

Loss from operations	(588)	(498)

Interest and other income (expense), net	—	16
Interest expense:
Related party (Note 4)	(23)	—
Other (Note 3)	(24)	(30)
Amortization of loan discount and deferred financing cost:
Related party (Note 4)	(84)	—
Other (Note 3)	(91)	(301)
Minority interest	3	2

Net loss	$(807)	$(811)

Basic and diluted loss per share	$(0.01)	$(0.01)

Weighted average common shares outstanding basic and diluted	107,557	106,842

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation

and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
Three Months Ended March 31, 2007
Unaudited

(In thousands, except share amounts)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total

Balances as of December 31, 2006	107,557	$1,076	$90,497	$(87,861)	$(128)	$3,584

Fair value of warrants issued in connection with short-term debt			359			359
Stock based employee compensation			24			24

Comprehensive loss:

Net loss				(807)		(807)

Foreign currency translation adjustment					(3)	(3)
Total comprehensive loss						(810)

Balances as of March 31, 2007	107,557	$1,076	$90,880	$(88,668)	$(131)	$3,157

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Cash Flows
Unaudited

(In thousands)

	Three Months Ended March 31,
	2007	2006
Cash flows from operating activities:
Net loss	$(807)	$(811)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation and amortization	182	126
Amortization of discount on convertible notes	68	227
Amortization of discount on long-term debt related party	84	—
Amortization of deferred financing costs	23	74
Stock-based employee compensation	24	56
Stock issued for services	—	6
Minority interest	(3)	—
Changes in operating assets and liabilities:
Accounts receivable, net	252	(70)
Prepaid expenses and other current assets	(33)	(3)
Accounts payable	43	33
Accrued compensation	(9)	1
Other accrued liabilities	(3)	(42)
Deferred revenue	(164)	(122)
Net cash used for operating activities	(343)	(525)

Cash flows from investing activities:
Acquisition of property and equipment	(1)	(61)
Capitalized software development costs	(209)	(45)
Net cash used for investing activities	(210)	(106)

Cash flows from financing activities:
Proceeds from issuance of short-term debt	670
Principal payments on capital lease obligations	(2)	(2)
Net cash used for financing activities	668	(2)

Effect of exchange rate changes on cash	—	—

Net increase (decrease) in cash and cash equivalents	115	(633)
Cash and cash equivalents at beginning of period	727	2,849
Cash and cash equivalents at end of period	$842	$2,216

Supplemental disclosure of non-cash financing activities
Convertible notes converted to common stock	$—	$430
Supplementary disclosure of cash flow information
Interest paid	$11	$1

The accompanying notes form an integral part of these Condensed Consolidated Financial Statements

Communication Intelligence Corporation

and Subsidiary

(In thousands, except per share amounts)

FORM 10-Q

Item1.    Interim financial statements and basis of presentation

1.                           Nature of business

The financial information contained herein should be read in conjunction with the Company’s consolidated audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2006.

The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the “Company” or “CIC”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) that the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company’s results of operations and cash flows for the periods presented.  The Company’s interim results are not necessarily indicative of the results to be expected for the entire year.

The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”. These technologies include multi-modal electronic signature, handwritten biometric signature verification, cryptography (Sign-it, iSign, and SignatureOne) and multilingual handwriting recognition software (Jot).

The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control and enabling workflow automation of traditional paper form processing. The Company believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental to its development of software for multi-modal electronic signatures, handwritten biometric signature verification, and data security.

The Company’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or stylus as the primary input device. CIC’s natural input offering includes multilingual handwriting recognition software for such devices as electronic organizers, pagers and smart cellular phones that do not have a keyboard. For such devices, handwriting recognition offers the most viable solutions for performing text entry and editing.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. Except for 2004, the Company has incurred significant losses since its inception and, at March 31, 2007, the Company’s accumulated deficit was approximately $88,700. These factors raise substantial doubt about the Company’s ability to continue as a going concern.  The Company has primarily funded these losses through the sale of debt and equity securities.

In November 2004, the Company consummated a financing in the form of convertible notes aggregating $3,885, net of expenses (See Note 4). The remaining outstanding debt from the November 2004 financing of $1,382 comes due in October 2007 if not earlier converted.

In November 2006 the Company consummated a financing in the form of a note aggregating $600. In March 2007 the Company consummated a second financing in the form a note aggregating $670 (See Note 5).

There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Fair value of financial instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their relatively short maturities.

Recent Pronouncements

The Company adopted the provisions of Financial Standards Accounting Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FASB Statement No. 109 (“FIN 48”), on January 1, 2007. There were no unrecognized tax benefits and, accordingly, there was no effect on the Company’s financial condition or results of operations as a result of implementing FIN 48.

The Company files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is no longer subject to U.S. federal tax examinations for years before 2003, and state tax examinations for years before 2002.  Management does not believe there will be any material changes in our unrecognized tax positions over the next 12 months.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of the date of adoption of FIN 48, there was no accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense recognized during the quarter.

2.         Accounts receivable and revenue concentration

As of March 31, 2007 two customers accounted for 80% of net accounts receivable.  Customer A accounted for 39%,  and Customer B accounted for 41%.  As of December 31, 2006 four customers accounted for 69% of net accounts receivable.  Customer A accounted for 11%, Customer B accounted for 14%, Customer C accounted for 17% and Customer D accounted for 27%.

Three customers accounted for 63% of total revenues for the three months ended March 31, 2007. Customer A accounted for 12%, customer B accounted for 16% and customer C accounted for 35%.  For the three months ended March 31, 2006, two customers accounted for 36% of total revenues.  Customer A accounted for 10% and customer B accounted for 26%.

3.                           Patents

The Company performs intangible asset impairment analyses at least annually in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company follows SFAS 144 in response to changes in industry and market conditions that affect its patents. The Company then determines if an impairment of its assets has occurred. The Company periodically reassesses the lives of its patents and tests for impairment in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies.

Management recognizes that revenues have fluctuated based on comparable prior periods, and may continue to fluctuate based upon historical experience of the time involved to close large sales transactions. Management completed an analysis of its patents as of December 31, 2006, to support its assertion that no impairment of the carrying value of the patents existed. The Company believes that no events or circumstances have changed through March 31, 2007 therefore, no impairment in the carrying values of the patents exists at March 31, 2007.

Amortization of patent costs was $95 for each of the three month periods ended March 31, 2007 and 2006.

4.                           Convertible Notes

The Company has convertible notes with an outstanding balance of $1,382 at March 31, 2007.  During the three month period ended March 31, 2007, the Company had amortized to interest expense approximately $91 of the loan discount and deferred financing costs.  The balance due under the convertible notes is shown net of the remaining $159 of unamortized discount on the accompanying consolidated balance sheet.  There were no note conversions during the three months ended March 31, 2007.  If the remaining aggregate principal amount owing under the notes is converted, the Company will issue 2,993 shares of its common stock.  If the notes are not converted, all remaining principal and accrued but unpaid interest will be due October 28, 2007.  The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment.  The Company has not paid and does not intend to pay accrued interest with shares of its common stock.

Warrants to purchase 4,850 shares of common stock were issued in connection with the convertible debt. The placement agent received 1,218 warrants to purchase common stock and the note holders received warrants to purchase 3,632 shares of common stock. The warrants expire on October 28, 2009. At March 31, 2007, there are warrants outstanding to purchase 4,850 shares of common stock at a weighted average exercise price of $0.50 per share. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.  The placement agent will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.  The Company will receive additional proceeds of approximately $1,845 if all of the investor warrants are exercised.

The Company believes it will be able to pay the remaining balance of the convertible debt through cash generated by operations and or conversion of the debt to equity by the Note holders.  If the Company fails to generate enough revenues and operating profits to increase the value of its shares and thereby prompting conversion or generate enough cash to pay off the notes when due, the Company will need to seek additional financing. If the Company is unable to obtain additional financing when needed, it may be required to materially change its operations, which could adversely affect its results from operations and stockholder value.

Interest expense related to convertible debt for the three months ended March 31, 2007 and 2006 was $114 and $331, respectively. Included in interest expense for the three months ended March 31, 2007 and 2006 was $91 and $301 related to amortization of debt discount and deferred financing costs.

5.                           Long-term debt

In November 2006, the Company entered into a $600 long-term debt agreement ( the “2006 Purchase Agreement”), of which $450 was borrowed from a stockholder of the Company owning approximately 7% of the Company’s outstanding shares of common stock(an “Affiliated Stockholder”) and the remaining $150 from an unrelated third party.

The notes are due May 17, 2008, and bear interest at the rate of 15% per annum payable quarterly in cash. In connection with the notes, the lenders were granted warrants to purchase 3,111 shares of common stock. The warrants have a term of three years, commencing on June 30, 2007, and an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

In February 2007, the Company entered into a Note and Warrant Purchase Agreement (the “2007 Purchase Agreement”) and a Registration Rights Agreement (the “2007 Registration Rights Agreement”), each dated as of February 5, 2007, with the Affiliated Stockholder.  The Company secured the right to borrow up to six hundred thousand dollars ($600). On March 15, 2007 the Company and the Affiliated Stockholder amended the 2007 Purchase Agreement to increase the maximum amount of borrowing from $600, to $1,000. The terms of the 2007 Purchase Agreement and 2006 Purchase Agreement are identical with the exception that the maximum number of warrants that may be issued under the 2007 Purchase Agreement is 5,185 rather than 3,111. The warrants have a three year life, become exercisable on June 30, 2007, and have an exercise price of $0.51.  The warrants include piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.

On March 30, 2007 the Company borrowed $670 under the 2007 Purchase Agreement of which $350 was borrowed from the Affiliated Stockholder and the remaining $320 from unrelated third parties.  The proceeds will be used for working capital purposes.  The Company has ascribed a value of $359 to the 3,474 warrants, issued as part of this borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan.  The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; life of 3 years; expected volatility of 45%; and expected dividend yield of 0%.The notes bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due August 30, 2008.

Interest expense related to long-term debt, related party for the three months ended March 31, 2007, was $107. Amortization of debt discount included in interest expense for the three months ended March 31, 2007 was $84.

6.                           Net (loss) per share

The Company calculates net loss per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net loss per share, which is based on the weighted average number of shares outstanding, and when applicable, diluted income per share, which is based on the weighted average number of shares and dilutive potential shares outstanding.

For the three months ended March 31, 2007, 5,815 shares of common stock subject to outstanding options, 2,993 shares issuable upon the conversion of the convertible notes and 11,435 warrants (of which 6,844 are not exercisable until June 30, 2007) were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive. For the three month period ended March 31, 2006, 5,980 shares of common stock subject to outstanding options, 3,058 shares issuable upon the conversion of the convertible notes and 4,850 warrants were excluded from the calculation of dilutive earnings per share because the exercise or conversion of such options and warrants would be anti-dilutive.

7.                           Common Stock Options

The Company has one stock-based employee compensation plan, (the “1999 Option Plan”) and also grants options to employees, directors and consultants pursuant to Individual Plans.

Share-based compensation expense is based on the estimated grant date fair value of the portion of share-based payment awards that are ultimately expected to vest during the period.  The grant date fair value of stock-based awards to employees and directors is calculated using the Black-Scholes option pricing model. Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” requires forfeitures of share-based payment awards to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.  The estimated average forfeiture rates for the three months ended March 31, 2007 and 2006 was approximately 26.77% and 21.40%, respectively, based on historical data.

SFAS No. 123(R) requires the cash flows from tax benefits for deductions in excess of the compensation costs recognized for share-based payment awards to be classified as financing cash flows.  Due to the Company’s loss position, there were no such tax benefits during the three month periods ending March 31, 3007 and 2006.

Valuation and Expense Information under SFAS No. 123(R):

The weighted-average fair value of stock-based compensation is based on the single option valuation approach.  Forfeitures are estimated and it is assumed no dividends will be declared.  The estimated fair value of stock-based compensation awards to employees is amortized using the accrual method over the vesting period of the options. The fair value calculations are based on the following assumptions:

Three Months Ended
	March 31, 2007	March 31, 2006
Risk free interest rate	4.60% – 5.11%	3.65% – 4.83%
Expected life (years)	3.46 –5.02	3.75 – 6.83
Expected volatility	80.92% – 104.57%	51.68% – 104.57%
Expected dividends	None	None

The following table summarizes the allocation of stock-based compensation expense related to stock option grants under SFAS 123(R) for the three months ended March 31, 2007 and 2006. There were no stock options granted during the three months ended March 31, 2007 and 169 stock options were granted during the three months ended March 31, 2006.

	Three Months Ended
	March 31, 2007	March 31, 2006
Research and development	$3	$25
Sales and marketing	18	27
General and administrative	3	4

Stock-based compensation expense included in operating expenses	$24	$56

A summary of option activity under the Company’s plans as of March 31, 2007 and 2006 is as follows:

	Three Months Ended March 31,
	2007				2006
			Weighted				Weighted
		Weighted	average			Weighted	average
		Average	Remaining	Aggregate		Average	Remaining	Aggregate
	Shares	Exercise	Contractual	Intrinsic	Shares	Exercise	Contractual	Intrinsic
Options	(000)	Price	Term	Value	(000)	Price	Term	Value

Outstanding at January 1,	5,893	$0.69			8,591	$0.75

Granted	—				169	$1.21

Exercised	—				—	$—

Forfeited or expired	(78)	$0.33			(2,780)	$0.74

Outstanding at March 31	5,815	$0.69	4.79	$—	5,980	$0.77	5.73	$—

Vested and expected to vest at March 31	5,650	$0.73	4.79	$—	5,728	$0.79	5.73	$—

Exercisable at March 31	5,199	$0.73	4.62	$—	5,642	$0.79	5.73	$—

The following tables summarize significant ranges of outstanding and exercisable options as of March 31, 2007 and 2006:

	Three Months ended March 31, 2007
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price

$0.00 – $0.50	1,937	5.3	$0.36	1,390	$0.38
0.51 –1.00	3,455	4.9	$0.73	3,386	$0.74
1.01 –2.00	333	1.5	$1.51	333	$1.51
2.01 –3.00	50	0.6	$3.00	50	$3.00
3.01 –7.50	40	1.3	$3.43	40	$3.43
	5,815	4.8	$0.69	5,199	$0.73

	Three Months ended March 31, 2006
	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life(in years)	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
$0.00 – $0.50	1,540	6.0	$0.39	1,377	$0.39
0.51 – 1.00	3,661	6.0	$0.73	3,486	$0.74
1.01 – 2.00	687	4.2	$1.49	687	$1.49
2.01 – 3.00	50	1.6	$3.00	50	$3.00
3.01 – 7.50	42	2.3	$3.42	42	$3.42
	5,980	5.7	$0.77	5,642	$0.79

No options were granted during the three months ended March 31, 2007.  The per share weighted average fair value of options granted during the three months ended March 31, 2006 was $0.27.

A summary of the status of the Company’s non-vested shares as of March 31, 2007 is as follows:

Non-vested Shares	Shares	Weighted Average Grant-Date Fair Value

Non-vested at January 1, 2007	827	$0.22
Granted	—	$—
Vested	(212)	$0.32

Non-vested at March 31, 2007	615	$0.31

As of March 31, 2007, there was $88 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the plans.  The unrecognized compensation cost is expected to be realized over a weighted average period of 2.5 years.

8.                           Segment Information

The Company identifies reportable revenue in one segment, handwriting recognition.  Handwriting recognition software is an aggregate of two revenue categories; transaction and communication enabling technologies (“eSignature”) and natural input technologies (“natural input”). All handwriting recognition software is developed around the Company’s core technology.  All sales represent sales to external customers.

Forward Looking Statements

Certain statements contained in this quarterly report on Form 10-Q, including, without limitation, statements containing the words “believes”, “anticipates”, “hopes”, “intends”, “expects”, and other words of similar import, constitute “forward looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors which may cause actual events to differ materially from expectations.  Such factors include those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, including the following:

•                  Technological, engineering, manufacturing, quality control or other circumstances that could delay the sale or shipment of products;

•                  Economic, business, market and competitive conditions in the software industry and technological innovations that could affect the Company’s business;

•                  The Company’s inability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; and

•                  General economic and business conditions and the availability of sufficient financing.

Except as otherwise required by applicable laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, as a result of new information, future events or otherwise.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis should be read in conjunction with the Company’s unaudited condensed consolidated financial statements and notes thereto included in Part 1, Item 1 of this quarterly report on Form 10-Q and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual report on Form 10-K for the fiscal year ended December 31, 2006.

Overview

The Company was incorporated in Delaware in October 1986. Except for 2004, in each year since its inception the Company has incurred losses. For the five-year period ended December 31, 2006, net losses aggregated approximately $11,600 and at December 31, 2006 the Company’s accumulated deficit was approximately $87,900. At March 31, 2007 the Company’s accumulated deficit was approximately $88,700.

Total revenue of $334 for the quarter ended March 31, 2007 decreased $367, or 52% compared to revenues of $701 in the corresponding quarter of the prior year.  The first quarter 2007 product revenue reflects a 58% reduction in eSignature and a 39% reduction in natural input revenues compared to the prior year period.  The decrease in revenue is primarily due to the relative size of orders in the first quarter, lower reported royalties from a major natural input/Jot customer and the non-renewal of a maintenance contract from an ongoing customer due to financial constraints driven by a severe natural disaster occurring in 2006.

Net loss for the three months ended March 31, 2007 was $807, compared with a net loss of $811 in the prior year period.  Operating expenses decreased approximately 23%, or $277, to $922 for the three months ended March 31, 2007, compared to $1,199 in the prior year period.  The decrease in operating expenses is primarily due to the capitalization of software development costs associated with product upgrades and lower overall sales and marketing and general and administrative expenses.

Although the eSignature revenue for the past two quarters developed slower than expected, the Company anticipate that the substantive sales related progress we have made, with targeted customers, represents the revenue potential to achieve profitability this year. For instance, key early adopter customers have now fully and successfully deployed their initial eSignature installations and are now actively functioning as reference accounts and engaging the Company in follow-on deployments. This is positively impacting sales activity with other end users.  But more importantly, it is driving license and teaming agreements with leading enterprise software solutions providers, who afford the Company the market access and sales coverage necessary to accelerate sustained sales growth. The timing of orders remains challenging and still somewhat unpredictable; however, the Company has built a strong pipeline and it continues to grow.  The Company believes the fundamentals are in place, the momentum is building and its efforts together with market adoption are reaching the critical mass required to achieve near term and sustained sales growth and profitability.

Critical Accounting Policies and Estimates

Refer to Item 7, “Management Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s 2006 Form 10-K.

Results of Operations

Revenues

Product revenues from transaction and communication enabling technologies (“eSignature”) and natural input technologies (“Jot”), declined 68%, or $336, for the three month period ended March 31, 2007, to $158, compared to revenues of $494 in the prior year period.  The decrease in revenue is primarily due to the relative size of orders in the first quarter, and lower reported royalties from a major natural input/Jot customer.  Maintenance revenue declined 15% or $31 due primarily to the non-renewal of a maintenance contract from an ongoing customer due to financial constraints driven by a severe natural disaster occurring in 2006.

Although the eSignature revenue for the past two quarters developed slower than expected, we anticipate that the substantive sales related progress we have made, with targeted customers, represents the revenue potential to achieve profitability this year. For instance, key early adopter customers have now fully and successfully deployed their initial eSignature installations and are now actively functioning as reference accounts and engaging the Company in follow-on deployments. This is positively impacting sales activity with other end users.  But more importantly, it is driving license and teaming agreements with leading enterprise software solutions providers, who afford the Company the market access and sales coverage necessary to accelerate sustained sales growth. The timing of orders remains challenging and still somewhat unpredictable; however, we have built a strong pipeline and it continues to grow. We believe the fundamentals are in place, the momentum is building and our efforts together with market adoption are reaching the critical mass required to achieve near term and sustained sales growth and profitability.

Cost of Sales

Cost of sales remained relatively consistent for the three month period ended March 31, 2007, compared to the prior year. Cost of sales primarily includes amortization of new and previously capitalized software development costs associated with the Company’s product and maintenance revenues.  Cost of sales is expected to increase near term as capitalized engineering software development for new and existing products is completed and products are released.

Operating expenses

Research and Development Expenses

Research and development expenses decreased approximately 54%, or $154, for the three month period ended March 31, 2007 compared to the prior year period.  Research and development expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses.  The most significant factors in the $154 decrease was the software development costs capitalized during the three months ended March 31, 2007 compared to the prior year period.  Total expenses, before capitalization of software development costs and other allocations was $380 for the three months ended March 31, 2007 compared to $405 in the prior year.  Research and development expenses before capitalization of software development costs, as well as the amounts to be capitalized on future product development are expected to remain at the current levels.

Sales and Marketing Expenses

Sales and marketing expenses decreased 25% or $86, for the three months ended March 31, 2007 compared to the prior year period. The decrease was attributable to reductions in salary related expense, including stock based compensation, resulting from the reduction of two sales persons, and decreases in advertising and marketing programs.  The Company replaced one sales person late in the first quarter. The Company expects sales and marketing expenses to decrease in the near term due to planned reductions in advertising and marketing related programs.

General and Administrative Expenses

General and administrative expenses decreased 6%, or $28, for the three months ended March 31, 2007, compared to the prior year period. The decrease was primarily due to reduced professional services expense and reductions in annual insurance premiums compared to the prior year period. These decreases were offset by and increase in the Company’s bad debt provision at March 31, 2007. The Company anticipates that general and administrative expense will decrease over the near term due to lower professional services and insurance expenses.

Interest income and other income, net

Interest income and other income, net decreased 100%, or $16, for the three months ended March 31, 2007, compared to $16 in the prior year period.  The decrease is due to the reduced cash balance during the current period compared to the prior year period.

Interest expense

Interest expense increased 57%, or $17, to $47 for the three months ended March 31, 2007 compared to $30 in the prior year period. The increase was primarily due to the increase in debt financing completed late in the prior year. (See Note 5 in the Condensed Consolidated Financial Statements of this Form 10-Q).

Amortization of loan discount, which includes warrant and beneficial conversion feature costs, and deferred financing costs, associated with the convertible notes decreased 70%, or $210, to $91 for the three months ended March 31, 2007 compared to $301 in the prior year. The decrease was primarily due to the amortization of the loan discount and deferred financing costs related to the conversion of $430 of the convertible notes in the prior year period.  The Company will be required to amortize an additional $160 to interest expense over the remaining life of the convertible notes or sooner if the notes are converted before the due date.

In addition to the above, the Company has amortized $84 of a debt discount attributable to the fair value assigned to warrants to interest expense associated with a note and warrant purchase agreements entered into with an Affiliated Stockholder and an unrelated third parties in August 2006 and March 2007. (See Note 5 in the Condensed Consolidated Financial Statements of this Form 10-Q).  The Company will amortize an additional $541 to interest expense over the life of the loans.

Liquidity and Capital Resources

At March 31, 2007, cash and cash equivalents totaled $842 compared to cash and cash equivalents of $727 at December 31, 2006. The increase in cash was primarily due to cash provided from financing activities of $668. The increase was offset by the capitalization of software development costs of $209, principal payments on capital lease obligations of $2 and the acquisition of property and equipment amounting to $1. Total current assets were $1,215 at March 31, 2007, compared to $1,319 at December 31, 2006. As of March 31, 2007, the Company’s principal sources of funds included its cash and cash equivalents aggregating $842.

Accounts receivable decreased $252 for the three months ended March 31, 2007, compared to the December 31, 2006 balance, due primarily to the decrease in sales and billed but unpaid maintenance contracts compared to the prior quarter. The Company expects the development of the eSignature market will ultimately will result in more consistent revenue on a quarter to quarter basis and, therefore, less fluctuation in accounts receivable from quarter to quarter.

Prepaid expenses and other current assets increased by $33 for the three months ended March 31, 2007, compared to December 31, 2006, due primarily to prepayments of fees for the FST Summit to be held in April 2007. Annual fees on maintenance and support costs added to prepaids over the three months ended March 31, 2007 were approximately equal to the quarterly amortization amounts.

Accounts payable increased $43 for the three months ended March 31, 2007, compared to December 31, 2006, due to professional fees related to the year end audit. Accounts payable balances typically increase in the second and fourth quarters when the insurance and annual maintenance and support fees are incurred.  Materials used in cost of sales may impact accounts payable depending on the amount of third party hardware sold as part of the software solution.  Accrued compensation decreased $6 during the three months ended March 31, 2007, compared to the prior December 31, 2006 balance.  The balance may fluctuate due to increases or decreases in the number of personnel and utilization of or additional accruals to the accrued vacation balance.

Total current liabilities were $2,068 at March 31, 2007, compared to $2,135 at December 31, 2006. Deferred revenue, totaling $240 at March 31, 2007, compared to $404 at December 31, 2006, primarily reflects advance payments for maintenance fees from the Company’s licensees that are generally recognized as revenue by the Company when all obligations are met or over the term of the maintenance agreement, whichever is longer.  Deferred revenue is recorded when the Company receives payment from its customers.

In November 2006, the Company entered into a $600 long-term debt agreement ( the “2006 Purchase Agreement”), of which $450 was borrowed from Affiliated stockholder of the Company and the remaining $150 from an unrelated third party.

The notes are due May 17, 2008, and bear interest at the rate of 15% per annum payable quarterly in cash. In connection with the note, the lenders were granted warrants to purchase 3,111 shares of common stock. The warrants have a term of three years, and become exercisable on June 30, 2007, and an exercise price of $0.51. The warrants include piggyback registration rights for the underlying shares to participate in certain future registrations of the Company’s common stock.

In February 2007, the Company entered into a Note and Warrant Purchase Agreement (the “2007 Purchase Agreement”) and a Registration Rights Agreement (the “2007 Registration Rights Agreement”), each dated as of February 5, 2007, with the Affiliated Stockholder.  The Company secured the right to borrow up to six hundred thousand dollars ($600). On March 15, 2007 the Company and the Affiliated Stockholder amended the 2007 Purchase Agreement to increase the maximum amount of borrowing from $600, to $1,000. The terms of the 2007 Purchase Agreement are identical to the 2006 Purchase Agreement except that the maximum number of warrants that may be issued under the 2007 Purchase Agreement is 5,185. The warrants have a three year life, become exercisable on June 30, 2007, and have an exercise price of $0.51.  The warrants include piggyback registration rights for the underlying shares to participate in any future registrations of the Company’s common stock.

On March 30, 2007 the Company borrowed $670 under the 2007 Purchase Agreement of which $350 was borrowed from the Affiliated Stockholder of the Company and the remaining $320 from unrelated third parties.  The proceeds will be used for working capital purposes.  The Company has ascribed a value of $359 to the 3,474 warrants issued related to that borrowing, which is recorded as a discount to long-term debt, related party, in the balance sheet and will be amortized to interest expense over the life of the loan.  The relative fair value ascribed to the warrants was estimated on the commitment date using the Black-Scholes pricing model with the following assumptions: risk-free interest rate of 4.68%; expected life of 3 years; expected volatility of 45%; and expected dividend yield of 0%. The notes will bear interest at the rate of fifteen percent (15%) per annum payable quarterly in cash and are due August 30, 2008.

Interest expense related to long-term debt, related party for the three months ended March 31, 2007, was $107. Amortization of debt discount included in interest expense for the three months ended March 31, 2007 was $84.

The Company has convertible notes with an outstanding balance of $1,382 at March 31, 2007.  During the three month period ended March 31, 2007, the Company amortized to interest expense approximately $91 of the loan discount and deferred financing costs.  The balance due under the convertible notes is shown net of the remaining $159 unamortized discount on the accompanying consolidated balance sheet.  There were no note conversions during the three months ended March 31, 2007.  If the remaining aggregate principal amount owing under the notes is converted, the Company will issue 2,993 shares of its common stock.  If the notes are not converted, all remaining principal and accrued but unpaid interest will be due October 28, 2007.  The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment.  The Company has not paid and does not intend to pay accrued interest with shares of its common stock.

Warrants to purchase 4,850 shares of common stock were issued in connection with the Company’s convertible debt. The placement agent received 1,218 warrant to purchase common stock and the note holders received warrants to purchase 3,111 shares of common stock. The warrants expire on October 28, 2009. At March 31, 2007, there are warrants outstanding to purchase 4,850 shares of common stock at a weighted average exercise price of $0.50 per share. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.  The placement agent  will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.  The Company will receive additional proceeds of approximately $1,845 if all of the investor warrants are exercised.

The Company believes it will be able to pay the remaining balance of the convertible debt through cash generated by operations and or conversion of the debt to equity by the Note holders.  If the Company  fails to generate enough revenues and operating profits to increase the value of its shares prompting conversion or generate enough cash to pay off the notes when due, the Company will need to seek additional financing. If the Company is unable to obtain additional financing when needed, it may be required to materially change its operations, which could adversely affect our results from operations and stockholder value.

Interest expense related to convertible debt for the three months ended March 31, 2007 and 2006 was $115 and $331, respectively. Included in interest expense for the three months ended March 31, 2007 and 2006 was $91 and $301 related to amortization of debt discount and deferred financing costs.

The Company the following material commitments as of March 31, 2007:

	Payments due by period
Contractual obligations	Total	2007	2008	2009	2010	2011	Thereafter
Short-term debt (1)	$1,382	$1,382	$—	$—	$—	$—	$—
Long-term debt related party (2)	1,270	—	1,270	—	—	—	—
Operating lease commitments (3)	1,246	190	264	272	280	240	—
Total contractual cash obligations	$3,898	$1, 572	$1,534	$272	$280	$240	$—

1.               Short-term debt reported on the balance sheet is net of approximately $160 in discounts representing the fair value of warrants issued to the investors and the beneficial conversion feature associated with the convertible notes.

2.               Long-term debt reported on the balance sheet is net of approximately $541 in discounts representing the fair value of warrants issued to the investors.

3.               The operating lease commenced on November 1, 2002. The lease was renegotiated in December 2005 and extended for an additional 60 months. The base rent increases approximately 3% per annum over the term of the lease, which expires on October 31, 2011.

The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. There can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to it when needed, or if available, will be available on favorable terms or in amounts required by it. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on its business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company has an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. The Company attempts to limit this exposure by investing primarily in short term securities. The Company did not enter into any short-term security investments during the three months ended March 31, 2007.

Foreign Currency Risk

From time to time, the Company makes certain capital equipment or other purchases denominated in foreign currencies. As a result, the Company’s cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. The Company attempts to limit these exposures through operational strategies and generally has not hedged currency exposures. During the three months ended March 31, 2007 and 2006, foreign currency translation gains and losses were insignificant.

Future Results and Stock Price Risk

The Company’s stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, price changes that are unrelated or disproportionate to the operating performance of such companies. The trading price of the Company’s common stock could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the computer industry or the global economy in general, or market volatility unrelated to the Company’s business and operating results.

Item 4. Controls and Procedures

Under the supervision and with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, the Company has evaluated the effectiveness of the design and operation of its disclosure controls and procedures pursuant to Exchange Act Rule 13a-14(c) as of the end of the period covered by this quarterly report. Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in the Company’s internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Part II-Other Information

Item 1.      Legal Proceedings

  None

Item 1A.   Risk Factors

  None

Item 2.      Unregistered Sale of Securities and Use of Proceeds

  None

Item 3.      Defaults Upon Senior Securities

  None

Item 4.      Submission of Matters to a Vote of Security Holders

  None

Item 5.      Other Information

  None

Item 6.      Exhibits

(a)         Exhibits

Exhibit Number	Document
2.0	Second Amended Plan of Reorganization of the Company, incorporated herein by reference to the Company’s Form 8-K filed October 24, 1994.
2.1	Orderly Liquidation Valuation, Exhibit F to the Second Amended Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K filed October 19, 1994.
2.2	Order Confirming Plan of Reorganization, incorporated herein by reference to the Company’s Form 8-K filed November 14, 1994.
3.1	Certificate of Incorporation of the Company, as amended, incorporated herein by reference to Exhibits 3.1, 3.2, 3.3 and 3.4 to the Company’s Registration Statement on Form 10 (File No. 0-19301).
3.2

Certificate of Amendment to the Company’s Certificate of Incorporation (authorizing the reclassification of the Class A Common Stock and Class B Common Stock into one class of Common Stock) as filed with the Delaware Secretary of State’s office on November 1, 1991, incorporated herein by reference to Exhibit 3 to Amendment 1 on Form 8 to the Company’s Form 8-A (File No. 0-19301).

3.3	By-laws of the Company adopted on October 6, 1986, incorporated herein by reference to Exhibit 3.5 to the Company’s Registration Statement on Form 10 (File No. 0-19301).
4.15	Form of Promissory Note issued by Communication Intelligence Corporation, incorporated herein by reference to Exhibit 10.36 to the Company’s Form 8-K dated February 5, 2007.
4.16	Form of Warrant issued by Communication intelligence Corporation, incorporated herein by reference to Exhibit 10.37 to the Company’s Form 8-K dated February 5, 2007.

Exhibit Number	Document
10.36

Form of Note and Warrant Purchase Agreement dated February 5, 2007, among Communication Intelligence Corporation and the Purchasers identified therein, incorporated herein by reference to Exhibit 10.34 to the Company’s Form 8-K dated February 5, 2007.

10.37

Form of Registration Rights Agreement dated February 5, 2007, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 10.35 to the Company’s Form 8-K dated February 5, 2007.

10.38

Amendment to the Note and Warrant Purchase Agreement dated February 5, 2007, among Communication Intelligence Corporation and the parties identified there in, incorporated herein by reference to Exhibit 99.1 to the Company’s Form 8-K dated March 15, 2007.

*31.1	Certification of Company’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
*31.2	Certificate of Company’s Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002
*32.1	Certification of Chief Executive Officer pursuant to 18 USC Section 1750, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
*32.2	Certification of Chief Financial Officer pursuant to 18 USC Section 1750, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*                                         Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNICATION INTELLIGENCE CORPORATION
Registrant

May 11, 2007	/s/ Francis V. Dane
Date	Francis V. Dane
(Principal Financial Officer and Officer Duly Authorized to Sign on Behalf of the Registrant)

EXHIBIT 31.1

CERTIFICATION Pursuant to

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Guido DiGregorio, certify that:

1.     I have reviewed this report on Form 10-Q of Communication Intelligence Corporation;

2.               Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)             Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)              Disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)          All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)         Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 11, 2007

By:	/s/ Guido DiGregorio
Chairman and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATION PURSUANT TO

SECTION 302 OF THE SARBANES-OXLEY ACT OF 2002

I, Francis V. Dane, certify that:

1.               I have reviewed this report on Form 10-Q of Communication Intelligence Corporation;

2.               Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.               Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.               The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

a)              Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)             Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)              Disclosed in this quarterly report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.               The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)          All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)         Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:  May 11, 2007

/s/ Francis V. Dane
Principal Financial Officer

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Communication Intelligence Corporation (the “Company”) on Form 10-Q for the quarterly period ended March 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Guido DiGregorio, Chairman and Chief Executive Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/Guido DiGregorio
Chairman and Chief Executive Officer

EXHIBIT 32.2

CERTIFICATION PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the quarterly report of Communication Intelligence Corporation (the “Company”) on Form 10-Q for the quarterly period ended March 31, 2007, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Francis V. Dane, Principal Financial Officer, certify, pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002, that to the best of my knowledge:

(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2) The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

By:	/s/Francis V. Dane
Principal Financial Officer

PROSPECTUS

13,930,283 SHARES

COMMON STOCK

This is a public offering of 13,930,283 shares of our common stock by certain of our shareholders. We will receive none of the proceeds from the sale of these shares of common stock. None of the offered shares are issued and outstanding at this time. The shares will be issued by us upon conversion of certain convertible promissory notes and exercise of certain common stock purchase warrants. See “Note and Warrant Purchase Agreement” on page 31.

Our common stock is quoted on the OTC Bulletin Board (“OTC”) under the symbol “CICI.OB.” As of December 31, 2004, the number of shares outstanding, prior to issuance of any shares under the Note and Warrant Purchase Agreement dated October 28, 2004, was 101,412,405. On December 31, 2004, the last bid and ask price for a share of our common stock on the OTC was $0.49 and $0.50, respectively.

Investing in our common stock involves Risks. See “Risk Factors” on page 3.

Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The selling shareholders listed in this document may be considered underwriters of this offering as we expect the selling shareholders will acquire shares of common stock from us under their respective convertible promissory notes and warrants and immediately will resell the shares under this prospectus. See “Plan of Distribution” on page 44.

THIS PROSPECTUS IS DATED JANUARY 26, 2005

TABLE OF CONTENTS

PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
SELECTED QUARTERLY FINANCIAL DATA
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
NOTE AND WARRANT PURCHASE AGREEMENT
DESCRIPTION AND PRICE RANGE OF COMMON STOCK
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
BUSINESS
DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SHARES ELIGIBLE FOR FUTURE SALE
ELIMINATION OF DIRECTOR LIABILITY
INDEMNIFICATION OF OFFICERS AND DIRECTORS
WHERE YOU CAN FIND MORE INFORMATION
LEGAL MATTERS
EXPERTS
TRANSFER AGENT
INDEX TO FINANCIAL STATEMENTS

i

PROSPECTUS SUMMARY

About This Prospectus

The following information presents a materially complete summary of this prospectus. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and financial statements.

This prospectus is part of a registration statement (No. 333-121563) that we have filed with the Securities and Exchange Commission utilizing a shelf registration process. Under this process, stockholders holding shares of our common stock may sell those shares using this prospectus.

This prospectus provides you with a general description of the shares of common stock that may be resold by the selling stockholders. We may update or supplement this prospectus from time to time to add, update or change information contained in this prospectus.

Our Business

Our products are designed to increase the ease of use, functionality and security of electronic devices and electronic business processes through handwritten data entry and verification of handwritten electronic signatures.

Entities that have chosen to license our products include Charles Schwab & Co., Fujitsu Limited, Sony Corporation, Ericsson Mobile Communications AB,, Nationwide Building Society, Palm Source, The Prudential Insurance Company of America, Siebel Systems, Siemens Medical Systems, St. Vincent’s Hospital (member of Ascension Health), State Farm Mutual Automobile Insurance Company, The Tennessee Valley Authority and Wells Fargo Services Company.

Our products also are available through major retail outlets such as CompUSA, Staples and Office Max. Each of these outlets carries our products as part of their respective products offerings.

We also sell our products through our website, www.cic.com. The information on our website, however, is not part of this prospectus.

We are headquartered in Redwood Shores, California and have a joint venture, Communication Intelligence Computer Corporation, Ltd. (the “Joint Venture”), in Nanjing, China.

The Note And Warrant Purchase Agreement

We are registering shares of our common stock for resale by certain of our stockholders. We will issue these shares of common stock in accordance with the terms and conditions of certain convertible promissory notes and common stock purchase warrants issued under the Note and Warrant Purchase Agreement. Under the Note and Warrant Purchase Agreement, we borrowed $4,195,000 from certain investors and in exchange issued convertible promissory notes (“Notes”) and common stock purchase warrants (“Investor Warrants”). The Notes are convertible into shares of our common stock at $0.462 per share and the Investor Warrants may be exercised to acquire shares of our common stock at $0.508 per share. If all of the principal amount of the Notes and the Investor Warrants are converted and exercised for shares of common stock, we would issue 12,712,103 shares of our common stock.

In connection with the Note and Warrant Purchase Agreement, we also issued to H.C. Wainwright & Co., Inc. (“Wainwright”) and certain of its designees common stock purchase warrants to acquire, in the aggregate, 1,218,179 shares of our common stock, of which 348,050 shares may be acquired at an exercise price of $0.508 per share and 870,129 shares may be acquired at an exercise price per share of $0.462 per share (collectively, the “Wainwright Warrants”). The Wainwright Warrants were issued as partial compensation for Wainwright’s services as placement agent for the transactions contemplated by the Note and Warrant Purchase Agreement and include a cashless-exercise option. We refer to the Investor Warrants and the Wainwright Warrants in this document as the “Warrants”.

The actual number of shares of our common stock to be issued will depend on whether the holders of these instruments decide to exercise their rights under the Notes and Warrants. We anticipate that all of the shares issuable upon conversion of the Notes and exercise of the Warrants will be issued. If all of the Warrants are exercised for cash, we will receive approximately $2,423,878 in additional gross proceeds. See “Note and Warrant Purchase Agreement.”

Principal Offices

Our principal executive offices are located at 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065 and our telephone number is (650)802-7888.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks discussed below and the other information in this prospectus before deciding whether to invest in our common stock.

Risks related to our business

Operating losses may continue, which could adversely affect financial results from operations and stockholder value.

In each year since our inception, we have incurred operating losses, which were significant in certain periods. For the five-year period ended December 31, 2003, those losses aggregated approximately $12 million. At December 31, 2003, our accumulated deficit was approximately $82 million and at September 30, 2004 our accumulated deficit was approximately $80 million. While we recorded a profit in the first and third quarters of 2004 and for the nine months ended September 30, 2004, there is no guarantee that we will continue to be profitable and we may incur substantial losses in the future, which could adversely affect financial results from operations and stockholder value.

We have experienced significant declines in revenues in recent periods which, if continued, could adversely affect stockholder value.

Revenues declined 7% for the twelve months ended December 30, 2003, compared to twelve months ended December 31, 2002. Revenues increased 157% for the nine months ended September 30, 2004, compared to the comparable period in 2003. We expect revenues to increase for the twelve months ended December 31, 2004, compared to the same period ended December 31, 2003. However, there is no assurance that the trend in revenues and profits in 2004 will continue. If revenues decline, we will be unable to sustain profitability. We believe the declines in prior years reflected primarily the weak economy and significant slow down of information technology spending, both of which had a negative impact on our revenues. We believe that recent increases in revenues and profits similarly reflect a strengthening economy and increases in information technology spending as well as improvements in our sales and marketing efforts and cost-cutting measures that have reduced our expenses. However, we cannot predict with any degree of certainty whether the economy will continue to strengthen or whether information technology spending will continue to show signs of strengthening.

We may need additional financing and, if we are unable to get additional financing when needed, we may be required to materially change our operations, which could adversely affect our results from operations and shareholder value.

As of September 30, 2004, our working capital was approximately $.7 million. With the proceeds from the issuance of the Notes, we estimate that our working capital as of November 30, 2004 was approximately $4.2 million. We have suffered recurring losses from operations that, in prior years, raised a substantial doubt about our ability to continue as a going concern. We cannot assure you that, even with the proceeds from the Notes, we will have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed, or if available, will be available on favorable terms or in amounts we require. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern.

Our inability to raise additional funds may affect our ability to continue operations as a going concern.

We need the funds generated from the issuance of the Notes and from operations in order to continue operations as a going concern. We believe that the funds raised from the issuance of the Notes, when combined with funds generated from operations, should be sufficient to allow us to fund our operations for the next twelve months. If all of the Warrants are exercised, we will receive approximately $2.5 million in additional gross proceeds. Even with these funds, if we are unable to generate substantially greater funds from operations than we generated in 2003, we may not be able to continue operating as a going concern without significant changes to our operations. Such changes, which we cannot identify at this time, could adversely affect stockholder value.

Our competitors could develop products or technologies that could make our products or technologies non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

Although we believe that our patent portfolio provides a barrier to entry to the electronic signature verification market, there can be no assurance that we will not face significant competition in this and other aspects of our business.

Some of our competitors, such as PenPower Group, and Palm Inc., have developed or are developing complete pen-based hardware and software systems. Others, such as Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., have focused on different elements of those systems, such as character recognition technology, pen-based operating systems and environments, and pen-based applications. Some of our competitors, including more established companies or those with greater financial or other resources, could develop products or technologies that are more effective, easier to use or less expensive than ours. This could make our products and technologies obsolete or non-competitive, which would adversely affect sales, financial results from operations and stockholder value.

If we are unable to adequately protect our intellectual property, third parties may be able to use our technology, which could adversely affect our ability to compete in the market, our financial results from operations and stockholder value.

We rely on a combination of patents, copyrights, trademarks, trade secrets and contractual provisions to protect our proprietary rights in our products and technologies. These protections may not adequately protect us for a number of reasons. First, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Second, the laws of some of the countries in which our products are licensed do not protect those products and our intellectual property rights to the same extent as do the laws of the United States. Third, because of the rapid evolution of technology and uncertainties in intellectual property law in the United States and internationally, our current and future products and technologies could be subject to infringement claims by others. Fourth, a substantial portion of our technology and know-how are trade secrets and are not protected by patent, trademark or copyright laws. We require our employees and contractors to execute written agreements that seek to protect our proprietary information. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before any of our proprietary information is revealed to them. However, the measures taken by us to protect our technology, products and other proprietary rights might not adequately protect us against improper use.

We may be required to take legal action to protect or defend our proprietary rights. Litigation or third-party claims of intellectual property infringement could require us to spend substantial time and money and adversely affect our ability to develop and commercialize products. If we are required to defend against lawsuits brought by third parties, or if we sue to protect our proprietary rights, we may be required to pay substantial litigation costs, and our management and technical personnel’s attention may be diverted from operating our business. If the results of any litigation is adverse to us, we may be required to expend significant resources to develop non-infringing technology or obtain licenses from third parties. If we are not successful in those efforts or if we are required to pay any substantial litigation costs, our business would be materially and adversely affected.

Fluctuations in the value of currencies could adversely affect our joint venture in the People’s Republic of China and adversely affect our results from operations and shareholder value.

We own 90% of Communication Intelligence Computer Corporation, Ltd., which is a joint venture between us and the Jiangsu Hongtu Electronics Group, a provincial agency of the People’s Republic of China. Revenues provided by the joint venture as a percentage of total sales amounted to 2%, 34% and 38% for the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, respectively. Our investment in the joint venture is subject to fluctuations in currency values between the U.S. dollar and the Chinese currency. Our results from operations and shareholder value could be adversely affected if the Chinese currency increases in value relative to the U.S. dollar.

Longer payment cycles with respect to our joint venture could adversely affect our results from operations and shareholder value.

Longer payment cycles with respect to our joint venture could result in lower earnings in any particular period and in lower cash flows, which could result in having to incur additional debt in order to fund operations. Either of these results could adversely affect our results from operations and shareholder value.

Increased difficulty in collecting accounts receivable of our joint venture could adversely affect our results from operations and shareholder value.

It may become more difficult to collect accounts receivable of the joint venture in the future. Such increased difficulty could result in lower earnings to the extent accounts are deemed to be uncollectible and we have to increase our reserves. This increased difficulty also could result in lower cash flows, which could result in having to incur additional debt in order to fund operations. Additional debt may lead to increased interest expenses and lower profits, which could adversely affect shareholder value.

Complying with the laws of the People’s Republic of China may become more difficult and expensive in the future, which could adversely affect our results from operations and shareholder value.

The joint venture is subject to the laws of the People’s Republic of China. Compliance with these laws may become more difficult and costly in the future. In addition, these laws may change and such change may require us to change the joint venture’s operations. Any of these results could adversely affect our results from operations and shareholder value by increasing expenses and reducing revenues, thereby reducing profits.

Political and economic instability in the People’s Republic of China may make doing business through the joint venture more difficult and costly, which could adversely affect our results from operations and shareholder value.

Economic and political instability may increase in the future in the People’s Republic of China. Such instability may make it more difficult to do business through the joint venture and may make it more expensive to do so. In addition, in extreme cases, the joint venture may be nationalized by the government, which could cause us to write off the value of the joint venture and eliminate revenues generated by the joint venture. Any of these results could result in onetime charges or increased expenses as well as lower revenues, which could adversely affect our results of operations and harm shareholder value.

A significant portion of our sales are derived from a limited number of customers, and results from operations could be adversely affected and shareholder value harmed if we lost any of these customers.

Our revenues historically have been derived from a limited number of customers. Therefore, the success of our business depends on our ability to obtain customers and maintain satisfactory relationships with them in the future. We may not be able to continue to maintain satisfactory relationships with our customers in the future. Our top two customers accounted for 22% and 18% of revenues in the twelve months ended December 31, 2003 and December 31, 2002, respectively. For the nine months ended September 30, 2004 and September 30, 2003, our top two customers accounted for 82% and 35% of our revenues, respectively. The loss of any significant customer or other revenue source would have a material adverse effect on our revenues and profitability.

Risks Related to our Capital Structure

The market price of our stock can be volatile, which could result in losses for investors.

Our common stock is listed on the OTC. Stock prices of technology companies in recent years have experienced significant volatility, including price fluctuations that are unrelated or not proportional to the operating performance of these companies. Volatility on the OTC is typically higher than the volatility of stocks traded on Nasdaq or the exchanges. The market price of our common stock has been and could be subject to significant fluctuations as a result of variations in our operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the technology industry or market conditions unrelated to our business and operating results.

Statutory provisions and provisions in our charter may delay or frustrate transactions that may be beneficial to our stockholders.

Certain provisions of the Delaware General Corporation Act and our charter may delay or prevent a merger, tender offer or proxy contest that is not approved by our Board of Directors, even if such events may be beneficial to the interests of stockholders. For example, our Board, without shareholder approval, has the authority and power to issue all authorized and unissued shares of common stock and preferred stock which have not otherwise been reserved for issuance. In addition, the Delaware General Corporation Law contains provisions that may have the effect of making it more difficult or delaying attempts by others to obtain control of us. See “Description and Price Range of Common Stock—Anti-Takeover Provisions.”

Resales by the holders of the Notes and Warrants could adversely affect the market price of our stock.

The holders of the Notes and Warrants may immediately sell the shares issued upon conversion and exercise of the Notes and Warrants. In light of our historically low trading volume, such sales may adversely affect the price of the shares of our stock.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, regarding, among other things, expected future revenues or earnings, projections, plans, future performance, product development and commercialization, and other estimates relating to our future operations, constitute “forward-looking statements” within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are characterized by words and phrases such as “expects,” “intends,” “anticipates,” “believe” and words phrases of similar import.

To the extent that such statements are not recitations of historical fact, such statements may constitute forward-looking statements which, by definition, involve risks and uncertainties. Where we express, in any forward-looking statement, an expectation or belief as to future results or events, this expectation or belief is expressed in good faith and on a basis that we believe to be reasonable. There can be no assurance, however, that the statement of expectation or belief will result or be achieved or accomplished.

Forward-looking statements are subject to a number of risks and uncertainties. We caution you not to place undue reliance on our forward-looking statements, which speak only as to the date on which they are made. Our actual results may differ materially from those described in the forward-looking statements as a result of various factors, including those listed below. See “Risk Factors.”

Except as otherwise required under applicable law, we disclaim any obligation to revise or update forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands except per share data)

The selected consolidated financial data presented below as of the nine months ended September 30, 2004 and 2003 is derived from the unaudited historical financial statements and related notes that are found elsewhere in this prospectus. The years ended December 31, 2003, 2002 and 2001 are derived from the audited condensed consolidated financial statements and related notes found elsewhere in this prospectus. The selected consolidated financial data should be read in conjunction with our financial statements and the notes thereto and “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” found elsewhere in this prospectus.

	Nine months ended September 30, (unaudited)		Year ended December 31,
	2004	2003	2003	2002	2001
Net revenue	$6,728	$2,616	$3,034	$3,272	$5,947
Research and development expenses (1)	$918	$967	$1,302	$1,485	$1,808
Sales and marketing expenses	$1,031	$696	$905	$1,543	$2,054
General and administrative expenses	$1,848	$1,700	$2,219	$2,424	$2,791
Income (Loss) from operations	$2,881	$(1,334)	$(2,157)	$(3,337)	$(2,946)
Net Income (loss) available to common stockholders	$2,634	$(1,472)	$(2,345)	$(3,561)	$(3,215)
Basic and diluted income (loss) per share	$0.03	$(0.02)	$(0.02)	$(0.04)	$(0.04)
Cash, cash equivalents and restricted cash	$1,549	$747	$1,039	$711	$2,588
Working capital (2)	$744	$(2,130)	$(2,895)	$443	$3,017
Total assets	$10,643	$7,157	$7,215	$7,168	$10,072
Deferred revenue	$507	$89	$165	$165	$88
Long term obligations	$6	$—	$13	$3,000	$3,000
Stockholders’ equity (3)	$5,567	$3,056	$2,187	$2,934	$6,060

(1)                                  Excludes software development costs capitalized in accordance with Statement of Financial Accounting Standards No. 86. For the nine months ended September 30, 2004, no software development costs were capitalized. For the nine months ended September 30, 2003 no software development costs were capitalized. For the years ended December 31, 2003, 2002, and 2001, software capitalization amounted to $0, $0 and $20, respectively.

(2)                                  Current liabilities used to calculate working capital for the nine months ended September 30, 2004 and 2003 include deferred revenues of $507 and $89, respectively. Current liabilities used to calculate working capital at December 31, 2003, 2002 and 2001 include deferred revenue of $165, $165 and $88, respectively.

(3)                                  The Company has never paid dividends to the holders of its common stock.

SELECTED QUARTERLY FINANCIAL DATA

(unaudited)

(in thousands except per share data)

	QUARTER ENDING
	3/31/04	6/30/04	9/30/04	3/31/03	6/30/03	9/30/03	12/31/03	3/31/02	6/30/02	9/30/02	12/31/02
Net sales	$2,429	$630	$3,669	$1,108	$572	$936	$418	$1,157	$1,111	$525	$479
Gross profit	$2,396	$619	$3,663	$875	$450	$704	$240	$716	$808	$321	$270
Income (loss) before extraordinary items and cumulative effect of a change in accounting	$1,167	$(678)	$2,145	$(310)	$(690)	$(472)	$(873)	$(688)	$(671)	$(1,070)	$(1,132)
Net income (loss)	$1,167	$(678)	$2,145	$(310)	$(690)	$(472)	$(873)	$(688)	$(671)	$(1,070)	$(1,132)
Basic and diluted income (loss) per share	$0.01	$(0.01)	$0.02	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(dollars in thousands, except per share data)

The following discussion and analysis should be read in conjunction with our audited condensed consolidated financial statements, our unaudited condensed consolidated financial statements, the notes thereto, and the information otherwise set forth in this prospectus.

Overview

We were incorporated in Delaware in October 1986. In each year since our inception through 2003, we incurred losses. For the five-year period ended December 31, 2003, operating losses aggregated approximately $12,000 and at December 31, 2003, our accumulated deficit was approximately $82,000. For the three and nine months ended September 30, 2004, we were profitable and at September 30, 2004, our accumulative deficit was approximately $79,500.

Total revenue for the three months ended September 30, 2004 was $3,669, an increase of 391%, compared to revenues of $936 for the prior year period. For the nine months ended September 30, 2004, revenues were $6,728, compared to $2,616 for the prior year period, an increase of approximately 257%. Revenue growth was particularly strong for our eSignature solutions, with total revenues of $5,935 for the nine months ended September 30, 2004 compared to approximately $1,678 for the prior year period, an increase of approximately 354%.

Operating expenses were $1,416 for the three months ended September 30, 2004, an increase of approximately 4%, compared to $1,358 for the prior year period. The increase primarily reflects the required capital investment in selling and product development expenses to insure future revenue growth.

We believe our recent revenue growth reflects the positive impact of increasing adoption of our eSignature solutions in target markets and is primarily attributable to State Farm Mutual Automobile Insurance Company, Wells Fargo, and revenues from Charles Schwab, Duncan Management, IA Systems, Misys Healthcare, PalmSource, Prudential, Saytek and the Tennessee Valley Authority. The increasing focus on corporate accountability, including a growing demand for auditable business approval processes, is driving many enterprises to add eTransactions to their priority deployments in 2004.

We also believe that in 2004 key growth drivers merged to accelerate the deployment of electronic transactions worldwide, including the increasing awareness and reality of the significant benefits of the paperless environment, increasing competitive and cost pressures on companies and government agencies, and, most recently, increasing IT expenditures as a result of the emerging economic recovery. Handwritten eSignatures have emerged as a key factor in achieving the significant benefits that can be derived from secure, signature dependent, legally binding eTransactions in the financial services industry and is beginning to penetrate healthcare, ePrescriptions and other industry segments. The introduction of SignatureOne and updated Sign-it products in the first quarter of 2004 significantly expanded our market coverage by providing unique and patented technology that supports a wide range of electronic signing methods, including other biometric verification alternatives. Deploying and maintaining the worldwide market presence and sales coverage necessary to achieve sustained sales and earnings growth is our primary challenge.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make judgments,

assumptions and estimates that affect the amounts reported in our consolidated financial statements and the accompanying notes. The amounts of assets and liabilities reported in our balance sheets and the amounts of revenues and expenses reported for each period presented are affected by these estimates and assumptions which are used for, but not limited to, accounting for product returns, allowance for doubtful accounts, intangible asset impairments, and inventory. Actual results may differ from these estimates. The following critical accounting policies are significantly affected by judgments, assumptions and estimates used by our management in the preparation of the consolidated financial statements.

Revenue.  Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended, Staff Accounting Bulletins 104 (“SAB 104”) and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue 00-21 of the FASB Emerging Issues Task Force. We recognize revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Revenue from service subscriptions is recognized as costs are incurred or over the service period, whichever is longer.

In December 2003, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition.” The adoption of SAB 104 did not impact our consolidated financial statements.

Revenue from software license agreements is recognized upon delivery of the software provided that persuasive evidence of an arrangement exists, collection is determined to be probable and no significant obligations remain. Deferred revenue is recorded for post-contract support and is recognized as costs are incurred or over the support period, whichever is longer. Vendor specific objective evidence of the fair value of the elements contained in these software license agreements is based on the price determined by management having the relevant authority when the element is not yet sold separately.

Revenue from system integration activities is recognized upon installation provided that persuasive evidence of an arrangement exists, no significant obligations remain and the collection of the resulting receivable is probable.

The allowance for doubtful accounts is based on our assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from our historical experience, our estimates of recoverability of amounts due us could be affected and we will adjust the allowance accordingly.

Sources of Revenues.  To date, our revenues have been derived principally from end-users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. We perform periodic credit evaluations of our customers and do not require collateral. We maintain reserves for potential credit losses. Historically, such losses have been insignificant and within management’s expectations.

Intangible Assets.  We perform intangible asset impairment analysis on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) and Statement of Financial Accounting Standard No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (“SFAS No. 144”). We use SFAS 144 in response to changes in industry and market conditions that affect our patents, we then determine if an impairment of our assets has occurred. Based on the impairment analysis of the intangible assets, no impairment existed as of September 30, 2004.

Software Development Costs.  Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. We commence capitalization upon the completion of a working model and generally ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight-line basis over the estimated life of the product, generally three years. As of September 30, 2004 and 2003, such costs were insignificant.

Research and Development.  Research and development costs are charged to expense as incurred.

Foreign Currency Translation.  We consider the functional currency of the Joint Venture to be the respective local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in our consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at exchange rates prevailing at the end of the period, except for non-monetary assets and liabilities that are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period, except for those expenses included in balance sheet accounts, which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included as components of “interest income and other income (expense), net” in our consolidated statements of operations. Due to the stability of the currency in China, net foreign currency transaction gains and losses were not material for the three and nine months ended September 30, 2004 and 2003.

Net Operating Loss Carryforwards.  Utilization of our net operating losses may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. As a result, a portion of our net operating loss carryforwards may not be available to offset future taxable income. We have provided a full valuation allowance for deferred tax assets at September 30, 2004 based upon our history of losses.

Segments

We report in two segments: handwriting recognition and systems integration. Handwriting recognition includes online/retail revenues and corporate sales, including enterprise and original equipment manufacturers (“OEM”) revenues. Handwriting recognition represents the sale of software for electronic signatures, handwritten biometric signature verification, data security, data compression, and electronic ink capture. It also includes the sale of natural input technologies that are designed to allow users to interact with handheld devices. All handwriting recognition software is developed around our core technology. Handwriting recognition product revenues are generated through our web site and a direct sales force to individual or enterprise end users. We also license a version of our handwriting recognition software to OEM’s. The handwriting recognition software is included as part of the OEM’s product offering. From time to time, we are required to develop an interface (port) for our software to run on a new customer’s hardware platform or within the customer’s software operating system. The development contract revenues are included in the handwriting recognition segment.

System integration represents the sale and installation of third party computer equipment and systems that utilize our products. System integration sales are derived through a direct sales force which then develops a system to utilize our software based on the customers requirements. Systems integration sales are accomplished solely through our Joint Venture.

For the Nine Months Ended September 30, 2004

Results Of Operations

The following table provides unaudited financial information for each of our two segments.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Segment revenues:
Handwriting recognition
Online/retail	$21	$54	$109	$260
Corporate	3,645	480	6,465	1,435
China	3	197	117	320
Total handwriting recognition	$3,669	$731	$6,691	$2,015

Systems integration	—	205	37	601
Total revenues	$3,669	$936	$6,728	$2,616
Cost of Sales
Handwriting recognition	$6	$51	$21	$88
Systems integration	—	181	29	499
Total cost of sales	$6	$232	$50	$587
Operating cost and expenses
Research and development	$326	$324	$918	$967
Sales and Marketing	394	233	1,031	696
General and administrative	690	569	1,848	1,700
Total operating costs and expenses	$1,410	$1,126	$3,797	$3,363
Minority interest, interest and other income (expense), net	$9	$(4)	$15	$5
Interest expense	(117)	(46)	(262)	(143)
Net income (loss)	$2,145	$(472)	$2,634	$(1,472)
Amortization of intangible assets
Cost of sales	$9	$3	$9	$10
General and administrative	95	95	284	284
Total amortization of intangible assets	$104	$98	$293	$294

Revenues

Handwriting recognition.

Handwriting recognition segment revenues increased $2,938, or 402%, from $731 to $3,669 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, revenue increased $4,676, or 232%, from $2,015 to $6,691 compared to the prior year period as discussed in the paragraphs below.

Online/retail revenues decreased $33, or 61%, from $54 to $21 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, online/retail revenues decreased $151, or 58%, from $260 to $109 compared to the prior year period. We expect that online/retail sales from the internet will continue to decline as shipments of the PalmSource operating system embedded with the Company’s Jot software increase and replace older customer units that have the potential for upgrading. We believe the increases in PalmSource OS shipments and the resulting increased royalties, included in Corporate revenues, will offset the declines experienced in online/retail internet sales.

Corporate revenues increased $3,165, or 659%, from $480 to $3,645 for the three months ended September 30, 2004 compared to the prior year period, as discussed below. For the nine months ended September 30,2004, corporate revenue increased $5,030, or 351% from $1,435 to $6,465 compared to the prior year period, as discussed below.

OEM and channel partner sales included in corporate revenues decreased $136, or 35%, from $387 to $251 for the three months ended September 30, 2004 compared to the prior year period, due primarily to a large order from one customer in the three months ended September 30, 2003. This decrease was offset by royalties from the shipment by PalmSource of its operating system containing our Jot software, which royalties increased $148, or 255%, to $206 from $58 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, OEM and channel partner sales increased $218, or 38%, to $786 from $568 compared to the prior year period. We expect channel partner and OEM sales to increase in the future as new channel partners and OEM customers are identified and new agreements are signed. eSignature revenues included in corporate sales increased $3,299, or 3473%, from $95 to $3,394 for the three months ended September 30, 2004 compared to the prior year period and $4,810, or 554%, from $869 to $5,679 for the nine months ended September 30, 2004 compared to the prior year period. The increase in sales for the three months ended September 30, 2004 compared to the prior year period was due primarily to a single sale to a large national insurance company. The increase in revenue for the three and nine months ended September 30, 2004 compared to the respective prior year periods is primarily due to multiple sales to large national customers in the insurance and banking industries. We believe that the sales of smaller pilot deployments to large national customers, of our products, will lead to greater sales in future periods as the customers roll out their applications on a wider scale. We believe that corporate eSignature revenues will increase in the near term as the customers begin their roll out and corporate IT spending increases as the economy strengthens. However the timing of customer product roll out is difficult to project due to many factors beyond our control. We view eSignature as a high potential revenue market and intend to continue to place increasing focus on this market.

Handwriting recognition segment sales in China declined $194 to $3, or 98%, for the three months ended September 30, 2004, compared to the prior year period. Handwriting recognition segment sales for the nine months ended September 30, 2004, declined $203, or 63%, to $117 compared to $320 in the prior year period. This decrease reflects the unpredictable nature of revenue generation while establishing a channel strategy, which began in the second quarter of 2003, aimed at achieving accelerated and sustained sales growth by leveraging channel partners to gain China-wide market coverage. The channel strategy involves training the partners’ sales forces and engineering efforts to embed CIC eSignature software into the partners’ total application solutions. A second factor expected to impact near term revenue is the passing, in August of 2004 of the Electronic Signature Law in China. We believe this is a positive event in that it provides a framework for product functionality and standards that are required for accelerated market growth, which we believe will lead to more demand for our products. This recent development, however, necessitated the need to focus engineering effort on developing product functionality that is consistent with the new guidelines, which further delayed our sales efforts with channel partners. We believe the channel partner strategy, coupled with the passing of the Electronic Signature Law, provides the framework for increasing and sustained sales growth in China; however, attaining predictable and sustained revenue growth on a quarter to quarter basis may not occur until the first half of 2005 and beyond.

Systems Integration.

China system integration segment revenue declined $205, or 100%, for the three months ended September 30, 2004. For the nine months ended September 30, 2004, China systems integration segment revenue declined $564, or 94% to $37 from $601. The decline is due to a change in our focus from the system integration to what we believe long term to be the faster growing eSignature/office automation market in China employing a reseller strategy. System integration revenues are expected to continue to be decline on a quarter-to-quarter and year-to-year basis.

Cost of Sales

Handwriting recognition.

Cost of sales for the handwriting recognition segment decreased $45, or 88%, to $6 from $51 for the three months ended September 30, 2004. For the nine months ended September 30, 2004, cost of sales for the handwriting segment decreased $67, or 76%, to $21 from $88. The decline is primarily due to the sale of less third party hardware along with the Company’s software products. Cost of sales may increase in the future depending on the customer’s decision to purchase from the Company its software solution and third party hardware as a complete package rather than buying individual components from separate vendors.

Online/retail cost of sales decreased $2, or 100% for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, online/retail cost of sales decreased $3, or 100%. The decrease is due to the elimination of costs associated with direct customer contact. We do not anticipate a material increase in costs associated with the online/retail sales.

Corporate and OEM cost of sales increased $2, or 50%, to $6 from $4 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, corporate and OEM cost of sales decreased $10, or 37%, to $17 from $27 compared to the prior year period. The decrease was due to the lower volume of third party hardware sales and engineering development costs over the comparable three and nine month periods of the prior year. Any increases in corporate cost of sales in the future will be driven by the amount of third party hardware that is sold with our software solutions.

China handwriting recognition segment cost of sales decreased $45, or 100%, for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30 2004, China handwriting recognition segment cost of sales decreased $54, or 93%, to $4 from $58 compared to the prior year period. The decrease is due to the reduction in revenues over the three and nine months ended September 30, 2004 compared to the prior year periods. We expect that cost of sales will remain low for the foreseeable future as the current trend has been in the sale of software solutions through channel partners with little third party hardware costs.

Systems Integration.

China systems integration segment cost of sales decreased $181, or 100%, for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, China system integration segment cost of sales decreased $470, or 94%, to $29 from $499 compared to the prior year period. The decrease in costs was due primarily to the reduction in sales during the three and nine month periods ended September 30, 2004 compared to the prior year periods. We expect that system integration cost of sales will decrease over time as we continue to increase our focus on the eSignature/office automation market in China.

Operating expenses

Research and development expenses.

Research and development expenses for the three months ended September 30, 2004, increased $2, or 1%, to $326 from $324 compared to the prior year period, as discussed below. For the nine months ended September 30, 2004 engineering expenses decreased $49, or 5%, to $918 from $967 compared to the prior year period, as discussed below. Research and development include engineering expenses, which consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. These expenses are offset by the capitalization of software development costs and direct costs associated with nonrecurring engineering contracts charged to cost of sales. Salaries and related expenses increased $18, or 9%, for the three months ended September 30, 2004 and $29, or 5%, for the nine months ended September 30, 2004, compared to the respective prior year periods. The increase is due primarily to the salary increases for the engineering staff in the United States. Other engineering administrative costs, including allocated facilities expenses, decreased $16, or 13% for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, these administrative costs decreased $78, or 22%, compared to the prior year period. The reduction in other costs occurred primarily in the Joint venture in China due to the curtailment of the systems integration segment. Currently, we do not anticipate any material changes in personnel costs as we maintain a relationship with an outside engineering group familiar with our products and, if required, can engage them on an as-needed basis to fill future engineering requirements. In addition, we draw on the engineering capabilities of the Joint Venture as required. This reliance on the Joint Venture and outside parties allows the Company to maintain lower base costs and to increase engineering cost on a temporary basis in response to specific revenue opportunities.

Sales and marketing expenses.

Sales and marketing expenses increased $161, or 69%, to $394 from $233 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, sales and marketing expenses increased $335, or 48%, to $1,031 from $696, compared to the prior year period. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. Salaries and related expenses increased $51, or 77%, to $117 from $66 for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, sales and related expenses increased $124, or 49%, to $379 from $225 compared to the prior year period. Recruiting expense decreased $20, or 100%, for the three months ended September 30, 2004 compared to the prior year period. For the nine months ended September 30, 2004, recruiting expense increased $14, or 70%, to $34 from $20 compared to the prior year period. The increases in sales and related expenses and recruiting expenses is due to the hiring of one sales person of executive level in the second fiscal quarter of 2004. Commissions expense increased $133, or 296%, to $178 from $45 for the three months ended September 30, 2004, compared to the prior year period. For the nine months ended September 30, 2004, commission expense increased $218, or 248%, to $306 from $88 compared to the prior year period. The increase in commission expense is due to the increase in revenues. Other expenses, including facilities and other office related expenses, decreased $3, or 3%, to $99 from $102 compared to the prior year period. For the nine months ended September 30, 2004, other expenses decreased $21, or 6%, to $312 from $333, compared to the prior year period. The decreases in other expenses were realized in both the United States and China operations and were primarily related to travel expenses, depreciation and allocated facility costs. We expect these costs may increase at such time in the future as the sales force is expanded to respond to increasing revenue opportunities. We believe that the current cost structure can support significantly higher revenue without significant increases in base costs.

General and Administrative Expenses.

General and administrative expenses increased $121, or 21%, to $690 from $569 for the three months ended September 30, 2004 and $148, or 9%, to $1,848 from $1,700 for the nine months ended September 30, 2004, compared to the respective prior year periods. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased $15, or 9%, to $189 from $174 for the three months ended September 30, 2004 compared to the prior year period and $20, or 4%, to $552 from $532 for the nine months ended September 30, 2004 compared to the prior year period primarily due to salary increases. Professional service expenses, which include consulting, legal and outside accounting fees, increased $33, or 27%, to $155 from $122 or the three months ended September 30, 2004, compared to the prior year period primarily due to legal fees associated with recently-settled litigation. Professional services expense decreased $8, or 2%, to $367 from $375 for the nine months ended September 30, 2004 compared to the prior year period primarily due to lower legal and accounting fees. Bad debt expenses increased $150, or 100%, to $150 from $0 for the three months ended September 30, 2004 compared to the prior year period and $178, or 100%, to $178 from $0 for the nine months ended September 30, 2004, compared to the prior year period. The increase in bad debt expense was primarily due to provisions made to cover the aged receivables of the Joint Venture. We believe that our receivables are adequately reserved at September 30, 2004 and do not anticipate further material provisions in the future. Other administrative expenses decreased $77, or 28%, to $196 from $273 for the three months ended September 30, 2004 compared to the prior year period and $42, or 5%, to $745 from $787 for the nine months ended September 30, 2004 compared to the prior year period primarily due to an increase in allocated facilities expenses. The Company believes that the increase in the expenses allocated to administration will continue at the higher rate through the end of the 2004.

Interest and other income (expense), net.

Interest and other income (expense), net, increased $13, or 100%, and $10, or 200%, respectively, for the three and nine months ended September 30, 2004, compared to the prior year periods. The increase is primarily due to the change in minority interest due to the operating losses incurred by the Joint Venture.

Interest expense

Interest expense increased $71, or 154%, to $117 from $46, for the three months ended September 30, 2004, compared to the prior year period and $119, or 83%, to $262 from $143 for the nine months ended September 30, 2004, compared to the prior year periods. The increase in interest expense for the three months ended September 30, 2004 is due to the interest paid on loans that were outstanding until August 18, 2004. The increase in interest expense over the nine months ended September 30, 2004 was primarily due to interest paid on short- and long-term term debt. (See Note 5 of the condensed consolidated financial statements).

Interest Rate Risk

We have an investment portfolio of fixed income securities that are classified as cash equivalents. These securities, like all fixed income instruments, are subject to interest rate risk and will fall in value if the market interest rates increase. We attempt to limit this exposure by investing primarily in short term securities. We did not enter into any short-term security investments during the three and nine months ended September 30, 2004.

Foreign Currency Risk

From time to time, we make certain capital equipment or other purchases denominated in foreign currencies. As a result, our cash flows and earnings are exposed to fluctuations in interest rates and foreign currency exchange rates. We attempt to limit these exposures through operational strategies and generally have not hedged currency exposures.

Future Results And Stock Price Risk

Our stock price may be subject to significant volatility. The public stock markets have experienced significant volatility in stock prices in recent years. The stock prices of technology companies have experienced particularly high volatility, including, at times, severe price changes that are unrelated or disproportionate to the operating performance of such companies. The prices of stocks that trade on the OTC are generally more volatile than the prices of stock traded on Nasdaq or other exchanges or stock markets. The trading price of our common stock also could be subject to wide fluctuations in response to, among other factors, quarter-to-quarter variations in operating results, announcements of technological innovations or new products by us or our competitors, announcements of new strategic relationships by us or our competitors, general conditions in the computer industry or the global economy in general, or market volatility unrelated to our business and operating results.

Years Ended December 31, 2003 and December 31, 2002

Results of Operations

The following table provides unaudited financial information for each of our two segments.

	For the Years Ended December 31,
	2003	2002
Segment revenues:
Handwriting recognition
Online	$300	$351
Corporate	1,703	1,667
China	319	239
Total Handwriting recognition	$2,322	$2,257
Systems integration
China	712	$1,015
Total revenues	$3,034	$3,272
Cost of Sales
Handwriting recognition	$141	$423
Systems integration	624	734
Total cost of sales	$765	$1,157
Operating cost and expenses
Research and development	$1,302	$1,485
Sales and Marketing	905	1,543
General and administrative	2,219	2,424
Total operating costs and expenses	$4,426	$5,452
Interest and other income (expense) net	$(188)	$(224)
Net loss	$(2,345)	$(3,561)
Amortization of intangible assets
Cost of sales	$14	$14
General and administrative	379	378
Total amortization of intangible assets	$393	$392

Revenues

Handwriting recognition segment.

Handwriting recognition segment revenues include online/retail, corporate and China software sales. Handwriting recognition segment revenues increased 3%, or $65, to $2,322 for the twelve months ended December 31, 2003 as compared to $2,257 in the comparable prior year.

Online/retail revenues declined 15%, or $51, for the twelve months ended December 31, 2003, compared to the prior year. In November of 2002, PalmSource replaced Graffiti® with CIC’s Jot as the standard and only handwriting software on all new Palm Powered™ devices. We believed that future online/retail revenues would increase due to the Palm license agreement, as Palm operating system users were expected to upgrade the software on their devices to the Company’s Jot product. We experienced increases in online/retail revenues in the first and second quarters of 2003 that we believed were the result of the Palm announcement. The increases were short lived and we believe that the increase in online/retail revenues were not sustained due to economic conditions and significantly reduced consumer spending. We do not anticipate that we will experience significant increases in its Online/Retail revenues in the near future.

Corporate revenues increased 2%, or $36, over the twelve months ended December 31, 2003, compared to the prior year. OEM revenues included in corporate sales decreased 23%, or $84, over the twelve months ended December 31, 2003, compared to the prior year. This decrease was primarily due to decreases in the amount of royalty reported by two of the Company’s licensees. We believe OEM revenues will increase in 2004 as Palm Source shipments of the older operating system are replaced with their new operating system incorporating our Jot product. Despite Palm’s prediction of declines in projected shipments of its products, we believe new agreements signed with Symbol Technologies, Inc. and VeriFone will offset any downturn in Palm unit shipments and lead to increased OEM revenues in 2004. Enterprise sales included in corporate sales increased 9%, or $120, during the twelve months ended December 31, 2003, compared to the prior year. The increase in enterprise revenues was due to an increase in orders in 2003 compared to 2002. We believe that enterprise revenues will increase in 2004 due to the relationships we have established with new channel partners and value added resellers.

Software sales in China increased 33%, or $80, over the twelve months ended December 31, 2003, compared to the prior year. The increase is due to the continued sales efforts focused on establishing China-wide channel partners to accelerate sales growth implemented in the second quarter of 2003.

Systems integration Segment.

System integration segment revenue declined 30%, or $303, to $712 during the twelve months ended December 31, 2003, compared to $1,015 in the prior year. We believe that the SARS related health crises in China in the first half of 2003 negatively impacted system integration revenues and further hampered the implementation of its plans to expand its system integration sales efforts into other provinces in China. The decrease also reflects the need for the Joint Venture to expand sales coverage from a traditional focus on the local Nanjing and Jiangsu Province markets to other provinces within China. The potential return of SARS during the winter and early spring months may again negatively impact system integration revenues due to customer contact required during the selling and installation phase of the system integration revenue cycle.

Cost of Sales

Handwriting recognition segment.

Cost of sales includes royalty and import tax payments, third party hardware costs, direct mail costs, engineering direct costs and amortization of intangible assets excluding patents. Cost of sales for the handwriting recognition segment decreased 67%, or $282, to $141 for the twelve months ended December 31, 2003 compared to $423 in the prior year period.

Online/retail cost of sales decreases 93%, or $242, to $17 for the twelve months ended December 31, 2003 compared to $259 in the comparable prior year period. The decrease was due primarily to the elimination of the direct mail campaign and related costs as a result of reductions in the number of names available and a poor sales close rate. We do not anticipate a material increase in costs associated with online/retail sales and has no plans to reinstate the direct mail program in the foreseeable future

Enterprise and OEM cost of sales decreased 69%, or $66, to $30 for the twelve months ended December 31, 2003 compared to $96 in the prior year. The decrease was due primarily to the lower volume of third party hardware sales and engineering development costs associated with sales compared to the same period last year.

Handwriting recognition segment cost of sales for software sold in China increased 38%, or $26, to $94 for the twelve months ended December 31, 2003 compared to $68 in the prior year period. The increase is due to a higher component of third party hardware included with the sales during the first half of 2003 compared to the first half of 2002. We anticipate that third party hardware sales associated with the software sold in China will increase in the future due to the method of selling software solutions in China.

Systems integration segment.

Cost of sales decreased 15%, or $110, to $624, for the twelve months ended December 31, 2003 compared to $734 in the prior year period. The decrease in costs was due primarily to the lower sales volumes. The cost of sales as a percentage of sales was 88% in 2003 compared to 72% in the prior year period. We took a one time charge of $38 to cost of goods sold for older inventory associated with the System Integration segment in the fourth quarter of 2003. We believe that systems integration cost of sales will remain at the higher percentage of sales as the Joint Venture expands its sales territories into other provinces where competition will become a more significant factor.

Operating Expenses

Research and Development Expenses.

Research and Development expense decreased 12%, or $183, to $1,302 for the twelve months ended December 31, 2003, as compared to $1,485 in the prior year period. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. Salaries and related expense declined 13%, or $126, to $828 for the year ended December 31, 2003, as compared to $954 in the prior year period, due primarily to the reduction in head count of two engineers. Outside engineering cost and expenses declined 68%, or $67, to $31 for the year ended December 31, 2003, compared to $98 in the prior year periods. The decline is due primarily to a reduction in the use of outside engineering services compared to the prior year. Other engineering expenses decreased 6%, or $28, to $442 for the twelve months ended December 31, 2003 as compared to $470 in the prior year period. The decrease is primarily due to lower maintenance and depreciation expense compared to the prior year periods. Engineering costs transferred to cost of sales decreased $38 due to less development contract work performed in 2003 as compared to 2002. We believe that the reductions in engineering head count and expenses will not have an adverse effect on its product engineering and development efforts. We draw on the engineering capabilities of the Joint Venture as required and, maintains a relationship with an outside engineering group familiar with its products. These two resources can be engaged on an as needed basis to fill future engineering requirements.

Sales and Marketing Expenses.

Sales and marketing expenses declined 41% or $638, to $905 for the year ended December 31, 2003, compared to $1,543, for the comparable period in the prior year. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. Salaries and related expenses declined 46%, or $288 for the year ended December 31, 2003, compared to the prior year period. The decline in salaries and related expense is due primarily to the actions taken in the prior year, in the face of the declining economic environment and reduced IT spending, which resulted in a reduction of three sales persons during the first three quarters of 2003 compared to the prior year. We continue to roll out a channel strategy for our handwriting recognition segment intended to increase the amount of market coverage by utilizing the sales force of the channel partners. We continue to sign new partner agreements in both the US and China. We believe these channel partners will produce increasing revenues in the near term. Professional services declined 89%, or $65, during the year ended December 31, 2003, compared to the prior year period. The decline is primarily due to $37 in outside commission expense and $14 in salaries expense paid to an outside sales consultant during the prior year. Advertising expense decreased 100%, or $112, for the year ended December 31, 2003, compared to the prior year period. This decrease is due to the discontinuance of in-the-box advertising for the Company’s natural input products during 2003, as compared to the prior year period. Commission expense decreased 24%, or $34, to $100 for the year ended December 31, 2003, compared to $134 in the comparable period in the prior year. The decrease in commission expense is due primarily to an increase in OEM revenues which are considered house accounts and have no commission due on the revenue compared to the prior year. Other expenses including travel, general office and allocated facilities expenses declined $140 in 2003 as compared to 2002 due to reduced head count.

General and Administrative Expenses.

General and administrative expenses decreased 8%, or $205, to $2,219, for the year ended December 31, 2003, compared to $2,424 in the prior year period. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. Salaries and wages increased 3%, or $24, for the year ended December 31, 2003, compared to the same period last year, due primarily to salary increases. Professional service expenses which include consulting, legal and outside accounting fees, decreased 21%, or $128, to $468 compared to $596 in the comparable prior year. The decrease was due primarily to a decreases in legal fees during the twelve months ended December 31, 2003 compared to the prior year. Other administrative expenses decreased 2%, or $18, during the year ended December 31, 2003, compared to the prior year period. The decrease was due primarily to reduced spending.

Interest Income and Other Income (Expense), Net.

Interest income and other income (expense), net increased $18 to $1 income for the year ended December 31, 2003, compared to the prior year period. The increase in income was due to the refund of value added tax from 2002 received by the Joint Venture, a reduction to Minority Interest and the elimination of credit card fees as a result of outsourcing our web store at the end of the first quarter of 2003.

Interest expense

Interest expense remained constant at $205 for the years ended December 31, 2003 and 2002, respectively. Despite the decrease in the interest rates during the current year, the increase of $750 in short term debt and resultant interest expense offset the decline over the prior year.

Years Ended December 31, 2002 and December 31, 2001

Results of Operations

	For the Years Ended December 31,
	2002	2001
Segment revenues:
Handwriting recognition
Online	$351	$913
Corporate	1,667	2,958
Nonrecurring Maintenance fees (net)—M10 (previously PenOp)	—	352
China	239	323
Total Handwriting recognition	$2,257	$4,546
Systems integration
China	$1,015	$1,401
Total revenues	$3,272	$5,947
Cost of Sales
Handwriting recognition	$423	$1,149
Systems integration	734	1,091
Total cost of sales	$1,157	$2,240
Operating cost and expenses
Research and development	$1,485	$1,808
Sales and Marketing	1,543	2,054
General and administrative	2,424	2,791
Total operating costs and expenses	$5,452	$6,653
Interest and other income (expense) net	$(224)	$(269)
Net loss	$(3,561)	$(3,215)
Amortization of intangible assets
Cost of sales	$14	$12
General and administrative	378	440
Total amortization of intangible assets	$392	$452

Revenues

Handwriting recognition segment.

Handwriting recognition segment revenues include online/retail, corporate and China software sales. Handwriting recognition segment revenues declined 50%, or $2,289, to $2,257 for the twelve months ended December 31, 2002, as compared to $4,546 in the comparable prior year.

Online/retail revenues declined 62% or $562 for the twelve months ended December 2002, compared to the prior year. This decrease was primarily due to the curtailment of the direct mail campaign at the end of the second quarter 2002 due to the reduced availability of new names and poor sales close rate compared to the prior year. In November 2002, PalmSource replaced Graffiti® with CIC’s Jot as the standard and only handwriting software on all new Palm Powered™ devices. We believe future online/retail revenues will increase due to the Palm license agreement as Palm operating system users are expected to upgrade the software on their devices to our Jot product. Due to the current economic conditions and poor consumer spending the timing and amount of the anticipated increase in online/retail revenues are difficult to predict.

Corporate revenues decreased 44%, or $1,291, over the twelve months ended December 31, 2002 compared to the prior year. OEM revenues included in corporate sales decreased 68%, or $782, over the twelve months ended December 31, 2002, compared to the prior year. This decrease was primarily due to a decrease in the amount of royalty reported by two of the Company’s licensees located in the Pacific Rim and reduced development contract revenue recognized as compared to the prior year. The Company believes OEM revenues will increase in 2003 due to Palm Source’s replacement of Graffiti® with the Company’s Jot product as the standard and only handwriting software on all new Palm Powered™ devices. The poor economy and Palm’s prediction of declines in projected shipments of its products may limit or defer the Company’s anticipated increases in OEM revenues to later in 2003. Enterprise sales included in corporate sales decreased 28%, or $509, during the twelve months ended December 31, 2002, compared to the prior year. The Company believes the decrease was due to the reduced IT spending resulting from the weak economy.

The Company previously engaged in a transaction with PenOp to provide nonrecurring maintenance services from pre-existing PenOp contracts in the aggregate amount of $1.5 million, of which $877 was recorded (net) in the three months ended December 31, 2000. During the twelve months ended December 31, 2001, the Company recognized $352 in nonrecurring maintenance fees net of expenses of $48.

Software sales in China declined 26%, or $84, over the twelve months ended December 31, 2002, compared to the prior year. The decrease resulted from competitive pressures from local Chinese companies with similar types of software offerings. See Competition Handwriting Recognition Segment.

Systems integration Segment.

System integration segment revenue declined 28%, or $386, during the twelve months ended December 31, 2002, compared to the prior year. The decrease was primarily due to a decrease in sales to two customers compared to the prior year and an increase in competition from small local Chinese companies. See Competition System Integration Segment.

Cost of Sales

Handwriting recognition segment.

Handwriting recognition segment cost of sales include online/retail, corporate and China software sales costs. Such costs are made up of royalty and import tax payments, third party hardware costs, direct mail costs, amortization of intangible assets excluding patents and engineering direct costs. Cost of sales for the handwriting recognition segment decreased 63%, or $726, during the twelve months ended December 31, 2002, compared to the prior year.

Online/retail cost of sales decreased 68% or $546 during the current year compared to the twelve months ended December 31, 2001. The decrease was due to the elimination of direct mailing campaign and related costs as a result of reductions in the number of names available and a poor sales close rate.

Enterprise and OEM cost of sales decreased 67%, or $193, during the twelve months ended December 31, 2002, compared to the prior year. The decrease was due to the lower sales volumes of products requiring third party hardware and reduction in OEM technology import tax and engineering development costs over the twelve months ended December 31, 2002 as compared to the prior year.

China handwriting recognition segment cost of sales increased 24%, or $13, during the twelve months ended December 31, 2002, compared to the prior year. The increase is due primarily to third party hardware costs associated with the sale of the software compared to the prior year.

Systems integration segment.

China Systems integration segment cost of sales declined 33%, or $357, for the twelve months ended December 31, 2002, as compared to the prior year. The decrease was due primarily to the 24% decline in revenues between the twelve-month comparable periods as discussed above.

Operating Expenses

Research and Development Expenses.

Research and development expenses decreased 18%, or $323, to $1,485 for the year ended December 31, 2002, as compared to $1,808 in the prior year. Engineering expenses consist primarily of salaries and related costs, outside engineering, maintenance items, and allocated facilities expenses. These expenses are offset by the capitalization of software development costs and direct costs associated with nonrecurring engineering contracts charged to cost of sales. The decrease was due primarily to the 71%, or $245, reduction in outside engineering costs associated with the assimilation of the PenOp intellectual property into the Company’s products. In addition, salaries and related expenses decreased $123, or 11%, due to the reduction in head count of a total of three engineers compared to the twelve-month period of the prior year. Software development costs capitalized in 2002 declined 100% or $20 compared to 2001. Direct costs associated with nonrecurring engineering contracts charged to cost of sales declined 64%, or $68 during the twelve months ended December 31, 2002 as compared to the twelve months in the prior year. Travel, maintenance and allocated facilities expenses declined $43 in 2002 as compared to the twelve months in 2001. These decreases were due to reduced activity and spending resulting from lower sales experienced in 2002, compared to the twelve months in 2001.

Sales and Marketing Expenses.

Sales and marketing expenses declined 25%, or $511, to $1,543 for the twelve months ended December 31, 2002, compared to $2,054 for the twelve months in 2001. Sales and marketing expenses consist of salaries, commissions and related expenses, professional services, advertising and promotion, general office and allocated facilities expenses. The decrease was primarily due to 57%, or $245, decrease in professional services and advertising expenses for the twelve months ended December 31, 2002 compared to the prior year period. The decrease was due to non-recurring expense of a marketing study completed in the prior year and the reduction in resource guide advertisements included in the box that accompanies third party handheld devices. Salaries, commissions and related expenses declined 10%, or $85, in 2002 compared to the twelve months ended December 31, 2001. The decrease was due to a reduction in personnel of two sales persons in the third quarter of 2002, as the Company attempted to trim expenses in response to a weakening economy. Allocated facilities and general office expenses decreased 23%, or $180, during the twelve months ended December 31, 2002 as compared to the prior year. The decrease was primarily due to the one time charge in 2001 in recruiting costs and a decrease in the allocated facilities expenses compared to the twelve months ended December 31, 2001. The Company’s sales efforts have been directed towards customers that have previously purchased products and currently have pilot programs in process utilizing the Company’s software. These customers are expected to purchase additional software products once they have completed their studies and implement their software solutions. The Company believes that an improving economy and the current number of customer pilot programs nearing completion will provide future revenues over a period of time sufficient to allow us to timely expand the Company’s sales efforts to generate the potential new demand.

General and Administrative Expenses.

General and administrative expenses decreased 13%, or $367, to $2,424 for the twelve months ended December 31, 2002, compared to $2,791 in the prior year. General and administrative expense consists of salaries, professional fees, investor relations expenses, patent amortization and office and allocated facilities costs. The decrease was primarily due to lower professional service fees resulting from the resignation of the former Chairman of the Board and the elimination of $159 in related salary and office fees and $51 in other professional fees. In addition investor relations expenses decreased 47%, or $172, compared to the twelve months ended December 31, 2001. The decrease was due to nonrecouring expenses in 2001 related to an aborted financing and reductions in the costs associated with shareholder communications. Other office expenses and allocated facilities expenses decreased 5%, or $53, over the twelve months ended December 31, 2002 compared to the prior year. These reductions were offset by an 11%, or $67, increase in payroll and related cost associated with salary increases.

Interest Income and Other Income (Expense), Net.

Interest and other income (expense) net decreased 16%, or $45, over the twelve months ended December 31, 2002 compared to the prior year. The decrease was primarily due to the decrease in the interest rate paid on the Company’s $3,000 debt over the year.

Liquidity And Capital Resources

September 30, 2004

At September 30, 2004, cash and cash equivalents totaled $1,549, compared to cash and cash equivalents of $1,039 at December 31, 2003. The increase in cash was primarily due to cash provided by operating activities of $40 and cash provided by financing activities of $504. These cash inflows were offset by the acquisition of property and equipment amounting to $32. Total current assets were $5,714 at September 30, 2004, compared to $2,005 at December 31, 2003. As of September 30, 2004, our principal sources of funds included our cash and cash equivalents aggregating $1,549, our accounts receivable of $3,863 and the Equity Line of Credit through Cornell Capital Partners LP. On November 2, 2004, we received approximately $4,000 in proceeds from a debt-warrant financing and paid all amounts outstanding under the Equity Line of Credit. See Note 13 to Condensed Consolidated Financial Statements—”Subsequent Events.”

Accounts receivable increased $3,121, net of $435 provided for potentially uncollectable accounts, for the nine months ended September 30, 2004 compared to December 31, 2003, due primarily to the a large order received late in the period ending September 30, 2004. We expect that the development of the eSignature market will result in more consistent revenue on a quarter to quarter basis and, therefore, less fluctuation in accounts receivable from quarter to quarter. As of September 30, 2004, one customer accounted for 91% of net accounts receivable. The account receivable accounting for 91% of net accounts receivable was collected subsequent to the balance sheet date.

Prepaid expenses and other current assets increased by $125 for the nine months ended September 30, 2004, compared to December 31, 2003. The increase is primarily due to the prepaid interest on the $3,500 short term note secured under the Equity Line of Credit in August 2004, offset by the non- cash reduction in prepaid financing and other prepaids associated with our operations. Prepaid expenses generally fluctuate due to the timing of annual insurance premiums and maintenance and support fees which are prepaid in December and June of each year.

During the second quarter of 2004, we received a sixty day extension to pay the $3,000 note that was due June 18, 2004, to a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the “Trust”). In exchange for this sixty day extension, we paid the Trust thirty days of interest ($15) calculated according to the terms of the note. All other provisions of the note remained unchanged. On August 5, 2004, we paid all amounts due under the note with proceeds from a loan from Cornell Capital Partners LP. The Cornel loan was repaid on November 8, 2004.

On April 20, 2004, the Joint Venture borrowed the aggregate equivalent of $37, denominated in Chinese currency, from a Chinese bank. The proceeds of the loan are to be used for working capital purposes until the channel sales strategy is further implemented and sales increase. The loan bears interest at 5.0% per annum and is due April 20, 2005. The borrowing did not require the Joint Venture to deposit a compensating balance. The note can be repaid at any time without penalty.

During the nine months ended September 30, 2004, we repaid $750 to Cornell Capital Partners, LP through the issuance of 1,133 shares of our common stock under the Equity Line of Credit. Under the terms of a debt-warrant financing that closed on November 2, 2004, we were required to pay all mounts due to Cornell, which amounted to $3,500, and we are prohibited from borrowing any additional funds under the Equity Line of Credit. On November 8, 2004, we paid all amounts due to Cornell and on December 13, 2004, we terminated the Equity Line of Credit. (See Note 13 to the Condensed Consolidated Financial Statements—”Subsequent Events”.

Accounts payable decreased $86 for the nine months ended September 30, 2004 compared to December 31, 2003, due to fewer materials purchased and used by the Joint Venture in cost of sales. Accounts payable balances typically increase in the second and fourth quarters when the insurance and annual maintenance and support fees are incurred. Materials used in cost of sales may impact accounts payable depending on the amount of third party hardware sold as part of the software solution. Accrued compensation increased $140 due primarily to the accrual in the third quarter ended September 30, 2004 of commissions. Commissions are paid after customer payment of the receivable amount.

Current liabilities, which include deferred revenue, were $4,970 at September 30, 2004 compared to $4,900 at December 31, 2003. Deferred revenue was $507 at September 30, 2004 compared to $165 at December 31, 2003. This increase primarily reflects advance payments for products and maintenance fees from our licensees, which we generally recognized as revenue when all obligations are met or ratably over the term of the maintenance agreement, whichever is longer.

We have has suffered recurring losses from operations that in the past have raised a substantial doubt about our ability to continue as a going concern. Our accumulated deficit at September 30, 2004 was approximately $79,500, compared to approximately $82,000 at December 31, 2003. The decrease reflects our profitability in the second and third quarters of this year. While the receipt of the proceeds from the Note and Warrant Purchase Agreement have improved our working capital resources, there can be no assurance that we will continue to reduce the accumulated deficit or have adequate capital resources to fund planned operations or that any additional funds will be available to us when needed, or if available, will be available on favorable terms or in amounts we required. If we are unable to obtain adequate capital resources to fund operations, we may be required to delay, scale back or eliminate some or all of our operations, which may have a material adverse effect on our business, results of operations and ability to operate as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We believe that the cash provided from operations, under the Note and Warrant Purchase Agreement or other potential sources of financing will be sufficient to meet our capital requirements for the foreseeable future. If we are unable to secure sufficient funds through financing or continue to generate positive cash flow from operations, we may not be able to continue our operations in their current form and may not be a viable company on a going forward basis without significant changes in our operations. We have not formulated specific plans to change our operations. Possible changes could include reduced personnel expenses to better match our revenue streams.

December 31, 2003

Cash and cash equivalents at December 31, 2003 totaled $1,039, compared to cash and cash equivalents of $711 at December 31, 2002. This increase was primarily attributable to $2,353 provided by financing activities. These cash inflows were offset by $1,995 of cash used in operations, and $30 of cash used in investing activities. The effect of exchange rate changes on cash was immaterial. The cash used in operations was primarily due to the loss of $1,843, net of a loss on the disposal of fixed assets, provision for inventory obsolescence and depreciation and amortization of $502, and an increase in accounts receivable of $265 and reductions to other accrued liabilities of $87. These outflows were offset by reductions to inventories, prepaid expenses and other assets of $108, and increases in accounts payable and accrued compensation of $92. The cash used in investing activities of $30 was to purchase computer equipment and third party software for internal use. The $2,353 provided by financing activities consisted primarily of $1,589 in proceeds from the sale of common stock through the equity line of credit, an increase in long-term debt related party of $24 which was used to replace the van owned by the Joint Venture in China, and through the issuance of short-term debt of $750 with Cornell Capital Partners Ltd.. These cash inflows were offset by $7 in payments on capital lease obligations and $3 in payments of long-term debt, related party.

Material Commitments

September 30, 2004:

	Payments due by periods
Contractual obligations	Total	Less than one year	One to three years	Four to five years	After five years
Short-term debt related party	$8	$8	$—	$—	$—
Short-term debt, other	3,537	3,537	—	—	—
Long-term debt related party	6	—	6	—	—
Capital Lease Obligations	24	24	—	—	—
Operating lease commitments (1)	879	419	460	—	—

Total contractual cash obligations	$4,454	$3,988	$466	$—	$—

(1)                                  The operating lease commenced on November 1, 2001. The cost of the lease will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2006.

December 31, 2003:

	Payments due by periods
Contractual obligations	Total	Less than one year	One to three years	Four to five years	After five years
Short-term debt (1)	$3,750	$3,750	$—	$—	$—
Long-term debt	21	8	13
Capital Lease Obligations	30	8	22	—	—
Operating lease commitments (2)	1,157	419	739	—	—

Total contractual cash obligations	$4,958	$4,185	$774	$—	$—

(1)                                  Three million of short-term debt may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right to convert the outstanding principal amount into shares of common stock at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. The remaining $750 in short-term debt may be repaid in cash or shares of the Company’s common stock.

(2)                                  The operating lease commenced on November 1, 2002. The cost of the lease will increase approximately 3% per annum over the term of the lease, which expires on October 31, 2006.

We lease facilities in the United States and China, totaling approximately 11,100 square feet. Our rental expense for the years ended December 31, 2003, 2002 and 2001 was approximately $450, $418, and $443, respectively. Sublease income was approximately $35 and $104 for the years ended December 31, 2001 and 2000, respectively. In addition to the base rent in the United States, we pay a percentage of the increase, if any, in operating cost incurred by the landlord in such year over the operating expenses incurred by the landlord in the base year. We believe the leased offices will be adequate for our needs over the term of the lease.

Controls and Procedures

Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we have evaluated the effectiveness of the design and operation of our disclosure controls and procedures pursuant to applicable rules under the Securities Exchange Act of 1934, as amended, within 90 days of the date of this prospectus. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer have concluded that these disclosure controls and procedures are effective. There were no significant changes in our internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation.

Recent Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

During October 2003, the FASB deferred the effective date for applying the provisions of FIN 46 until the end of the first interim or annual period ending after December 31, 2003 if the variable interest was created prior to February 1, 2003 and the public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46.

On December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” (FIN-46R) primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46 that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. While FIN-46R modifies or clarifies various provisions of FIN-46, it also incorporates many FASB Staff Positions previously issued by the FASB. There was no impact to the Company’s financial position, results of operations or liquidity resulting from the adoption of FIN-46R.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). With certain exceptions, this Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003) “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132R). This standard replaces SFAS 132 of the same title which was previously issued in February 1998. SFAS 132R was issued in response to concerns expressed by financial statement users about their need for more transparency of pension information. The revised standard increases the existing GAAP disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under: SFAS 87, “Employers’ Accounting for Pensions”; SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”; and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Specifically, the revised standard requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, for the first time, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The revised SFAS132R is effective for financial statements with fiscal years ending after December 15, 2003 and for interim periods beginning after December 15, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supersedes SAB No. 101, “Revenue Recognition in Financial Statements.” The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 and the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” related to multiple element revenue arrangements. The Company did not experience any impact to its current revenue recognition policies as a result of SAB No. 104.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. EITF 94-3 allowed for an exit cost liability to be recognized at the date of an entity’s commitment to an exit plan. SFAS 146 also requires that liabilities recorded in connection with exit plans be initially measured at fair value. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with early adoption encouraged.

NOTE AND WARRANT PURCHASE AGREEMENT

Overview

Pursuant to the Note and Warrant Purchase Agreement dated October 28, 2004, we borrowed $4,195,000 and issued convertible promissory note (“Notes”) and common stock purchase warrants (“Investor Warrants”) to the parties listed in this prospectus as Selling Shareholders. See “Selling Stockholders,” page 39. In addition, as partial compensation to H.C. Wainwright & Co., Inc. (“Wainwright”) for its services as placement agent we issued common stock purchase warrants to Wainwright and its designees (the “Wainwright Warrants”). In addition, we paid Wainwright a cash commission of $284,000 and reimbursed Wainwright for its legal fees in an amount equal to $25,000. Wainwright is entitled to an additional cash commission of approximately $28,000 upon exercise of the Investor Warrants.

In connection with the issuance of the Notes and Warrants, we agreed to register for resale all of the shares of common stock that may be issued upon conversion of the Notes (including accrued interest) and exercise of the Warrants, including the Wainwright Warrants. If the principal amount of all of the Notes and the Investor and Wainwright Warrants are exercised for cash, we will issue 13,930,283 shares of our common stock and receive additional gross proceeds of approximately $2,423,878.

The Note And Warrant Purchase Agreement

Under the Note and Warrant Purchase Agreement, we borrowed approximately $4,195,000 from and issued to the lenders/investors convertible notes (the “Notes”) to acquire 9,080,078 shares of our common stock and common stock purchase warrants (“Investor Warrants”) to acquire an additional 3,632,024 shares of our common stock. We also issued warrants to acquire an additional 1,218,179 shares of our common stock to H.C. Wainwright & Co., Inc. and its designees (the “Wainwright Warrants”) as partial compensation for its services as placement agent. Collectively, we refer to the Investor Warrants and the Wainwright Warrants in this prospectus as the “Warrants.”

The conversion price of the Notes and the exercise price of 870,129 of the Wainwright Warrants is $0.462 per share, which was the volume weighted average price of a share of our common stock for the ten day trading period preceding October 28, 2004. The exercise price of the Investor Warrants and the remaining 348,050 Wainwright Warrants, is $0.508, which was 110% of the volume weighted average price of a share of our common stock for the ten day trading period preceding October 28, 2004.

If the principal amounts of the Notes are converted and the Warrants are exercised, we will issue 13,930,283 shares of our common stock. We will receive approximately $2,423,878 in additional gross proceeds if the Warrants are exercised for cash.

In addition to issuing the Notes and Warrants, we entered into a Registration Rights Agreement with the investors to register for resale the shares issuable upon conversion of the Notes and exercise of the Warrants. This prospectus is part of the registration statement we filed in compliance with the Registration Rights Agreement.

In the Note and Warrant Purchase Agreement, we granted the investors the right to purchase, on a pro-rata basis, the securities offered in certain subsequent financings in order to maintain their respective percentage ownership in the Company. This participation right terminates on November 1, 2005.

We also agreed to maintain our reporting status under the Securities Exchange Act of 1934, as amended, and to reserve and register for resale a sufficient number of shares to allow the conversion of the Notes and exercise of the Warrants. We also agreed to indemnify the investors for all damages suffered by the investors as a result of any inaccuracy in or breach of our warranties, representations or covenants contained in the Note and Warrant Purchase Agreement. The investors similarly agreed to indemnify us for all damages incurred as a result of any inaccuracy in or breach of the representations, warranties or covenants of the investors.

Finally, we were required to repay all amounts due to Cornell Capital Partners, L.P. and to not request any further advances under the Equity Line of Credit Agreement dated February 12, 2003 between the Company and Cornell. The Company paid all amounts due and owing to Cornell on November 8, 2004. On December 13, 2004, we terminated the Equity Line of Credit.

The Notes

The Notes are due on October 28, 2007, if not sooner converted or paid. The Notes accrue interest at the rate of 7% per annum, payable semi-annually. At our option, accrued interest may be paid in registered shares of Common Stock calculated at the market price for the ten trading days prior to such interest payment date. We do not anticipate paying accrued interest by issuing additional shares of common stock and no shares for such purposes are currently covered by this prospectus. We, however, reserve the option to use shares of common stock to pay accrued interest.

The holder of a Note may require the pre-payment of the amounts due under the Note in the event of default or upon completion of certain corporate transactions. The Notes set out the time frames, mechanics and circumstances under which this prepayment right may be exercised. We may prepay the Notes any time after April 26, 2005 if the price of our Common Stock (calculated in the manner set forth in the Note) exceeds 250% of the conversion price then in effect ($1.16 based on the conversion price in effect as of December 31, 2004) for twenty consecutive trading days, the registration statement of which this prospectus is a part is effective and has been effective without lapse or suspension of any kind for sixty consecutive calendar days, trading in our Common Stock has not been suspended by the SEC or the OTC, and we are in material compliance with the terms and conditions of the Note the Note and Warrant Purchase Agreement, and the other agreements executed and entered into in connection therewith.

The Notes are convertible into shares of our common stock at the rate of $0.462 per share. If all of the principal owing under the Notes is converted, we will issue 9,080,078 shares of common stock. The conversion price is subject to adjustment for stock, splits and combinations, certain dividends and distributions, reclassifications, exchanges, substitutions, mergers, consolidations and sales of assets. In essence, the conversion adjustment provisions operate to put the investors in the same position they would have been if they had actually been shareholders at the time of the event or to maintain their percentage ownership in the Company, assuming they convert the amounts owing under the Notes into shares of common stock. The conversion price also is subject to adjustment as a result of certain issuances of additional shares of common stock. Until November 3, 2005, if the Company issues these additional shares of common stock at a price less than the conversion price then in effect, the conversion price is reset to the purchase price of an additional share of common stock. After November 3, 2005, the conversion price is adjusted according to a formula that takes into account the per share price of the additional shares of common stock and the number of such additional shares issued.

The Investor Warrants

The Investor Warrants may be exercised to purchase up to 3,632,024 shares of our common stock at an exercise price of $0.508 per share. If all of the Investor Warrants were exercised, we would generate additional gross proceeds of approximately $1,845,068. We would owe an additional cash commission to Wainwright of approximately $28,000, leaving net proceeds of approximately $1,817,068.

The Investor Warrants expire on October 28, 2009, and may be exercised, in whole or in part, by the investor upon surrender of the Investor Warrant and payment of the aggregate exercise price in certified or official bank check or by wire transfer.

The exercise price is subject to adjustments upon the occurrence of stock dividends, subdivisions and combinations, recapitalizations, reorganizations, reclassifications, consolidations, mergers and sales of the Company assets, and other distributions. In general, the effects of these adjustments are to allow the investor to exercise their respective Investor Warrants and receive the equivalent value of what they would have received had they exercised the Investor Warrant prior to the event. The exercise price also is subject to adjustment upon certain issuances of additional shares of common stock at a per share price that is less than the exercise price then in effect. If the additional shares are issued on or before October 27, 2005 with a per share price that is less than the exercise price then in effect, the exercise price shall be adjusted to the price equal to the per share price for such additional issuances. Thereafter, if the additional shares are issued with a per share price that is less than the exercise price then in effect on or after October 28, 2005, the exercise price is adjusted according to a formula that takes into account the per share price of the additional shares and the number of additional shares issued.

The Wainwright Warrants

As partial consideration for the services of Wainwright as placement agent for the Notes and Investor Warrants, the Company paid Wainwright a cash commission of $285,000 and issued warrants to acquire, in the aggregate, 1,218,179 shares of our common stock, of which 348,050 shares may be acquired at an exercise price of $0.508 and 870,129 shares may be acquired at an exercise price of $0.462. In accordance with instructions from Wainwright, the Company issued the Wainwright Warrants to Wainwright and certain of its designees. If all of the Wainwright Warrants are exercised for cash, the Company will receive an additional $578,809 in additional gross proceeds. The Wainwright warrants contain a cashless exercise provision that allows Wainwright to exercise the Wainwright Warrants without payment of cash by allowing the Company to withhold from Wainwright shares of common stock with an aggregate fair market value on the date of exercise equal to the aggregate exercise price of the warrants exercised. The Wainwright Warrants are identical to the Investor Warrants in all other material respects. Unlike the Investor Warrants, no additional cash commission is payable to Wainwright upon exercise of the Wainwright Warrants.

Number Of Shares To Be Issued

As noted above, if all of the Notes and Warrants were converted and exercised, we will issue 13,930,283 shares of our common stock.

Registration Rights

In connection with the issuance of the Notes and Investor Warrants, we entered into a Registration Rights Agreement with the investors, in which we agreed to file and cause to become effective with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, covering the resale of the shares issuable upon conversion of the Notes and exercise of the Warrants. In the Wainwright Warrants we agreed to include the shares issuable upon exercise of the Wainwright Warrants in the registration statement filed under the Registration Rights Agreement. See “Description And Price Range Of Capital Stock- Registration Rights Agreement,” page 37.

Net Proceeds And Use

We will receive no proceeds upon the sale of shares under this prospectus. This prospectus covers the re-sale of shares of our common stock. We received approximately $4,195,000 in gross proceeds upon issuance of the Notes and Warrants and will receive approximately $2,423,878 in additional gross proceeds, before payment of commissions to Wainwright, if all Warrants are exercised for cash. We have used the original proceeds and will use any additional proceeds to cover the costs of the issuance of the Notes, Warrants and shares of common stock and for working capital and general corporate purposes.

DESCRIPTION AND PRICE RANGE OF COMMON STOCK

Authorized Capital Stock

Our authorized capital stock consists of 125,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value. As of December 31, 2004, we had 821 shareholders of record.

Common Stock

This prospectus covers the resale by certain of our stockholders of shares of our common stock, $0.01 par value, which are to be issued upon conversion of the Notes and exercise of the Warrants. As of November 30, 2004, we had 101,379,045 shares of common stock issued and outstanding, 13,930,282 shares reserved for issuance upon conversion of the Notes and exercise of the Warrants, 7,753,872 shares reserved for issuance upon exercise of 6,398,132 outstanding options and upon exercise of 1,355,740 options that may be granted in the future under our stock option plans.

The holders of shares of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote. Members of the board of directors are elected for one-year terms. There is no cumulative voting for the election of directors. After recognition of any applicable preferences to any outstanding preferred stock, holders of common stock are entitled to share pro rata in any liquidation proceeds, receive dividends as the board of directors may lawfully declare out of funds legally available, and share pro rata in any other distribution to the holders of common stock. We have never paid any dividends on our common stock and we do not anticipate doing so in the future. Holders of common stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, fixed dividend rights, liabilities to further calls, assessment for liabilities under state statute, restriction on alienability, or any discriminating provision against existing or prospective stock with respect to the common stock.

Preferred Stock

Our Board of Directors is authorized to establish by resolution different classes or series of preferred stock and to fix the rights, preferences, and privileges, including dividend rights, dividend rates, conversion rights, terms of redemption, redemption prices, liquidation preferences, and the number of shares constituting any class or series or the designation of such class or series without any further shareholder vote or action. The issuance of a class or series of preferred stock with special rights or privileges could have the effect of delaying, deferring, or preventing a change in our control, which may adversely affect the voting and other rights of the holders of common stock. See “Description of Securities—Anti-Takeover Provisions.” As of the date of this prospectus, there are no series of preferred stock designated and no shares of preferred stock outstanding.

Equity Compensation Plans

1999 Stock Option Plan

Our 1999 Stock Option Plan provides for the granting to our directors and employees of non-transferable incentive stock options (“Incentive Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), and non-transferable non-statutory stock options (“Non-Qualified Options”). A total of 4,000,000 shares of common stock are authorized for issuance under the 1999 Plan. As of December 31, 2004, options to purchase an aggregate of 2,418,204 shares of common stock were outstanding and 1,443,970 shares remain available for future grants. Unless terminated sooner, the 1999 Plan will terminate in June 2009.

The 1999 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such Committee has the authority to determine the terms of the options granted,

including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be at least the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or the Committee, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1999 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by the employee’s duly appointed, qualified, and acting personal representative, the employee’s estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the employee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1999 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of 90 days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1999 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1999 Plan, without the consent of such optionee.

1994 Stock Option Plan

The Company’s 1994 Stock Option Plan (the “1994 Plan”) provides for the granting to the Company’s directors and employees of Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended and Non-Qualified Options. A total of 6,000,000 shares of common stock are authorized for issuance under the 1994 Plan. As of December 31, 2004, options to purchase an aggregate 809,025 shares of common stock were outstanding and no shares remained available for future grants. The 1994 Plan terminated in November 2004. The termination had no impact on outstanding options under the 1994 Plan.

The 1994 Plan may be administered by the Board of Directors or a stock option committee of the Board. The Board or such stock option committee of the Board has the authority to determine the terms of the options granted, including the exercise price, number of shares subject to each option, vesting provisions, if any, and the form of consideration payable upon exercise. The exercise price of Incentive Options must be not less than the fair market value of the common stock valued at the date of grant, and the exercise price on Non-Qualified Options must be at least 85% of the fair market value of the common stock valued at the date of grant. The expiration date of Options is determined by the Board or such stock option committee of the Board, but options cannot expire later than ten years from the date of grant, and in the case of Incentive Options granted to 10% stockholders, cannot expire later than five years from the date of grant. Options have typically been granted with an expiration date seven years after the date of grant.

If an employee to whom an award has been granted under the 1994 Plan dies while employed by the Company, retires from employment with the Company after attaining his retirement date, or terminates employment with the Company as a result of permanent and total disability, the restrictions then applicable to such award shall continue as if the employee had not terminated employment and such award shall thereafter be exercisable, in whole or in part by the person to whom it was granted (or by his duly appointed, qualified and acting personal representative, his estate, or by a person who acquired the right to exercise such option by bequest or inheritance from the grantee), in the manner set forth in the award, at any time within the remaining term of such award. Except as provided in the preceding paragraph, generally if a person to whom an option has been granted under the 1994 Plan ceases to be an employee of the Company, such option shall continue to be exercisable to the same extent that it was exercisable on the last day on which such person was an employee for a period of thirty (30) days thereafter, or for such longer period as may be determined by the Committee, whereupon such option shall terminate and shall not thereafter be exercisable.

The Board has the authority to amend or terminate the 1994 Plan, provided that such action does not impair the rights of any optionee under any option previously granted under the 1994 Plan, without the consent of such optionee.

Securities Authorized For Issuance Under Equity Compensation Plans

As of December 31, 2004, the compensation plans discussed above had been approved/not approved as indicated in the following table:

	Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	3,277,229	$0.67	1,443,970
Equity compensation plans not approved by security holders	2,488,443	$0.75	—
Total

Dividend Policy

Stockholders holding common stock are entitled to dividends only if declared by our Board of Directors. To date, we have not declared any dividends on shares of our common stock and we do not anticipate doing so in the foreseeable future.

Anti-Takeover Provisions

The Company is subject to or otherwise has available to it a number of statutory provisions and authority that, if taken advantage of or exercised, could have the effect to making more difficult or perhaps completely thwarting any takeover of the Company that is not approved by the Board of Directors, including the following:

•                  Business combinations.   Section 203 of the Delaware General Corporation Law (“DGCL”) prohibits a “business combination” between the Company and an “interested stockholder” within three years of the stockholder becoming an “interested stockholder.” Generally, an “interested stockholder” is a person or group that directly or indirectly controls or has the right to acquire or control the voting or disposition of fifteen percent (15%) or more of the outstanding voting stock of or is an affiliate or associate of the corporation and became the owner of fifteen percent (15%) or more of such voting stock at any time within the previous three years. A “business combination” is defined broadly to include, among other things,

(i) mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder; (ii) certain transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries; (iii) certain transactions which would result in increasing the proportionate share of the stock of a corporation or its subsidiaries owned by the interested stockholder; and (iv) receipt by the interested stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits. Under Section 203 of the DGCL, business combinations between a corporation and an interested stockholder may occur in certain circumstances, including approval by the Board of Directors.

•                  Rights and preferences of preferred stock.    The board of directors is authorized to create a new series of preferred stock and to determine the rights and limitations of this preferred stock. Stockholder approval will not be required for the issuance of such shares. Such shares of preferred stock could have rights that are senior to the rights of the holders of shares of common stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of common stock and delay, defer, or prevent a change in control of us.

Registration Rights Agreement

We have entered into a Registration Rights Agreement with the holders of the Notes and Warrants. The Registration Rights Agreement requires us to file and cause the Securities and Exchange Commission to declare effective a registration statement, of which this prospectus is a part, not later than 90 days following the issuance of the Notes and Warrants, which is January 29, 2005. We are required to keep the registration statement effective until the earlier of when the investor has sold all of the shares acquired upon conversion of the notes and exercise of the Warrants or the investor is able to resell the shares under Rule 144 without regard to the volume limitations set forth in that rule. At all times, the registration statement must cover all of the number of shares issuable upon conversion of the principal of the Notes and exercise of the Warrants. We are required to fulfill our reporting obligations under the Securities Exchange Act of 1934, as amended, and otherwise take whatever steps are necessary to enable the investor to resell the shares acquired upon conversion of the Notes and exercise of the Warrants without restriction. Finally, we have agreed to indemnify the investors for any damages the investors may suffer as a result of misstatements or omissions in this prospectus, other than misstatements or omissions attributable to the investors.

Notes And Warrants

See “Note and Warrant Purchase Agreement—The Notes, “—The Warrants,” “—The Wainwright Warrants,” pages 32-33.

Price Range Of Common Stock

Our shares of common stock are traded on the OTC Bulletin Board (“OTC”) under the trading symbol CICI.OB. Prior to March 14, 2003 it was listed on the Nasdaq SmallCap Market under the symbol CICI. Set forth below are the high and low sale prices for our stock on Nasdaq from January 1, 2001 through March 14, 2004 and the high and low bid prices for our stock on the OTC from March 15, 2004 through December 31, 2004.

		Sale Price Per Share
Year	Period	High	Low
2002	First Quarter	$1.18	$0.56
	Second Quarter	$1.15	$0.63
	Third Quarter	$0.66	$0.24
	Fourth Quarter	$0.50	$0.21
2003	First Quarter	$0.53	$0.13
	Second Quarter	$0.44	$0.15
	Third Quarter	$0.65	$0.34
	Fourth Quarter	$0.45	$0.30
2004	First Quarter (January 1 through March 14, 2004)	$1.10	$0.35

		Bid Price Per Share
		High	Low
2004	First Quarter (March 15, 2004 — May 31, 2004)	$0.95	$0.58
	Second Quarter	$0.90	$0.42
	Third Quarter	$0.80	$0.31
	Fourth Quarter	$0.71	$0.35

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will not receive any additional proceeds upon conversion of the Notes but will receive proceeds from the issuance of the shares of common stock upon exercise of the Warrants. Assuming all Warrants are exercised for cash, we will receive gross proceeds of approximately $2,423,878 and issue an additional 4,850,204 shares of our common stock. We will use these additional proceeds for working capital and general corporate purposes.

SELLING STOCKHOLDERS

The shares of common stock registered for sale under this prospectus are comprised of an aggregate of 13,930,283 shares of common stock issuable upon conversion of the Notes and exercise of the Warrants. These shares, if issued, would represent approximately 14% of our issued and outstanding common stock as of December 31, 2004.

The following list provides:

•                  the names of the selling stockholders;

•                  the number of shares beneficially owned by each selling stockholder prior to the offering (assuming conversion of the notes and exercise of the Warrants held by each selling stockholder); and

•                  the total number of shares being offered under this offering for each selling stockholder’s account.

None of the selling stockholders has held any of our common stock nor had any material relationship with us within the past three years. To our knowledge, each of the selling stockholders listed below has sole voting and investment power with respect to all of the shares of common stock beneficially owned by it, except as may be listed in the footnotes to the selling stockholder table.

The terms of the Notes and Warrants whose underlying shares of common stock are included for resale under this prospectus prohibit conversion of the Notes or exercise of the Warrants to the extent that conversion of the Notes and exercise of the Warrants would result in the holder beneficially owning in excess of 4.9% of our outstanding shares of common stock. A holder may waive the 4.9% limitation upon 61 days’ prior written notice to us. Also, this limitation does not preclude the holder from converting or exercising the Notes or Warrants and selling shares underlying the Notes or Warrants in stages over time where each stage does not cause the holder and its affiliates to beneficially own shares in excess of the limitation amount.

The following table sets forth, to our knowledge, certain information about the selling stockholders as of January 21, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. In computing the number of shares beneficially owned by the holder and the percentage ownership of the holder, shares of common stock issuable upon conversion of the Notes and upon exercise of the Warrants held by the holder that are currently convertible or are exercisable or convertible or exercisable within 60 days after the date of the table are deemed outstanding. Except as listed below, none of the selling stockholders are registered broker dealers or affiliates of broker dealers.

Assuming that each selling stockholder sells all of the shares listed in this prospectus for such stockholder, each selling stockholder will hold no shares of our common stock.

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned	Total Number of Shares Being Offered
Basso Multi-Strategy Holding Fund Ltd. (1)	354,544	354,544
Basso Private Opportunity Holding Fund Ltd. (2)	100,000	100,000
BH Capital Investments LP (3)	280,000	280,000
Bushido Capital Master Fund LP (4)	568,181	568,181
Crestview Capital Master LLC (5)	2,272,726	2,272,726
DKR Soundshore Oasis Holding Fund Ltd. (6)	1,212,120	1,212,120
DKR Soundshore Strategic Holding Fund Ltd. (7)	303,030	303,030
Enable Growth Partners LP (8)	909,090	909,090
Excalibur Limited Partnership (9)	1,400,000	1,400,000
Gamma Opportunity Capital Partners, LP (10)	568,181	568,181
GFTF Partners LLC (11)	530,301	530,301
Iroquois Capital LP (12)	2,272,726	2,272,726
Nite Capital LP (13)	568,181	568,181
Otape Investments LLC (14)	303,030	303,030
Paul Masters IRA (15)	37,878	37,878
Richard Molinsky	75,756	75,756
SRG Capital, LLC (16)	388,180	388,180
TCMP3 Partners (17)	340,908	340,908
Truk Opportunity Fund (18)	227,271	227,271
H.C. Wainwright & Co., Inc. (19)	609,090	609,090
Jason Stein (20)	91,370	91,370
Ari Fuchs (21)	30,454	30,454
John Clarke (22)	197,953	197,953
Scott Koch (23)	197,953	197,953
Richard Kreger (24)	45,680	45,680
Rory Rohan (25)	45,680	45,680

Total	13,930,283	13,930,283

(1)                             Basso Asset Management, L.P. (“Basso”) is the Investment Manager to Basso Multi-Strategy Holding Fund Ltd. (the “Fund”) with voting and investment power over the shares held by the Fund. Basso GP, LLC (“Basso GP”) is the general partner of Basso. Howard Fischer is the managing member of Basso GP. Accordingly, Mr. Fischer exercises voting and investment control over the shares held by the Fund and may be deemed to be the beneficial owner of such shares. Mr. Fischer, on behalf of Basso, Basso GP and himself, disclaims beneficial ownership of the shares held by the Fund except to the extent of his pecuniary interest (and the respective pecuniary interests of Basso and Basso GP) in such shares.

(2)                             Basso Capital Management, L.P. (“Basso”) is the Investment Manager to Basso Private Opportunity Holding Fund Ltd. (the “Fund”) with voting and investment power over the shares held by the Fund. Basso GP, LLC (“Basso GP”) is the general partner of Basso. Howard Fischer is the managing member of Basso GP. Accordingly, Mr. Fischer exercises voting and investment control over the shares held by the Fund and may be deemed to be the beneficial owner of such shares. Mr. Fischer, on behalf of Basso, Basso GP and himself, disclaims beneficial ownership of the shares held by the Fund except to the extent of his pecuniary interest (and the respective pecuniary interests of Basso and Basso GP) in such shares.

(3)                             Henry Brachfeld holds voting and investment power over the shares held by BH Capital Investments LP. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Brachfeld disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(4)                             Bushido Capital Partners, Ltd., a Cayman island company, is the General Partner of Bushido Master Fund, L.P., a Cayman Island registered limited partnership, with the power to vote and dispose of the shares of common stock held by Bushido Master Fund, L.P. Accordingly, Bushido Capital Partners, Ltd. May be deemed to be the beneficial owner of such shares. Louis Rabman and Christopher Rossman are the Directors of Bushido Capital Partners, Ltd. possessing investment power. Bushido Capital Partners, Ltd. and Messrs. Rabman and Rossman each disclaim beneficial ownership of the shares being registered except to the extent of their pecuniary interest.

(5)                             Bob Hoyt, Stewart Fink, Daniel Warsh and Richard Levy hold shared voting and investment power with respect to the shares held by Crestview Capital Master, LLC. Accordingly, Messrs. Hoyt, Fink, Warsh and Levy may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(6)                             DKR Soundshore Oasis Holding Fund Ltd (“Fund”) is a master fund in a master feeder structure. The Fund’s investment manager is DKR Oasis Management Company LP (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting and disposing any shares held by the Fund. Accordingly, the Investment Manager may be deemed to be the beneficial owner of such shares. Mr. Seth Fischer is the managing partner of Oasis Management Holdings, LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for voting and disposing shares held by the Fund. Accordingly, Mr. Fischer may be deemed to be the beneficial owner of such shares. The Investment Manager and Mr. Fischer disclaim beneficial ownership of such shares except to the extent of its and his respective pecuniary interest therein.

(7)                             DKR Soundshore Strategic Holding Fund Ltd. (“Fund”) is a master fund in a master feeder structure. The Fund’s investment manager is DKR Capital Partners L.P (the “Investment Manager”). Pursuant to an investment management agreement among the Fund, the feeder funds and the Investment Manager, the Investment Manager has the authority to do any and all acts on behalf of the Fund, including voting and disposing any shares held by the Fund. Accordingly, the Investment Manager may be deemed to be the beneficial owner of such shares. Seth Fischer has ultimate responsibility for voting and disposing shares held by the Fund. Accordingly, Mr. Fischer may be deemed to be the beneficial owner of such shares. The Investment Manager and Mr. Fischer disclaim beneficial ownership of such shares except to the extent of its and his respective pecuniary interest therein.

(8)                             Mitch Levine has sole voting and investment power over the shares held by Enable Growth Partners, L.P. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Levine disclaims beneficial ownership of such shares except to the extent of his beneficial ownership.

(9)                             Will Hechden has sole voting and investment power with respect to the shares held by Excalibur Limited Partnership. Accordingly, Mr. Hechden may be deemed to be the beneficial owner of such shares. Mr. Hechden disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(10)                       Gamma Capital Advisors, Ltd., an Anguilla, British West Indies Company, is the General Partner of Gamma Opportunity Capital Partners, LP, a Cayman Island registered limited partnership, with power sole voting and investment powers with respect to the shares held by Gamma Opportunity

Capital Partners, LP. Accordingly, Gamma Capital Advisors, Ltd. may be deemed to be the beneficial owner of such shares. Jonathon Knight, PhD and Christopher Rossman are the Directors of Gamma Capital Advisors, Ltd., each possessing voting and investment power with respect to such shares. Accordingly, Dr. Knight and Mr. Rossman may be deemed to be the beneficial owners of such shares. Dr. Knight and Mr. Rossman each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest.

(11)                       Arnold Galman has sole voting and investment power with respect to the shares held by GFTF Partners, LLC. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Galman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(12)                       Joshua Silverman has sole voting and investment power with respect to the shares held by Iroquois Capital, LP. Accordingly, Mr. Silverman may be deemed to be the beneficial owner of such shares. Mr. Silverman disclaims all beneficial ownership of such shares except to the extent of his pecuniary interest.

(13)                       Keith Goodman has sole voting and investment power with respect to the shares held by Nite Capital, LP. Accordingly, Mr. Goodman may be deemed to be the beneficial owner of such shares. Mr. Goodman disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(14)                       Ira. M. Leventhal has sole voting and investment power with respect to the shares held by Otape Investments LLC. Accordingly, Mr. Leventhal may be deemed to be the beneficial owner of such shares. Mr. Leventhal disclaims beneficial ownership of such shares except to the extent of his pecuniary interest

(15)                       Paul Masters has sole voting and investment powers with respect to the shares held by Paul Masters IRA. Accordingly, Mr. Masters may be deemed to be the beneficial owner of shares held by Paul Masters IRA. Mr. Masters disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(16)                       Edwin Mecabe and Tai May Lee have shared voting and investment powers with respect to the shares held by SRG Capital, LLC. Accordingly, they may be deemed to be the beneficial owners of such shares. They disclaim beneficial ownership of such shares except to the extent of their pecuniary interest.

(17)                       Steven Slawson and Warren Schenker have shared voting and investment power with respect to the shares held by TCMP3 Partners. Accordingly, Messrs. Slawson and Schenker may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership in such shares except to the extent of their pecuniary interest.

(18)                       Michael E. Fein and Stephen E. Saltzstein have shared voting and investment power with respect to the shares held by Truk Opportunity Fund. Accordingly, they may be deemed to be the beneficial owners of such shares. They each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

(19)                       H.C. Wainwright, Inc. is a registered broker dealer and received its warrants as partial compensation for its services rendered in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 348,050 shares are exercisable at $0.508 per share and warrants for 435,064 shares are exercisable at $0.462 per share. Michael Bradford exercises sole voting and investment power over the shares held by Wainwright. Accordingly, he may be deemed to be the beneficial owner of such shares. Mr. Bradford disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(20)                       Mr. Stein received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 26,106 shares are exercisable at $0.508 per share and warrants for 65,264 shares are exercisable at $0.462 per share.

(21)                       Mr. Fuchs received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 8,701 shares are exercisable at $0.508 per share and warrants for 21,753 shares are exercisable at $0.462 per share.

(22)                       Mr. Clarke received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 56,558 shares are exercisable at $0.508 per share and warrants for 141,395 shares are exercisable at $0.462 per share.

(23)                       Mr. Koch received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 56,558 shares are exercisable at $0.508 per share and warrants for 141,395 shares are exercisable at $0.462 per share.

(24)                       Mr. Kreger received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 13,051 shares are exercisable at $0.508 per share and warrants for 32,629 shares are exercisable at $0.462 per share.

(25)                       Mr. Rohan received his warrants as partial compensation for services rendered as an employee of Wainwright in connection with the transactions contemplated by the Note and Warrant Purchase Agreement. Warrants for 13,051 shares are exercisable at $0.508 per share and warrants for 32,629 shares are exercisable at $0.462 per share.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the shares listed in this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the shares are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at prices otherwise negotiated. The selling stockholders may sell the shares by the following methods:

•                  block trades in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  to a broker or dealer as principal, for resale by the broker or dealer for its own account;

•                  an exchange distribution in accordance with the rules of any stock exchange on which the shares are listed;

•                  ordinary brokerage transactions and transactions in which the broker solicits purchases;

•                  privately negotiated transactions;

•                  through the writing of options on the shares, whether or not the options are listed on an options exchange;

•                  one or more underwritten offerings on a firm commitment or best efforts basis;

•                  any combination of any of these methods of sale; or

•                  any other method permitted by applicable law.

We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

The selling stockholders may also transfer the shares by gift or sell the shares in accordance with Rule 144 under the Securities Act rather than under this prospectus, regardless of whether the shares are covered by this prospectus. The selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure if there is a default, be deemed to be selling stockholders. The number of a selling stockholder’s shares offered under this prospectus will decrease as and when the shares are sold.

To the extent required under the Securities Act, the aggregate amount of selling stockholders’ shares being offered and the terms of the offering, the names of any agents, brokers, dealers, or underwriters, and any applicable commission with respect to a particular offer will be provided in an accompanying prospectus supplement. Any underwriters, dealers, brokers, or agents participating in the distribution of the shares may receive compensation in the form of underwriting discounts, concessions, commissions, or fees from a selling shareholder and/or purchasers of selling stockholders’ shares for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commission).

The selling stockholders and any underwriters, brokers, dealers, or agents who participate in the distribution of the shares may be deemed to be underwriters within the meaning of the Securities Act and any discounts, concessions, commissions, or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

The selling stockholders and other persons participating in the sale or distribution of the shares will be governed under applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We have agreed to indemnify the selling stockholders against some liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in some circumstances against some liabilities, including liabilities under the Securities Act.

The shares offered in this prospectus were originally issued to the selling stockholders under exemptions from the registration requirements of the Securities Act, and we agreed to register the shares held by or issuable to the selling stockholders under the Securities Act. We intend to keep the registration statement of which this prospectus is a part effective until the earlier of (i) the date on which the selling stockholders have sold all of the shares under the registration statement, or (ii) the date on which the shares under the registration statement may be sold without restriction pursuant to Rule 144 under the Securities Act. We have agreed to pay all expenses in connection with this offering, not including underwriting discounts, commissions, or transfer taxes relating to the sale of the shares by the selling stockholders.

We will not receive any proceeds from sales of any shares by the selling stockholders. Wainwright will receive approximately $28,000 in additional cash compensation if all of the Investor Warrants are exercised.

BUSINESS

(dollars in thousands)

General

We were incorporated in Delaware in 1986 as a wholly owned subsidiary of a predecessor corporation with the same name. We own a 90% interest in Communication Intelligence Computer Corporation, Ltd, a joint venture with Jiangsu Hongtu Electronics Group, Ltd. The Joint Venture was formed in September 1993.

Our products focus on emerging, high potential applications including paperless workflow, handheld computers, smartphones and eCommerce. Our products are designed to increase the ease of use, functionality, and security of electronic devices and eBusiness processes. We sell directly to OEMs and enterprises, through major retail outlets such as CompUSA, Staples, OfficeMax, and key integration/channel partners and direct via our website. Our clients include Charles Schwab, Fujitsu, PalmSource, The Prudential Insurance Company of America, Siebel Systems, Siemens Medical Systems, Sony Ericsson, Mobile Communications AB, Symbol technologies, Saint Vincent’s Hospital (member of Ascension Health) and The Tennessee Valley Authority.

We are headquartered in Redwood Shores, California and our Joint Venture is based in Nanjing, China

Segments

Our financial information is presented in two segments—handwriting recognition software and systems integration. The handwriting recognition segment is comprised of three revenue categories: OEM, enterprise and online sales. All handwriting recognition software is developed around our core technology. Systems integration represents the sale and installation of third party computer equipment and systems that use our software products. All systems integration revenue is generated through our Joint Venture.

Core Technologies

Our core technologies are classified into two broad categories: “natural input technologies” and “transaction and communication enabling technologies.” These technologies include multilingual handwriting recognition systems (Jot® and the Handwriter® Recognition System, referred to as HRS™), electronic signature, handwritten signature verification, electronic ink recording tools (InkTools®, Sign-it®, iSign®, SignatureWallet™ and Sign-on®), and operating system extensions that enable pen input (PenX™). Other consumer and original equipment manufacturer (“OEM”) products include electronic notetaking (QuickNotes®, and InkSnap®) and software that can predict text input (WordComplete®).

Natural Input Technologies. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device by using an electronic pen or “stylus” as the primary input device or in conjunction with a keyboard. CIC’s natural input offerings include multilingual handwriting recognition systems, software keyboards, predictive text entry, and electronic ink capture technologies. Many small handheld devices such as electronic organizers, pagers and smart cellular phones do not have a keyboard. For such devices, handwriting recognition and software keyboards offer the most viable solutions for performing text entry and editing. CIC’s predictive text entry technology simplifies data entry even further by reducing the number of actual letters required to be entered. The Company’s ink capture technologies facilitate the capture of electronic ink for notetaking, drawings or short handwritten messages.

Transaction and Communication Enabling Technologies. The Company’s transaction and communication enabling technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication and heightened data security. The Company’s transaction and communication enabling technologies have been fundamental in its development of software for electronic signatures, handwritten biometric signature verification, data security, and data compression.

Handwriting recognition segment products

Key Handwriting recognition segment products include the following:

Handwriter, Chinese Handwriter and Jot	Multi-lingual handwriting recognition softwarez

Inktools	A suite of application development tools for electronic signatures, biometric signature verification and cryptography

iSign	Web based development tools for electronic signature and biometric signature verification

PenX	Operating systems extensions for the Windows operating system that enables pen-based functionality and handwriting

QuickNotes and InkSnap	Electronic handwritten notetaking software

Sign-it and Sign-it Server	Electronic signatures for the enterprise market

Sign-On and SignatureWallet	Biometric Signature verification software for device access and data protection

WordComplete	Predictive text entry software

Products and upgrades for the Handwriting recognition products that were introduced and first shipped in 2004 include the following:

WordComplete v3.1

iSign v3.0

iSign v3.1

Sign-it for Acrobat v4.0

Sign-it for Acrobat v4.1

Sign-it for Acrobat v4.2

Sign-it for Acrobat SDK v1.0

Sign-it for Word v4.11

SignatureOne v1.0 (Oracle Support)

Jot for Palm OS v2.05

Jot for Palm OS v2.1

Handwriting recognition software analyzes the individual strokes of characters written with a pen/stylus and converts these stokes into machine-readable text characters. This software is especially useful for portable electronic devices that are too small to employ a keyboard, and for the input of ideographic script characters such as those used in written Chinese and Japanese. The Company currently has two recognition system offerings, Handwriter and Jot.

CIC’s Handwriter Recognition System (“HRS™“) recognizes handwritten input on Windows and Windows CE based pen computers and desktop PCs for either English or simplified and traditional

Chinese characters. HRS accurately recognizes handwritten characters with no recognizer training required, so the user can write naturally. HRS is a full-context recognizer that offers some unique features such as automatic spacing between words and automatic capitalization of the first letter of new sentences. HRS is also an integral component of the Company’s PenX software and Inktools Software Development Kit (“SDK”) that is currently licensed to consumers, OEMs and vertical market channel partners.

Jot recognizes handwritten input and is specifically designed for small devices. Unlike many recognizers that compete in the market for handheld data input solutions, Jot offers a user interface that allows for the input of natural upper and lowercase letters, standard punctuation and European languages without requiring the user to memorize unique characters or symbols. This recognizer offers rapid and accurate recognition without requiring the consumer to spend time training the system. Jot has been licensed to such key OEMs as: Microsoft, Sony Ericsson, Symbian, PalmSource, National Semiconductor and Vtech. Jot has been ported to many operating systems, including Palm OS, Windows, Windows CE, VT-OS, EPOC, QNX, Linux and OS/9, and is currently under development for others. The standard version of Jot, which is available through OEM, Enterprise and Online product offerings, recognizes and supports input of Roman-based Western European languages.

InkTools is an electronic signature and handwritten signature verification software developers’ kit that captures and analyzes the image, speed, stroke sequence and acceleration of a person’s handwritten electronic signature. InkTools provides an effective and inexpensive handwriting security check for immediate authentication. It also stores certain forensic elements of a signature for use in determining whether a person actually electronically signed a document. The InkTools kit also includes software libraries for industry standard encryption and data binding process to protect the sensitive nature of a user signature. Commercial applications for this type of software include document approval, verification of the identity of users participating in electronic transactions and securing log-in access to computer systems or protected networks. This software toolkit is used internally by CIC as the underlying technology in its Sign-On, iSign, SignatureWallet and Sign-it products as well as the integrated solutions provided by the systems integration operation of the joint venture in China. It has been licensed to numerous key development partners and end-users, including Chase Manhattan Bank, EDS, Bionetax, Siebel Systems and Nationwide (UK).

Sign-On and SignatureWallet are product offerings that utilize the Company’s handwritten biometric signature verification technology to provide access and data security on portable devices. This provides the additional level of security needed for devices that are increasingly being used in business and generally contain sensitive data. Currently available for the Palm 3.x or later, Windows CE and Windows XP Tablet PC Edition operating systems, the product is also being ported to other platforms to meet the specifications of new licensees and customers.

Sign-it is a family of electronic signature products for recording electronic signatures as they are being written as well as binding and verifying electronic signatures within standard consumer applications. These products combine the strengths of handwritten signatures and cryptography to process, transact and create electronic documents with the same legal standing as a traditional wet signature on paper in accordance with the Electronic Signature in National and Global Commerce act. Organizations wishing to process electronic forms requiring varying levels of security can reduce the need for paper forms by adding electronic signature technologies to their workflow solution. Currently, Sign-it is available for MS Word, AutoCAD and Adobe® Acrobat®, while support for additional application environments are in development.

iSign provides functionality similar to InkTools but was specifically designed for web based architectures. The current product supports either a Windows implementation with Internet Information Server and Internet Explorer or Java implementations based on J2EE. The product was designed to meet the needs of higher-end server products and a broad base of client systems, which can range from Windows devices to PDAs.

Business Enterprise Revenues

The Company’s revenue from business end users for the nine months ended September 30, 2004 increased approximately 554% to $5,679 from $869 in the comparable prior year period. The Company believes the increase in revenue reflects the increasing demand for CIC’s eSignature solutions. The Company also believes that the increasing focus on corporate accountability, including a growing demand for auditable business approval processes, is driving many enterprises to add eTransactions to their priority deployments in 2004.

Enterprises that have licensed the Company’s technology include the following:

Licensee	Product(s) licensed	Application of Products
Accelio	Inktools	E-Signature for mobile forms

Agricultural Bank of China	InkTools	E-signature for document automation

Al-Faris	Multiple	Reseller and integrator in the Middle East focused on e-signatures

Allergan Sales	Sign-It	Clinical regulatory applications

Ameridial	Inktools	E-signature for internal use documents

Assurant Group	Sign-It	Sales force automation, new account openings

Audata, Limited	Multiple	Multiple applications focused on paperless environment and security

Baptist Health	Inktools	E-signature for patient records

BF Goodrich, Aircraft	Sign-It	E-signature for internal use; Sensor Division documents

Canada Customs	Sign-It	E-signature for internal use documents

Charles Schwab	Sign-It	New account openings

China Ministry of Railways	InkTools	E-signature for document automation

Decade Software	PenX & InkTools	Windows pen computer upgrades

E-Com Asia Pacific Pty Ltd.	Multiple	Regional reseller, multiple applications

EDS	InkTools	Information assurance for network and application security

Federal Reserve Bank	Sign-On	Biometric mobile device; access security

FMC Corp.	Sign-It	E-signature for internal use documents

First American Bank	Sign-It	E-signature for various financial and internal documents

First Command Financial	Sign-It	E-signature for document automation

IA Systems	InkTools	E-signature for loan organization

ILI Technologies, (Ltd.)	InkTools & iSign	Various e-signature applications for the vertical markets in Israel

Industrial & Commercial Bank of China	InkTools	E-signature for document automation

Integrate Online	InkTools	Mortgage closing

Nanjing Agricultural Bureau	InkTools	E-signature for document automation

National Healthcare	Sign-It	E-signature for document automation

Nationwide Building Society	InkTools	E-signature for document automation

Naval Surface Warfare	InkTools	E-signature for material center receipts

Novabase	Sign-It	Systems integrator for various vertical market applications

Old Republic National	Sign-It	Title processing applications

Orange County, CA	Sign-It	Automate building permit process

PHT Corporation	Sign-It	Clinical trial documents

Physician WebLink	Sign-It	Automate patent enrollment / records / billing

Proware	InkTools	E-signature for judicial orders

Prudential Insurance Co.	Sign-It EX	E-Signature for mobile forms

PSC Communications	Multiple	Reseller and OEM partner in the UK focused on e-signature

PureEdge	Sign-It	E-signature for financial documents

RecordsCenter.com	InkTools	Legal contracts and other significant documents

State Farm Mutual Automobile Insurance Company	iSign	E-signature for document automation

St. Vincent’s Hospital	Multiple	E-signature for document automation

Siebel	Multiple	Sample delivery of regulated drugs

Siemens Medical Solutions	Multiple	E-signature for healthcare

Symbol Technologies	Multiple	Reseller for all major products

Tennessee Valley Authority	Multiple	E-signature for approval of internal documents

Turner Construction/Oracle	iSign	E-signature for document automation

Wells Fargo Services Company	Sign-It	E-Signature for financial documents

Wisconsin Electric Power	Sign-On	Biometric mobile device; access company security

OEM Revenues

OEM revenues for the nine months ended September 30, 2004, increased by approximately 38% compared to the prior year period primarily as a result of increased shipments by PalmSource of its operating system embedded with our Jot software.

In early 2003, PalmSource announced that it had licensed CIC’s Jot® handwriting recognition software to replace Graffiti® as the standard and only handwriting software on all new Palm Powered® devices. Under this agreement, “Graffiti 2 powered by Jot” is embedded by PalmSource in current versions of its Palm OS® platform. The new Graffiti 2 handwriting software supports an intuitive, more natural form of input, minimizing learning time for new users and easing the transition for experienced users. Due to the continuing depressed levels of handheld computer shipments throughout 2003 and existing OEM inventory levels, the transition by OEMs to PalmSource’s latest operating systems (with Graffiti 2/Jot) was much slower than anticipated. CIC first received royalties in the second quarter of 2003, representing less than 10% of total PalmSource OS reported shipments with fourth quarter royalties reflecting approximately 70% of total PalmSource OS reported shipments.

Online/Retail Revenues

Revenues from our software sold directly through our website, (www.cic.com) and at the retail point of sale declined significantly for the nine months ended September 30, 2004 compared to the prior year period primarily due to embedding our software by PalmSource in its new products and the declining demand for updating older handheld devices.

Retail sales are generated through an agreement with Elibrium Inc., that positions our Palm OS based software offerings directly at the point of sale at retailers including Comp USA, Staples, and Office Max, and from leading online suppliers of software enhancements for Palm powered devices, Handango and PalmGear.

China Handwriting Recognition Revenues

The Joint Venture, 90% owned by the Company, was established over nine years ago and is headquartered in Nanjing China. The Joint Venture is 10% owned by Jiangsu Hongtu Electronics Group, the leading DVD supplier in the US with its APEX brand, and a leading supplier of other high technology products and systems.

Software sales in China declined significantly for the nine months ended September 30, 2004, compared to the prior year period reflecting the unpredictable nature of revenue generation while establishing a channel strategy, which began in the second quarter of 2003. This strategy is aimed at achieving accelerated and sustained sales growth by leveraging channel partners to gain China-wide market coverage. The channel strategy involves training the partners’ sales forces and the Joint

Venture’s engineering efforts to embed our eSignature software into the partners’ total application solutions. A second factor expected to impact near term revenue is the passing, in August 2004 of the Electronic Signature Law in China. We believe that overall this is a very positive event in that it provides an impetus for our technology by providing a framework for product functionality and standards that are required for accelerated market growth. It has necessitated, however, the need to focus engineering effort on developing product functionality that is consistent with the new guidelines, thereby delaying further our sales efforts with channel partners. We believe that the channel partner strategy, coupled with the passing of the new eSignature law, provides the framework for increasing and sustained sales growth in China. Attaining predictable and sustained revenue growth on a quarter to quarter basis, however, may not occur until the first half of 2005 and beyond.

Systems Integration

System integration segment revenue declined 94% for the nine months ended September 30, 2004, compared to the prior year period. Over the prior two years, the Joint Venture had emerged as the leading supplier in Jiangsu Province to a fast-growing mobile industry application for regulated goods, with an estimated 70% market share. However the decision not to expand this business to other provinces, which would require significant increases in base costs to provide turn-key capabilities, but rather to focus on the emerging high potential eSignature/office automation market in China, resulted in the decline in system integration revenue. We expect system integration revenues to continue to decline.

Marketing

Handwriting Recognition Segment

Our products are marketed through three sales approaches: OEM sales, enterprise and online/retail sales. OEM sales efforts are aimed at license revenues derived primarily from smart handheld device manufacturers. Enterprise sales efforts are directed at both software providers and end-users. Online/retail sales represent revenues generated from the Company’s software sold through its website and retail outlets.

OEM Licensed Products. We currently license software products for Windows®3.x, Windows95, Windows’98, WindowsNT, WindowsCE, EPOC, QNX, VT-OS, Palm and Linux. We also port our products to other platforms to meet the specifications of licensees. Our PenX, Sign-it, and Handwriter Recognition System are licensed for portable PCs utilizing the Windows 98, Windows NT, Windows 2000, Windows XP and WindowsCE operating systems and are primarily used for field force automation and in pen-input PC peripherals for desktop use. Jot, QuickNotes, Sign-On, WordComplete and our software keyboard are licensed primarily for the new, smaller classes of personal computers that utilize the Windows CE operating systems and handheld communicators such as smartphones and PDAs that use the Palm or Symbian operating system.

Enterprise Solution Products. We offer several products targeted at the broad enterprise market. We believe that this market could benefit from workflow automation solutions using electronic signatures or handwriting authentication such as new account openings, regulated document submissions and device/network security. For these markets, we offer several products, including InkTools, a high performance software developer’s kit for implementing systems using electronic ink and electronic signatures, which is available for almost all major operating systems. We also offer iSign, which provides the same functionality as InkTools but is specifically designed for distributed application architectures and Sign-it, which is designed to provide this functionality within the framework of the most common word processing applications and electronic form publishing environments.

Online Product Offerings. Our Online Sales department is charged with the sale of our shrink-wrapped software applications and tools. This currently includes most of our products and everyone from consumers to software developers and corporations are customers. These products are sold through retail outlets and over the Internet, on our website, and by other Internet-based electronic resellers. Consumer versions of these products are being sold for users of the Palm connected organizers and Windows CE devices. Much of the growth in Online sales since 1998 was attributable to sales of these products to users of Palm OS devices.

Systems Integration Segment

Our systems integration activity is confined to the Joint Venture where services are provided to Chinese enterprises and government users and other joint ventures in the Peoples Republic of China involving the re-sale of desktop computers, monitors, servers and other computer related products together with customized software in mostly office automation and materials replenishment planning applications.

Copyrights, Patents and Trademarks

Handwriting Recognition Segment

We rely on a combination of patents, copyrights, trademarks, trade secrecy and contractual provisions to protect our software offerings and technologies. We have a policy of requiring our employees and contractors to respect proprietary information through written agreements. We also have a policy of requiring prospective business partners to enter into non-disclosure agreements before disclosure of any of our proprietary information.

Over the years, we have developed and patented major elements of our software offerings and technologies. In addition, in October 2000 we acquired, from PenOp, Inc. and its subsidiary, a significant patent portfolio relevant to the markets in which we sell our products. Our material patents and the years in which they each expire are as follows:

Patent No.	Expiration
4718102	2005
5049862	2008
5544255	2013
5647017	2014
5818955	2015
5933514	2016
6064751	2017
6091835	2017
6212295	2018
6381344	2019
6487310	2019

We believe that these patents provide a competitive advantage in the electronic signature and handwriting recognition markets. We believe that the technology covered by the patents is unique and allows us to produce superior products. We also believe these patents are very broad in their coverage. The technology goes beyond the simple handwritten signature and includes measuring electronically the manner in which the person signs to ensure tamper resistance and security of the resultant documents and the use of other systems for identifying an individual and using that information to close a transaction. We believe that the patents are sufficiently broad in coverage that any product with substantially similar functionality will infringe our patents. Moreover, because the majority of these patents do not expire for between 9 and 15 years from the date hereof, we believe that we have sufficient time to develop new related technology, which may be patentable, and to establish the Company as a market leader in these product areas. Accordingly, we believe that for a significant period of time the patents will deter competitors from introducing competing products without creating substantially different technology or licensing our technology.

We have an extensive list of registered and unregistered trademarks and applications in the United States and other countries. We intend to register our trademarks generally in those jurisdictions where significant marketing of our products will be undertaken in the foreseeable future.

Systems Integration Segment

Systems integration does not rely to any material degree on our products and, therefore, our patents and their ultimate expiration do not significantly impact the systems integration segment.

Material Customers

Handwriting Recognition Segment

Historically, our handwriting recognition segment revenues have been derived from a limited number of customers. For example, one customer, a national insurance company, accounted for 49% of the total segment revenue for the nine months ended September 30, 2004 and another customer, also a national insurance company, accounted for 19% of total segment revenues for the year ended December 31, 2003. Nationwide Building Society accounted for 11% of total segment revenues for the year ended December 31, 2002 and The Prudential Insurance Company of America accounted for 16% of total segment revenues for the year ended December 31, 2001.

Systems Integration Segment

Fujitsu Ltd. accounted for 21% of total system integration revenue for the year ended December 31, 2003. This same customer accounted for 30% and 16% of total segment revenues for the years ended December 31, 2002 and 2001, respectively.

Seasonality of Business

To date, neither of our segments has been subject to seasonal fluctuations and we do not expect such seasonal fluctuations to develop in the future.

Backlog

Handwriting Recognition Segment

Backlog was approximately $507 at September 30, 2004 and approximately $170 at December 31, 2003, in both cases representing advanced payments on service maintenance agreements that are and were expected to be recognized over the next twelve months. At December 31, 2002 and 2001, backlog was approximately $165 and $88, respectively, representing advanced payments on service maintenance agreements and non-recurring engineering projects.

Systems Integration Segment

There was no backlog at September 30, 2004 or December 31, 2003. At December 31, 2002 and 2001, backlog was approximately $34 and $178, respectively.

Competition

Handwriting Recognition Segment

We face competition at different levels. Certain competitors, e.g., PenPower Group, and Decuma AB, have developed or are developing software offerings, which may compete directly with our offerings. Most of our direct competitors, e.g., Microsoft Corporation, Silanis Technology, Inc., and Advanced Recognition Technology, Inc., to date have focused on only one element of such offerings, such as handwriting recognition technology, signature capture/verification or pen-based operating environments or other pen-based applications. We believe that we have a competitive advantage in some cases due to our range of product offerings. There can be no assurance, however, that competitors, including some with greater financial or other resources, will not succeed in developing products or technologies that are more effective, easier to use or less expensive than our products or technologies that would render our products or technologies obsolete or non-competitive.

Systems Integration Segment

The Joint Venture competes with other systems integrators of similar size (less than 100 employees) in China for small to mid-size enterprise opportunities. The Joint Venture primarily competes on price and quality and breadth of services for these opportunities. We believe that the Joint Venture is competitive in its pricing and has been consistently recognized by its customers for its high quality of service.

Employees

As of September 30, 2004, we employed 42 full-time equivalent employees. Our handwriting recognition segment consisted of 41 employees, 21 of which are in the United States and 20 of which are in China. As of September 30, 2004, we employed one full-time employee in our systems integration segment in China. From time to time, we also use additional personnel on an as needed basis. We believe we have good relations with our employees and none of our employees are a party to a collective bargaining agreement.

Geographic Areas

We sell our products in the United States and China. For the nine months ended September 30, 2004, our sales in China as a percentage of total sales was 2% compared to 34%, 38% and 29%, respectively, for the years ended December 31, 2003, 2002, and 2001. Included in the U.S. sales are export sales. Export sales as a percentage of total revenues was 0%, 14%, 12% and 16%, respectively, for the nine months ended September 30, 2004 and the years ended December 31, 2003, 2002, and 2001.

Properties

We currently lease our principal facilities, consisting of approximately 9,634 square feet in Redwood Shores, California, pursuant to a sub-lease that expires in 2006. The Joint Venture leases approximately 1,500 square feet in Nanjing, China. We believe that our current facilities will be suitable to continue operations for the foreseeable future.

Legal Proceedings

On June 7, 2004, Topaz Systems, Inc. (“Topaz”) filed a complaint against us in United States District Court Northern District of California San Francisco Division alleging breach of contract, breach of covenant of good faith and fair dealing. Topaz also sought a declaratory judgment that it had not breached the September 29, 2000 License agreement between it and the Company (the “License”), it had not infringed certain of our patents and that such patents were invalid and/or unenforceable. No monetary damages were specified. The Company believed that the claims were without merit and proceeded to file an answer in which it denied Topaz’ claims and to file counterclaims against Topaz alleging that Topaz had breached the License, had infringed certain of our patents and was engaging in unfair competition. Topaz then filed another complaint against us in the United States District Court Central District of California Western Division requesting declaratory judgment that it did not infringe certain of our patents (not included in the other complaint) and that such patents were invalid and/or unenforceable. Although we believed that these additional claims also were without merit, on November 24, 2004, the parties settled all claims and we entered into a new licensing agreement with Topaz.

DIRECTORS

The following table sets forth certain information concerning the Company’s directors:

Name	Age	Year First Elected or Appointed
Guido D. DiGregorio	66	1997
Michael Farese	55	2002
Louis P. Panetta	55	2000
C. B. Sung	76	1986
David E. Welch	57	2004

The business experience of each of the directors for at least the past five years includes the following:

Guido D. DiGregorio was elected Chairman of the Board in February 2002, Chief Executive Officer in June 1999 and President in November 1997. From November 1997 to June 1999, he was also the Company’s Chief Operating Officer. He was a partner in DH Partners, Inc. (a management consultant firm) from 1996 to 1997. Prior to that Mr. DiGregorio was recruited by a number of companies to reverse trends of financial losses, serving as President and CEO of each of the following companies: Display Technologies, Inc. (a manufacturer of video data monitors) from 1994 to 1996, Superior Engineering Corp. (a producer of factory-built gas fireplaces) from 1991 to 1993, Proxim, Inc. (wireless data communications) from 1989 to 1991, Maxitron Corp. (a manufacturer of computer products) from 1986 to 1989 and Exide Electronics (producer of computer power conditioning products) from 1983 to 1986. From 1966 to 1983, Mr. DiGregorio was employed by General Electric in various management positions, rising to the position of General Manager of an industrial automation business.

Michael Farese was elected a director of the Company in February 2002. Mr. Farese has over thirty years of broad based telecommunications industry experience including an extensive background in cellular and wireless subscriber equipment. He has been the President & CEO of WJ Communications, a Silicon Valley-based manufacturer of innovative broadband communications products for current and next generation wireless communications networks from March 2002 to present. Prior to joining WJ Communications, Mr. Farese was President & CEO, Tropian Inc. from 1999 to 2002. Prior to that he numerous senior management positions including Vice President & General Manager-Global Personal Networks, Motorola, Vice President & General Manager-American Business Group, Ericsson, Vice President, Product Planning & Strategy, Nokia, Executive Director-Business Systems, ITT and Division Manger-Networks Business Systems, AT&T.

Louis P. Panetta was elected a director of the Company in October 2000. From November 2001 to September 2003 Mr. Panetta was a member of the Board of Directors of Active Link. Mr. Panetta was Vice President of Marketing and Investor Relations with Mobility Concepts, Inc. (a wireless Systems Integrator), a subsidiary of Active Link Communications from February 2001 to April 2003. Mr. Panetta was President and Chief Operating Officer of PortableLife.com (e-commerce products provider) from September 1999 to October 2000 and President and Chief Executive Officer of Fujitsu Personal Systems (a manufacturer of computer hardware) from December 1992 to September 1999. From 1995 to 1999, Mr. Panetta served on the Board of Directors of Fujitsu Personal Systems.

C.B. Sung was elected a director of the Company in 1986. Mr. Sung has been the Chairman and Chief Executive Officer of Unison Group, Inc. (a multi-national corporation involved in manufacturing, computer systems, international investment and trade) since 1986 and Unison Pacific Corporation since 1979. He also serves on the Board of Directors of several private companies and non-profit organizations.

David E. Welch was elected a director in March 2004 and serves as the financial expert on the Audit Committee. Mr. Welch is the principal of David E. Welch Consulting, a financial consulting firm, from July 2002 to present. Mr. Welch has also been Vice President and Chief Financial Officer of American Millennium Corporation, Inc., a provider of satellite based asset tracking and reporting equipment, from April 2004 to present. Mr. Welch was Vice President and Chief Financial Officer of Active Link Communications, a manufacturer of telecommunications equipment, from 1999 to 2002. Mr. Welch has held positions as Director of Management Information Systems and Chief information Officer with Micromedex, Inc and Language Management International from 1995 through 1998. Mr. Welch is a member of the Board of Directors of Advanced Neutraceuticals, Inc., a private label contract manufacturer of vitamins and supplements, and AspenBio, a manufacturer of pure hormones and tumor markers.

Other Director Information

The Company’s affairs are managed under the direction of the Board of Directors. Members of the Board receive information concerning the Company’s affairs through oral and written reports by management, Board and committee meetings and other means. Our directors generally attend Board of Directors meetings, committee meetings and informal meetings with management and others, participate in telephone conversations and have other communications with management and others regarding the Company’s affairs.

Directors serve until their successors are duly elected and qualified or until their earlier resignation, removal or disqualification. There are no family relationships between the Company’s directors and executive officers. For certain relationships between the Company and its directors, see “Certain Relationships and Related Transactions.”

Board Committees

There are four committees of the Board of Directors as set forth below. The members of each committee are appointed by the Board of Directors

•                  Audit Committee.   The Audit Committee generally reviews the scope and results of the audit by the Company’s independent auditors and reviews the Company’s procedures for establishing and monitoring internal accounting controls. All members of the Audit Committee are independent for purposes of applicable securities laws and David E. Welch is the Chair and designated financial expert on the Audit Committee. Other members of the committee are Michael Farese, Louis Panetta and CB Sung.

•                  Finance Committee.   The Finance Committee develops strategies for the financing and development of the Company and monitors and evaluates progress toward established objectives. Messrs. Farese, Panetta and Sung are members of the committee.

•                  Compensation Committee.   The Compensation Committee generally reviews compensation matters with respect to executive and senior management arrangements and administers our stock option plans. Messrs. Farese, Panetta and Sung are members of the committee.

•                  Nominating Committee.   The Nominating Committee is responsible for considering and making recommendations to the Board concerning the appropriate size, function, composition and needs of the Board and its committees. Messrs. Farese, Panetta, Sung and Welch are members of the committee.

Board and Committee Meetings

During 2003, the Board of Directors held three formal meetings and also acted by unanimous written consent on 11 occasions. Through September 30, 2004, the Board has held three formal meetings and also acted by unanimous written consent on one occasion. The committees held meetings jointly with the formal Board meetings in 2003 and have held meetings jointly with the formal Board through the first nine months of 2004. For the year ended December 31, 2003, each incumbent director participated in all of the formal meetings of the Board and each committee on which he served. For the nine months ended September 30, 2004, each incumbent director participated in all of the formal meetings of the Board and each committee on which he served, except for C. B. Sung and Michael Farese, each of whom missed one formal meeting.

Director Compensation

For their services as directors of the Company, all non-employee directors receive a fee of $1,000 for each Board of Directors meeting attended and directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attending such meetings. Directors are also eligible to receive stock options. In June 2004, Michael Farese, Louis Panetta and C. B. Sung were each granted immediately exercisable non-qualified options to purchase 25,000 shares of common stock at an exercise price of $0.54, which options expire on June 21, 2011. The Company retains a declining balance repurchase option on the shares underlying these options for one year from the date of grant.

EXECUTIVE OFFICERS

The following table sets forth, as of December 31, 2004, the name and age of each executive officer of the Company, and all positions and offices of the Company presently held by each of them.

Name	Age	Positions Currently Held
Guido D. DiGregorio	66	Chairman of the Board, Chief Executive Officer and President
Francis V. Dane	53	Chief Legal Officer, Secretary and Chief Financial Officer

The business experience of each of the executive officers for at least the past five years includes the following:

Guido D. DiGregorio—See the discussion above.

Francis V. Dane was appointed the Company’s Secretary in February of 2002, its Chief Financial Officer in October 2001, its Human Resources Executive in September 1998 and he assumed the position of Chief Legal Officer in December of 1997. From 1991 to 1997 he served as a Vice President and Secretary of the Company, and from 1988 to 1992 as its Chief Financial Officer and Treasurer. Since July of 2000, Mr. Dane has also been the Secretary and Treasurer of Genyous, Inc. a biotechnology venture capital and incubation company. From October 2000 to April 2004, Mr. Dane served as a director of Perceptronix Medical, Inc. and SpetraVu Medial Inc., two companies focused on developing improved methods for the early detection of cancer. From October 2000 to June 2003, Mr. Dane was a director of CPC Cancer Prevention Centers Inc., a company that is developing a comprehensive cancer prevention program based upon the detection of early stage, non-invasive cancer. Prior to this Mr. Dane spent over a decade with PricewaterhouseCoopers, his last position was that of Senior Manager, Entrepreneurial Services Division. Mr. Dane is a member of the State Bar of California and has earned a CPA certificate from the states of Connecticut and California.

EXECUTIVE COMPENSATION

The following table sets forth compensation awarded to, earned by or paid to the Company’s President, regardless of the amount of compensation, and each executive officer of the Company serving as of December 31, 2004 whose total annual salary and bonus for 2004 will exceed $100,000 (collectively, the “Named Executive Officers”). Annual compensation amounts are set forth for the years ended December 31, 2003 and 2002.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Securities
Name and Principal Position	Year	Salary		Other Annual Compensation	Underlying Options

Guido DiGregorio	2004	$248,500		—	—
Chairman, President and Chief Executive Officer	2003	$206,250	(1)	—	—
	2002	$213,500	(1)	—	250,000

Francis V. Dane	2004	$136,625		—	100,000
Chief Legal Officer, Secretary and	2003	$128,500		—	100,000
Chief Financial Officer	2002	$110,083		—	100,000

(1)                                  Mr. DiGregorio’s salary was increased in February 2002 to $250,000. Mr. DiGregorio has deferred approximately $64,000 in salary payments to ease cash flow requirements. Mr. DiGregorio may resume payment of his full salary at any time, and payment of deferred amounts may be demanded by Mr. DiGregorio at any time after December 31, 2002 and 2003, respectively. Mr. DiGregorio was paid his deferred salary from 2002 and 2003 of approximately $64, and $70 in January 2003 and 2004, respectively.

Option Grants In 2004

On November 11, 2004 Mr. Dane was granted options to purchase 100,000 shares of the Company’s common stock, at an exercise price of $0.54 per share. The options granted vest pro rata quarterly over three years.

Aggregate Option Exercises in 2004 at December 31, 2004 Option Values

The following table sets forth certain information concerning the Named Executive Officers with respect to the exercise of options in 2003, the number of shares covered by exercisable and unexercisable stock options at December 31, 2004 and the aggregate value of exercisable and unexercisable “in-the-money” options at December 31, 2004.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004 Exercisable(E)/ Unexercisable(U)		Value of Unexercised In-The-Money Options December 31, 2004(1) Exercisable(E)/ Unexercisable(U)
Guido DiGregorio	—	$—	1,950,000	(E)	$—	(E)(1)
Francis V. Dane	—	$—	309,852	(E)	$19,114	(E)(1)
			134,091	(U)	9,886	(U)(1)

(1)                                  The value of unexercised in-the-money options was determined by using the difference between the closing sale price of the common stock on the Nasdaq Over the Counter Market as of December 31, 2004 ($0.62) and the exercise price of such options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 31, 2004, with respect to the beneficial ownership of (i) any person known to be the beneficial owner of more than 5% of any class of voting securities of the Company, (ii) each director of the Company, (iii) each of the current executive officers of the Company named in the Summary Compensation Table of this Proxy Statement under the heading “Executive Compensation” and (iv) all directors and executive officers of the Company as a group.

	Common Stock
Name of Beneficial Owner	Number of Shares	Percent of Class
Guido DiGregorio (1)	1,950,000	1.92%
C. B. Sung (2)	1,415,241	1.40%
Louis P. Panetta (3)	178,125	*
Michael Farese (4)	125,000	*
Welch, David E. (5)	50,000	*
Francis V. Dane (6)	310,064	*
All directors and executive officers as a group (6 persons)	4,053,430	3.99%

*              Less than 1%.

(1)                                  The number of shares of common stock represents 1,950,000 shares of a total of 1,950,000 shares, which are issuable upon the exercise of stock options granted to Mr. DiGregorio in January 1999 and February 2002, that are exercisable within 60 days of December 31, 2004. The business address of Mr. DiGregorio is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See “Executive Compensation; Option Grants in 2002.”

(2)                                  The number of shares of common stock includes (a) 1,220,682 shares held by the Sung Family Trust of which Mr. Sung is a trustee, (b) 3,369 shares held by the Sung-Kwok Foundation of which Mr. Sung is the Chairman, and (c) 191,190 shares of common stock issuable upon the exercise of stock options which are exercisable within 60 days of December 31, 2004. Mr. Sung may be deemed to beneficially own the shares held by the Sung Family Trust and the Sung-Kwok Foundation. The business address of Mr. Sung is, UNISON Group, 1001 Bayhill Dr., 2nd Floor, San Bruno, California 94066. See “Certain Relationships and Related Transactions.”

(3)                                  The number of shares of common stock represents 178,125 shares, issuable upon the exercise of options granted on October 30, 2000, May 11, 2001, June 18, 2001, June 24, 2002, June 23, 2003 and June 21, 2004 which are exercisable within 60 days of December 31, 2004. Mr. Panetta’s business address is 827 Via Mirada, Monterey, California 93940. See “Certain Relationships and Related Transactions.”

(4)                                  The number of shares of common stock represents 125,000 shares issuable upon the exercise of stock options granted to Mr. Farese in February and June 2002 and June 23, 2003 and June 21, 2004, that are exercisable within 60 days of December 31, 2004. The business address of Mr. Farese is 401 River Oaks Parkway, San Jose, CA 95134. See “Certain Relationships and Related Transactions.”

(5)                                  The number of shares of common stock represent 50,000 shares issuable upon the exercise of stock options granted to Mr. Welch on March 11, 2004 that are exercisable within 60 days of December 31, 2004. The business address of Mr. Welch is 1729 East Otero Avenue, Littleton, CO 80122.

(6)                                  The number of shares of common stock represents (a) 212 shares held by Mr. Dane and (b) 325,040 shares of a total of 443,943 shares, which are issuable upon the exercise of stock options granted to Mr. Dane in January 1999, February 2002, May 2003 and November 2004 that are exercisable within 60 days of December 31, 2004. The business address of Mr. Dane is 275 Shoreline Drive, Suite 500, Redwood Shores, California 94065. See “Executive Compensation; Option Grants in 2002.”

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 21, 2004, the Board of Directors granted immediately exercisable non-qualified stock options to purchase 25,000 shares of common stock to each of Mr. Farese, Mr. Panetta and Mr. Sung at an exercise price of $0.54 per share and an expiration date of June 21, 2011. The Company retains a declining balance repurchase option on the shares underlying the options for one year from the date of grant.

On June 19, 2001, we consummated a three-year $3,000 financing (the “Loan”) with a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the “Trust”). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999, and for working capital purposes. The Loan bore interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time, and was due June 18, 2004. We received a sixty day extension to pay the $3,000 Loan to the Trust in exchange for thirty days worth of interest calculated according to the terms of the note. The extended due date was August 18, 2004. All other provisions of the Loan remained unchanged. On August 5, 2004, we paid the $3,000 note due August 18, 2004, to the Trust. The funds to retire the debt were obtained from Cornell Capital Partners LC, on August 4, 2004.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of common stock in the public market following the offering could adversely affect the market price of the common stock and adversely affect our ability to raise capital at a time and on terms favorable to us. As of December 31, 2004, we had 101,379,045 shares of common stock issued and outstanding, 13,930,283 shares of common stock reserved for issuance under the Notes and Warrants and 6,398,132 shares reserved for issuance upon exercise of options at a weighted average purchase price of $0.67 per share and 1,355,740 for options which may be granted in the future. See “Description of Securities.” Of the reserved shares for issuance upon exercise of outstanding options, 1,380,228 are issuable upon exercise of stock options that are subject to vesting requirements from December 31, 2004 to September 25, 2005. As of December 31, 2004, 5,238,566 options are vested and exercisable. All of the shares to be issued upon exercise of the options are covered by an effective registration statements.

ELIMINATION OF DIRECTOR LIABILITY

Our Certificate of Incorporation provides that to the fullest extent permitted by the Delaware law, our director shall not be liable to the Company or our shareholders for damages resulting from a breach of the director’s fiduciary duties.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

We have agreed to indemnify, to the full extent permitted by the laws of the State of Delaware, any current or former directors and officers who are made, or threatened to be made, a party to an action or proceedings, whether criminal, civil, administrative or investigative, by reason of the fact that such person or such persons is or was a director or officer of the Company, or served any other enterprise as a director or officer at the request of the Company.

In addition, we may enter into agreements with our directors providing contractually for indemnification consistent with our certificate of incorporation and bylaws. Currently, we have no such agreements.

The Delaware General Corporation Law also authorizes us to purchase insurance for our directors and officers insuring them against risks as to which we may be unable lawfully to indemnify them. We have obtained limited insurance coverage for our officers and directors as well as insurance coverage to reimburse us for potential costs of our corporate indemnification of officers and directors.

As far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document we file with the United States Securities and Exchange Commission at the United States Securities and Exchange Commission’s public reference room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call the United States Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. The United States Securities and Exchange Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the United States Securities and Exchange Commission (http://www.sec.gov).

We have filed a registration statement of which this prospectus is a part and related exhibits with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. The registration statement contains additional information about us. You may inspect the registration statement and exhibits without charge at the office of the United States Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies from the United States Securities and Exchange Commission at prescribed rates.

LEGAL MATTERS

The legality of the issuance of shares offered hereby will be passed upon by Davis Wright Tremaine LLP, Portland, Oregon.

EXPERTS

Stonefield Josephson, Inc., independent registered public accounting firm, has audited our consolidated financial statements and schedule as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, as set forth in their report dated February 20, 2004 appearing in this prospectus and registration statement, which report expresses an unqualified opinion and includes an explanatory paragraph relating to our ability to continue as a going concern described in Note 1 to the consolidated financial statements. We have included our financial statements and schedules in the prospectus and elsewhere in the registration statement in reliance on their report, given on their authority as experts in accounting and auditing.

TRANSFER AGENT

Our stock transfer agent is American Stock Transfer & Trust Company, 59 Maiden Lane, New York, New York 10038.

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2004	December 31, 2003
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$1,549	$1,039
Accounts receivable, net of allowances of $435 and $256 at September 30, 2004 and December 31, 2003, respectively	3,863	742
Inventories	302	47
Prepaid expenses and other current assets	—	177

Total current assets	5,714	2,005

Property and equipment, net	141	138
Patents and trademarks	4,758	5,042
Deposits	30	30

Total assets	$10,643	$7,215

Liabilities and Stockholders’ equity
Current liabilities:
Short-term debt—related party	$8	$3,008
Short-term debt—other	3,537	750
Accounts payable	157	243
Accrued compensation	399	259
Other accrued liabilities	362	475
Deferred revenue	507	165
Total current liabilities	4,970	4,900
Long-term debt—related party	6	13

Minority interest	100	115

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock	1,014	1,001
Additional paid-in capital	84,245	83,528
Accumulated deficit	(79,530)	(82,164)
Accumulated foreign currency translation adjustment	(162)	(178)

Total stockholders’ equity	5,567	2,187

Total liabilities and stockholders’ equity	$10,643	$7,215

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Operations

Unaudited

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Online/retail	$21	$54	$109	$260
Corporate	3,645	480	6,465	1,435
China	3	402	154	921

Total revenues	3,669	936	6,728	2,616
Operating costs and expenses:
Cost of sales:
Online/retail	—	2	—	3
Corporate	6	4	17	27
China	—	226	33	557
Research and development	326	324	918	967
Sales and marketing	394	233	1,031	696
General and administrative	690	569	1,848	1,700

Total operating costs and expenses	1,416	1,358	3,847	3,950

Income (loss) from operations	2,253	(422)	2,881	(1,334)

Other income (expense)
Interest and other income (expense), net	2	(2)	—	3

Interest expense	(117)	(46)	(262)	(143)

Minority interest	7	(2)	15	—

Net Income (loss)	2,145	(472)	2,634	(1,472)

Basic income (loss) per common share	$0.02	$(0.01)	$0.03	$(0.02)

Diluted income (loss) per common share	$0.02	$(0.01)	$0.03	$(0.02)

Weighted average common shares outstanding basic	101,368	100,101	100,751	96,537

Weighted average common shares outstanding diluted	101,819	100,101	101,202	96,537

Communication Intelligence Corporation

and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity

Unaudited

(In thousands, except share amounts)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2003	100,102	$1,001	$83,528	$(82,164)	$(178)	$2,187

Foreign currency translation adjustment	—	—	—	—	1	1

Net income for the three months ended March 31, 2004	—	—	—	1,167	—	1,167

Balances as of March 31, 2004	100,102	$1,001	$83,528	$(80,997)	$(177)	$3,355

Sale of Common shares through Cornell Capital net of expenses	1,133	11	679	—	—	690

Exercise of options for shares of Common stock	33	1	9	—	—	10

Foreign currency translation adjustment	—	—	—	—	2	2

Net loss for the three months ended June 30, 2004	—	—	—	(678)	—	(678)

Balances as of June 30, 2004	101,268	$1,013	$84,216	$(81,675)	$(175)	$3,379

Exercise of options for shares of Common stock	108	1	29	—	—	30

Foreign currency translation adjustment	—	—	—	—	13	13

Net income for the three months ended September 30, 2004	—	—	—	2,145	—	2,145

Balances as of September 30, 2004	101,376	$1,014	$84,245	$(79,530)	$(162)	$5,567

Communication Intelligence Corporation

and Subsidiary

Condensed Consolidated Statements of Cash Flows

Unaudited

(In thousands)

	Nine Months Ended September 30,
	2004	2003
Cash flows from operating activities:
Net income (loss)	$2,634	$(1,472)
Adjustments to reconcile net income (loss) to net cash provided by/used for) operating activities:
Depreciation	39	62
Patent and capitalized software amortization	294	284
Provision for doubtful accounts	178	(6)
Loss on disposal of fixed assets	4	8
Changes in operating assets and liabilities:
Accounts receivable, net	(3,299)	(326)
Inventories	47	27
Prepaid expenses and other current assets	(125)	45
Other assets	—	(2)
Accounts payable	(86)	7
Accrued compensation	140	12
Other accrued liabilities	(128)	(92)
Deferred revenue	342	(76)

Net cash provided by (used for) operating activities	40	(1,529)

Cash flows from investing activity:
Acquisition of property and equipment	(32)	(16)

Net cash used in investing activity	(32)	(16)

Cash flows from financing activities:
Payments on short term debt related party	(3,000)	—
Payments on long-term debt	(7)	—
Proceeds from issuance of short-term debt	3,537	—
Proceeds from the exercise of stock options	40	—
Proceeds from the issuance of common stock	—	2,000
Offering costs	(60)	(412)
Principal payments on capital lease obligations	(6)	(7)

Net cash provided by financing activities	504	1,581

Effect of exchange rate changes on cash	(2)	—

Net increase in cash and cash equivalents	510	36
Cash and cash equivalents at beginning of period	1,039	711

Cash and cash equivalents at end of period	$1,549	$747

Supplemental Disclosure of Cash Flow Information
Interest Paid	$262	$143
Income taxes Paid	1	1
Pay off of short-term debt through issuance of common stock	750	—

Notes to Unaudited Condensed Consolidated Financial Statements

1.             Interim financial statements and basis of presentation

The financial information contained herein should be read in conjunction with the Company’s consolidated audited financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 2003.

The accompanying unaudited condensed consolidated financial statements of Communication Intelligence Corporation and its subsidiary (the “Company” or “CIC”) have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (“GAAP”) for complete consolidated financial statements. In the opinion of management, the unaudited condensed consolidated financial statements included in this quarterly report reflect all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of its financial position at the dates presented and the Company’s results of operations and cash flows for the periods presented. The Company’s interim results are not necessarily indicative of the results to be expected for the entire year.

The Company develops and markets electronic signature software, biometric verification software for handwritten signatures and handwritten data entry software solutions aimed at emerging, large potential markets such as e-commerce, workflow automation, corporate security, smart handheld devices such as handheld computers & smartphones and the Palm OS aftermarket.

The Company’s core software technologies include electronic signature, biometric signature verification, cryptography, electronic ink recording tools (SignatureOne™), (InkTools®), (Sign-it®), (iSign®) and (Sign-On®), operating systems extensions that enable pen input (PenX™) and multilingual handwriting recognition systems (Jot®) and the Handwriter® Recognition System, referred to as HRS™.

Other consumer and original equipment manufacturer (“OEM”) products include electronic notetaking (QuickNotes® and InkSnap®) and predictive text input, (WordComplete®). CIC’s products are designed to increase the ease of use, functionality and security of electronic devices with a primary focus on smart handheld devices such as handheld computers and smartphones.

The Company offers a wide range of multi-platform software products that enable or enhance pen-based computing. The Company’s core technologies are classified into two broad categories: “transaction and communication enabling technologies” and “natural input technologies”.

Transaction and communication enabling technologies have been fundamental to the Company’s development of software for electronic signatures, handwritten biometric signature verification, data security, data compression, and electronic ink capture. These technologies are designed to provide a cost-effective means for securing electronic transactions, providing network and device access control, and enabling workflow automation of traditional paper form processing. CIC believes that these technologies offer more efficient methods for conducting electronic transactions while providing more functional user authentication, heightened data security, and increased user productivity.

Natural input technologies are designed to allow users to interact with handheld devices, including PDA’s and smartphones, by using an electronic pen or “stylus” as the primary input device or in conjunction with a keyboard. CIC’s natural input offerings include multilingual handwriting recognition systems, software keyboards, and predictive text entry technologies.

Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has suffered recurring losses from operations that raise a substantial doubt about its ability to continue as a going concern. At September 30, 2004, the Company’s accumulated deficit was approximately $79,530 and has working capital of $744. The Company filed a registration statement with the Securities and Exchange Commission that was declared effective February 2003, pursuant to the equity line of credit agreement with Cornell Capital Partners, LP (“Cornell”). However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that additional funds will be available to the Company when needed under the equity line of credit agreement or otherwise, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. See “Subsequent events, Note 13”.

2.             Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of up to 90 days to be cash equivalents.

Cash and cash equivalents consist of the following:

	September 30, 2004	December 31, 2003
Cash in bank	$82	$110
Money market	1,467	929

	$1,549	$1,039

3.             Accounts receivable concentration

For the nine months ended September 30, 2004, one customer accounted for 91% of net accounts receivable. The receivable, which accounted for 91% of net accounts receivable at September 30, 2004, was collected subsequent to the balance sheet date.

4.             Inventories

Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out (FIFO) method. Inventories consisted primarily of finished goods and are fully reserved at September 30, 2004.

5.             Short-term debt—other

On April 20, 2004, the Company’s 90% owned Joint Venture borrowed the aggregate equivalent of $37, denominated in Chinese currency, from a Chinese bank. The unsecured loan bears interest at 5.0% per annum and is due April 20, 2005. The borrowing did not require the Joint Venture to deposit a compensating balance. The note can be repaid at any time without penalty.

On December 19, 2003, the Company borrowed $750 from Cornell Capital Partners, LP. The proceeds of the loan were used for working capital purposes. The loan was secured by 4,621 shares of the Company’s common stock held in escrow. The promissory note was due and payable in seven installments, commencing January 19, 2004 and ending on March 1, 2004, and could have been paid in cash or shares of the Company’s common stock. The Company exercised its option, provided in the note, to delay the commencement of the installment payments by paying the 2% fee, which was $38 in the aggregate for the six months ended June 30, 2004. The Company chose to delay commencement of the installment payments in anticipation of an increase in the price of the Company’s stock based upon a projection of profitable first quarter results. Under the equity line of credit, the higher the market value of the Company’s stock the fewer number of shares are required to repay amounts drawn on the line. The Company had repaid the $750,000 loan through the issuance of 1,133 shares of common stock as of June 30, 2004. Due to the delay in commencement of the due date, The Company had issued approximately 21 fewer shares than it would have if it had not exercised its option to defer the due date. The Company wrote off approximately $60 in unamortized deferred financing costs associated with the $750 loan against equity.

On August 4, 2004 the Company borrowed an additional $3,500 from Cornell, the proceeds of which were used to extinguish short-term debt with a related party. See Note 6, “Short-term debt—Related Party Transactions”. The Cornell short-term debt accrues interest at the rate of 5% per annum and is scheduled to be paid, in ten equal installments with the first installment due December 6, 2004 and the last on February 7, 2005. The Company had the option to repay the note by issuing shares of the Company’s common stock. The Cornell debt was repaid in full, in cash, on November 8, 2004. See Note 13—“Subsequent events”.

6.             Short-term debt—Related Party Transactions

On June 19, 2001, the Company consummated a three-year $3,000 financing (the “Loan”) with a charitable remainder annuity trust of which a former director and officer of the Company is a trustee (the “Trust”). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999, and for working capital purposes. The Loan bore interest at the rate of 2% over the prime rate publicly announced by Citibank N.A. from time to time, and was due June 18, 2004. The Company received a sixty day extension to pay the $3,000 Loan to the Trust in exchange for thirty days worth of interest ($15) calculated according to the terms of the note. The extended due date was August 18, 2004. All other provisions of the Loan remained unchanged.

On August 5, 2004, CIC paid the $3,000 note due August 18, 2004, to the Trust. The funds to retire the debt were obtained from Cornell on August 4, 2004, (See Note 5—“Short-term debt—other”). The Cornell debt was repaid on November 8, 2004, See Note 13, “Subsequent events”.

Interest paid during the three and nine months ended September 30, 2004 was $117, and $262, respectively, and for the three and nine months ended September 30, 2003, $46 and $143, respectively. Interest payments for the three and nine months ended September 30, 2004 include $84 paid to the Trust representing interest accrued at March 31, 2004 and interest accrued through June 18, 2004 of $69, plus the $15 loan extension fee.

7.             Deferred revenue

Deferred revenue is recorded for post-contract support and is recognized as revenue when costs are incurred or over the support period, generally twelve months, whichever is longer.

8.             Net income (loss) per share

The Company calculates net income (loss) per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic net income (loss) per share, which is based on the weighted average number of shares outstanding, and diluted income (loss) per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the three-month period ended September 30, 2004, 4,937 shares of common stock subject to outstanding options, were excluded from the calculation of dilutive earnings per share because the exercise price of such options was greater than the average market price of the Company’s common stock. For the three-month period ended September 30, 2003, 5,856 shares of common stock subject to outstanding options were excluded from the calculation of dilutive earnings per share as the effect of these options is not dilutive.

	Three Months Ended
	September 30, 2004			September 30, 2003
	Net Income	Weighted Average Shares Outstanding	Per-Share Amount	Net Loss	Weighted Average Shares Outstanding	Per-Share Amount
Basic income (loss) per share:
Income available to stockholders	$2,145	101,368	$0.02	$(472)	100,101	$(0.01)
Effect of dilutive securities Stock options	—	451	—	—	—	—

Diluted income (loss)	$2,145	101,819	$0.02	$(472)	100,101	$(0.01)

For the nine-month periods ended September 30, 2004 and 2003, the computation for basic and diluted weighted average shares outstanding is as follows:

	Nine Months Ended
	September 30, 2004			September 30, 2003
	Net Income	Weighted Average Shares Outstanding	Per-Share Amount	Net Loss	Weighted Average Shares Outstanding	Per-Share Amount
Basic income (loss) per share:
Income available to stockholders	$2,634	100,751	$0.03	$(1,472)	96,537	$(0.02)
Effect of dilutive securities Stock options	—	451	—	—	—	—

Diluted income (loss)	$2,634	101,202	$0.03	$(1,472)	96,537	$(0.02)

For the nine months ended September 30, 2004, 4,937 shares of common stock subject to outstanding options, were excluded from the calculation of dilutive earnings per share because the exercise price of such options was greater than the average market price of the Company’s common stock. For the nine months ended September 30, 2003, stock options of 5,856 were excluded from the calculation of diluted earnings per share as the effect of these options is not dilutive.

9.             Common Stock Options

The Company has adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as amended by Financial Accounting Standards Board Statement No. 148. The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion

No. 25, as allowed under SFAS 123, to account for its employee stock-based compensation plans. No stock based employee compensation expense is reflected in the consolidated statement of operations as all options granted had an exercise price equal to the market value of the Company’s common stock on the date of grant. The Company complies with the disclosure provisions of SFAS 123.

Had compensation cost for the Company’s option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company’s net income (loss)

available to common stockholders and basic and diluted net income (loss) per share available to stockholders would have been as follows:

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Net income (loss) available to stockholders:
As reported	$2,145	$(472)	$2,634	$(1,472)

Add: Stock-based employee compensation expense included in reported results of operations, net of related tax effect	—	—	—	—

Deduct: Total stock based employee compensation expense determined under fair value based method, net of tax	(108)	(116)	(219)	(306)

Pro forma	$2,037	$(588)	$2,415	$(1,778)

Basic and diluted net income (loss) per share available to stockholders:
As reported	$0.02	$(0.01)	$0.03	$(0.02)

Pro forma	$0.02	$(0.01)	$0.02	$(0.02)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods:

•                  risk-free interest rate of 2.93% and 2.11% for 2004 and 2003, respectively;

•                  an expected life of 6.2 years for 2004, and 6.4 years for 2003;

•                  expected volatility of 100% for all periods; and

•                  dividend yield of 0% for all periods.

The Company expects to make additional option grants. The Company believes the above pro forma disclosures may not be representative of the pro forma effects on reported results of operations to be expected in future periods due to changes in interest rates, expected lives of current and future option grants and changes in the volatility of the price of the Company’s common stock in the market.

10.           Comprehensive income (loss)

Total comprehensive income (loss) was as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net income (loss)	$2,145	$(472)	$2,634	$(1,472)
Other comprehensive income:
Cumulative translation adjustment	13	2	16	6
Total comprehensive income (loss)	$2,158	$(470)	$2,650	$(1,466)

11.           Segment Information

The Company identifies reportable segments by classifying revenues into two categories: handwriting recognition and system integration. Handwriting recognition software is an aggregate of three revenue categories; online/retail, enterprise and original equipment manufacturers (“OEM”). All handwriting recognition software is developed around the Company’s core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company’s products. All sales represent sales to external customers.

The accounting policies followed by the segments are the same as those described in the “Critical Accounting Policies.” Segment data includes revenues and allocated costs charged to each of the operating segments.

The tables below present information about reporting segments for the periods indicated:

	Three Months Ended September 30,
	2004			2003
	Handwriting Recognition	Systems Integration	Total	Handwriting Recognition	Systems Integration	Total
Revenues	$3,669	$—	$3,669	$731	$205	$936
Income (loss) from Operations	$2,253	$—	$2,253	$(437)	$15	$(422)
Significant change in total long lived assets from year end	$—	$—	$—	$41	$—	$41

	Nine Months Ended September 30,
	2004			2003
	Handwriting Recognition	Systems Integration	Total	Handwriting Recognition	Systems Integration	Total
Revenues	$6,691	$37	$6,728	$2,015	$601	$2,616
Income (loss) from Operations	$2,873	$8	$2,881	$(1,325)	$(9)	$(1,334)
Significant change in total long lived assets from year end	$—	$—	$—	$5	$—	$5

For the three months ended September 30, 2004, one customer accounted for 96% of total handwriting recognition segment revenue. For the three months ended September 30, 2003, one customer accounted for 35% of total handwriting recognition segment revenue. For the nine months ended September 30, 2004 and 2003, one customer accounted for 49% and 22% of total handwriting recognition segment revenue, respectively.

For the three months ended September 30, 2004 there were no system integration revenues recorded. For the three months ended September 30, 2003, one customer accounted for 37% of system integration revenues. For the nine months ended September 30, 2004 and 2003, one customer accounted for 40% and 25% of system integration revenues, respectively.

12.           Commitments and contingencies

On June 7, 2004, (amended July 7, 2004) Topaz Systems, Inc. (“Topaz”) filed a complaint, against the Company, with the United States District Court Northern District of California San Francisco Division alleging breach of contract, breach of covenant of good faith and fair dealing and asking for a declaratory judgment that it had not breached the September 29, 2000 License agreement between it and the Company (the “License”), that Topaz had not infringed certain of the Company’s patents and that such patents were invalid and/or unenforceable. No monetary damages were specified. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. On July 26, 2004, the Company responded to the complaint and filed counterclaims against Topaz alleging that Topaz had breached the License, had infringed certain of the Company’s patents and was engaging in unfair competition. On July, 22, 2004, Topaz filed a complaint against the Company with the United States District Court Central District of California Western Division requesting declaratory judgment that it did not infringe certain of CIC’s patents (not included in the other complaint) and that such patents were invalid and /or unenforceable. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. The ultimate outcome of this litigation cannot presently be determined. However, in management’s opinion, the likelihood of a material adverse outcome is remote and any liability that might be incurred would not have a material adverse effect on the Company’s financial position or its results of operations. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the financial statements.

13.           Subsequent Events:

$4.2 Million Financing

On November 1, 2004, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 28, 2004). The financing, a combination of debt and equity, closed November 2, 2004. The Company raised approximately $4 million, net of commissions and legal expenses, in the financing. H.C. Wainwright & Co., Inc. (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the financing. The Company expects to use the proceeds of the financing for additional working capital as it continues to further strengthen its leadership position.

Under the terms of the financing, the Company has issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share. The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share. If the aggregate principal amount owing under the notes is converted, the Company will issue 9,080 shares of its common stock. If the notes are not converted, all principal and accrued but unpaid interest will be due October 28, 2007. The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment. The Company does not currently intend to pay accrued interest with shares of its common stock.

The warrants expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is

20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.

As placement agent for the Company, at closing Wainwright was paid a cash commission of approximately $281 and issued warrants to acquire 1,233 shares of the Company’s common stock at $0.508 per share. These warrants expire on October 28, 2009. In addition, Wainwright will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.

The Company also is required to file a registration statement providing for the resale of the shares issued upon the conversion of the notes and the exercise of the warrants.

Payment of $3.5 Million outstanding short-term debt

On November 8, 2004, the Company paid $3.5 million to Cornell Capital Partners LLC in satisfaction of a note in the same amount. The payment was required under certain provisions of a Note and Warrant Purchase Agreement between the Company and the Purchasers identified therein. (See $4.2 million financing note above).

Settlement of Litigation

On June 7, 2004, (amended July 7, 2004) Topaz Systems, Inc. (“Topaz”) filed a complaint, against the Company, with the United States District Court Northern District of California San Francisco Division alleging breach of contract, breach of covenant of good faith and fair dealing and asking for a declaratory judgment that it had not breached the September 29, 2000 License agreement between it and the Company (the “License”), that Topaz had not infringed certain of the Company’s patents and that such patents were invalid and/or unenforceable. No monetary damages were specified. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. On July 26, 2004, the Company responded to the complaint and filed counterclaims against Topaz alleging that Topaz had breached the License, had infringed certain of the Company’s patents and was engaging in unfair competition. On July, 22, 2004, Topaz filed a complaint against the Company with the United States District Court Central District of California Western Division requesting declaratory judgment that it did not infringe certain of CIC’s patents (not included in the other complaint) and that such patents were invalid and /or unenforceable. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. The ultimate outcome of this litigation cannot presently be determined. However, in management’s opinion, the likelihood of a material adverse outcome is remote and any liability that might be incurred would not have a material adverse effect on the Company’s financial position or its results of operations. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the financial statements.

On November 23, 2004, the Company entered into a settlement agreement with Topaz Systems, Inc. The agreement settles, releases and resolves all claims between the parties with respect to allegations in this previously-disclosed litigation. In connection with the settlement, the Company entered into a new licensing agreement with Topaz.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

Communication Intelligence Corporation

Redwood Shores, California

We have audited the accompanying consolidated balance sheets of Communication Intelligence Corporation and its subsidiary (“the Company”) as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders’ equity, cash flows and financial statement schedule for each of the three years in the period ended December 31, 2003, as listed in the Index to Financial Statements to the prospectus. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and the disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communication Intelligence Corporation and its subsidiary as of December 31, 2003, and 2002 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s significant recurring operating losses, working capital deficit, accumulated deficit and negative cash flows from operations raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

STONEFIELD JOSEPHSON INC.

Certified Public Accountants

Santa Monica, California

February 20, 2004 except for Note 13—“$4.2 Million Financing” as to which the date is November 1, 2004 and except for Note 13—“Settlement of Litigation” as to which the date is November 23, 2004.

Communication Intelligence Corporation

Consolidated Balance Sheets

(In thousands, except par value amounts)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$1,039	$711
Accounts receivable, net of allowances of $256 and $243 at December 31, 2003 and 2002, respectively	742	477
Inventories	47	113
Prepaid expenses and other current assets	177	244
Total current assets	2,005	1,545

Property and equipment, net	138	159
Patents	5,042	5,421
Other assets	30	43
Total assets	$7,215	$7,168

Liabilities and Stockholders’ Equity
Current liabilities:
Short-term debt-related party	$3,008	$—
Short-term debt-other	750	—
Accounts payable	243	160
Accrued compensation	259	250
Other accrued liabilities	475	527
Deferred revenue	165	165
Total current liabilities	4,900	1,102

Long-term debt-related party	13	3,000

Minority interest	115	132

Commitments and Contingencies	—	—
Stockholders’ equity:
Preferred Stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2003 and 2004, respectively;	—	—
Common stock, $.01 par value; 125,000 shares authorized; 100,102 and 91,481 shares issued and outstanding at December 31, 2003 and 2002, respectively	1,001	915
Additional paid-in capital	83,528	82,025
Accumulated deficit	(82,164)	(79,819)
Accumulated other comprehensive loss	(178)	(187)
Total stockholders’ equity	2,187	2,934
Total liabilities and stockholders’ equity	$7,215	$7,168

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Years ended December 31,
	2003	2002	2001
Revenues:
Online	$300	$351	$913
Corporate	1,703	1,667	2,958
Nonrecurring maintenance fees — M10 (Previously PenOp)	—	—	352
China	1,031	1,254	1,724
	3,034	3,272	5,947

Operating costs and expenses:
Cost of sales:
Online	17	259	805
Corporate	30	96	290
China	718	802	1,145
Research and development	1,302	1,485	1,808
Sales and marketing	905	1,543	2,054
General and administrative	2,219	2,424	2,791
	5,191	6,609	8,893

Loss from operations	(2,157)	(3,337)	(2,946)

Interest income and other income (expense), net	1	(17)	16
Interest expense	(205)	(205)	(282)
Minority interest	16	(2)	(3)
Net loss	$(2,345)	$(3,561)	$(3,215)

Basic and diluted loss per share	$(0.02)	$(0.04)	$(0.04)

Weighted average shares	97,436	91,298	90,571

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Changes in Stockholders’ Equity

(In thousands)

	Shares Outstanding	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Other Comprehensive Loss	Total
Balances as of December 31, 2000	89,667	$897	$80,656	$(73,043)	$(203)	$8,307
Exercise of options for 1,176 shares of Common Stock	1,176	$11	892	—	—	903
Issuance of 68 shares of Common Stock in exchange for services	68	1	57			58
Foreign currency translation adjustment	—	—	—	—	7	7
Net loss				(3,215)		(3,215)
Balances as of December 31, 2001	90,911	$909	$81,605	$(76,258)	$(196)	$6,060
Exercise of options for 570 shares of Common Stock	570	$6	$420	$	$	$426
Foreign currency translation adjustment					9	9
Net loss				(3,561)		(3,561)
Balances as of December 31, 2002	91,481	$915	$82,025	$(79,819)	$(187)	$2,934
Sale of Common 8,621 shares through Cornell Capital net of expenses	8,621	$86	$1,503	$	$	$1,589
Foreign currency translation adjustment					9	9
Net loss				(2,345)		(2,345)
Balances as of December 31, 2003	100,102	$1,001	$83,528	$(82,164)	$(178)	$2,187

The accompanying notes form an integral part of these Consolidated Financial Statements

Communication Intelligence Corporation

Consolidated Statements of Cash Flows

(In thousands)

	Years ended December 31,
	2003	2002	2001
Cash flows from operating activities
Net loss	$(2,345)	$(3,561)	$(3,215)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	456	467	687
Equity securities issued for services	—	—	58
Non-cash compensation	—	46
Loss on disposal of property and equipment	8	6	—
Provision for inventory obsolescence	38	—	—
Changes in operating assets and liabilities
Accounts receivable, net	(265)	566	717
Inventories	28	16	42
Prepaid expenses and other current assets	67	(105)	135
Other assets	13	156	(14)
Accounts payable	83	(46)	(469)
Accrued compensation	9	42	(55)
Other accrued liabilities	(87)	295	(117)
Deferred revenue	—	77	26
Net cash used in operating activities	(1,995)	(2,087)	(2,159)

Cash flows from investing activities
Acquisition of property and equipment	(30)	(30)	(58)
Net cash used in investing activities	(30)	(30)	(58)

Cash flows from financing activities
Proceeds from issuance of short-term debt	750	—	181
Proceeds from issuance of long-term debt — related party	24	—	3,000
Principal payments on short-term debt	—	(181)	(1,620)
Principal payments on long-term debt — related party	(3)	—	—
Principal payments on capital lease obligations	(7)	(5)	(8)
Proceeds from issuance of common stock	2,000	—	—
Offering costs	(411)	—	—
Proceeds from exercise of stock options	—	426	903
Net cash provided by (used in) financing activities	2,353	240	2,456

Net increase (decrease) in cash and cash equivalents	328	(1,877)	239
Cash and cash equivalents at beginning of year	711	2,588	2,349
Cash and cash equivalents at end of year	$1,039	$711	$2,588

Communication Intelligence Corporation

Notes to Consolidated Financial Statements

(In thousands)

1.             Nature of Business, Basis of Presentation and Summary of Significant Accounting Policies

The Company

Communication Intelligence Corporation and its Joint Venture (the “Company” or “CIC”) develops and markets natural input and biometric electronic signature solutions aimed at the emerging markets such as, e-commerce, wireless Internet/information devices, and corporate security. These emerging markets for CIC’s products include all areas of personal computing, as well as electronic commerce and communications.

The Company’s research and development activities have given rise to numerous technologies and products. The Company’s core technologies are classified into two broad categories: “natural input technologies” and “transaction and communication enabling technologies”. CIC’s natural input technologies are designed to allow users to interact with a computer or handheld device through the use of an electronic pen or “stylus”. Such products include the Company’s multi-lingual Handwriter® Recognition System, and its Handwriter® for Windows® family of desktop computing products. CIC’s transaction and communication enabling technologies provide a means for protecting electronic transactions and discretionary communications. CIC has developed products for dynamic signature verification, electronic ink data compression and encryption and a suite of development tools and applications which the Company believes could increase the functionality of its core products and facilitate their integration into original equipment manufacturers’ (“OEM”) hardware products and computer systems and networks.

Through its 90% owned joint venture, Communication Intelligence Computer Corporation, in China (the “Joint Venture”), the Company provides system integration services and markets its pen-based business computer systems to Chinese businesses, government users and other joint ventures.

GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. For the five-year period ended December 31, 2003, the Company incurred aggregate losses of $12,600 and, at December 31, 2003, the Company’s accumulated deficit was approximately $82,164 and its current liabilities exceeded its current assets by $2,895. In addition, the Company had negative cash flows from operations of $1,995, $2,087 and $2,159 for the years ended December 31, 2003, 2002 and 2001, respectively. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company has primarily funded these losses through the sale of debt and equity securities.

The Company filed a registration statement with the Securities and Exchange Commission in February 2003 in order to obtain funding from equity financing. However, there can be no assurance that the Company will have adequate capital resources to fund planned operations or that any additional funds will be available to the Company when needed, or if available, will be available on favorable terms or in amounts required by the Company. If the Company is unable to obtain adequate capital resources to fund operations, it may be required to delay, scale back or eliminate some or all of its operations, which may have a material adverse effect on the Company’s business, results of operations and ability to operate as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

BASIS OF CONSOLIDATION

The accompanying consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America, and include the accounts of CIC and its 90% owned Joint Venture in the People’s Republic of China. All inter-company accounts and transactions have been eliminated. All amounts shown in the accompanying consolidated financial statements are in thousands of dollars except per share amounts.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue recognition, allowance for doubtful accounts, long lived assets impairment, inventory, and disclosure of contingent assets and liabilities, at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, short-term debt and long-term debt approximate fair value due to their short maturities.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities at the date of purchase of three months or less to be cash equivalents.

The Company’s cash and cash equivalents, at December 31, consisted of the following:

	2003	2002
Cash in bank	$110	$260
Money market funds	929	451
Cash and cash equivalents	$1,039	$711

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash, cash equivalents, and accounts receivable. The Company maintains its cash and cash equivalents with various financial institutions. This diversification of risk is consistent with Company policy to maintain liquidity, and mitigate against risk of loss as to principal. Although such amounts may exceed the F. D. I. C. limits, the Company limits the amount of credit exposure with any one financial institution and believes that no significant concentration of credit risk exists with respect to cash and cash equivalents.

At December 31, 2003, the Joint Venture had approximately $92 in cash accounts held by a financial institution in the People’s Republic of China. The Joint Venture deposits are not covered by any federal deposit insurance program that is comparable to the programs applicable to U.S. deposits.

To date, accounts receivable have been derived principally from revenues earned from end users, manufacturers, retailers and distributors of computer products in North America, Europe and the Pacific Rim. The Company performs periodic credit evaluations of its customers, and does not require collateral. The Company maintains reserves for potential credit losses; historically, such losses have been insignificant and within management’s expectations.

The allowance for doubtful accounts is based on the Company’s assessment of the collectibility of specific customer accounts and an assessment of international, political and economic risk as well as the aging of the accounts receivable. If there is a change in actual defaults from the Company’s historical experience, the Company’s estimates of recoverability of amounts due it could be affected and the Company will adjust the allowance accordingly (See Schedule II).

Inventories

Inventories are stated at the lower of cost or market, cost being determined using the first-in first-out (“FIFO”) method. Cost principally includes direct materials. At December 31, 2003 and 2002, inventories consisted of finished goods. At December 31, 2003 the Company recorded a provision of $38 to System Integration Cost of Sales for older obsolete inventory.

Property and Equipment, Net

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, ranging from three to five years. Leasehold improvements are amortized over their estimated useful lives, not to exceed the term of the related lease. The cost of additions and improvements is capitalized, while maintenance and repairs are charged to expense as incurred. Depreciation expense was $63, $75 and $163 for the year ended December 31, 2003, 2002 and 2001, respectively. The Chinese Joint Venture disposed of certain assets at cost of $76 and $36 in 2003 and 2002, respectively.

Property and equipment, net at December 31, consists of the following:

	2003	2002
Machinery and equipment	$1,247	$1,273
Office furniture and fixtures	432	432
Leasehold improvements	84	84
Purchased software	218	216
	1,981	2,005
Less accumulated depreciation and amortization	(1,843)	(1,846)
	$138	$159

Included in property and equipment, as of December 31, 2003 and 2002, are $82 and $82, respectively, of assets acquired under capital leases. Accumulated depreciation on such assets totaled $52 and $44 at December 31, 2003 and 2002, respectively.

Patents

On October 6, 2000, the Company acquired certain assets of PenOp Limited (“PenOp”) and its subsidiary PenOp Inc. pursuant to an asset purchase agreement dated as of September 29, 2000. Patents are stated at cost less accumulated amortization which in Management’s opinion represents fair value. Amortization is computed using the straight-line method over the estimated lives of the related assets, ranging from five to seventeen years. Amortization expense was $379, $378 and $440 for the years ended December 31, 2003, 2002 and 2001, respectively.

The nature of the underlying technology of each material patent is as follows:

•                  Patent numbers 5544255, 5647017, 5818955 and 6064751 involve (a) the electronic capture of a handwritten signature utilizing an electronic tablet device on a standard computer system within an electronic document, (b) the verification of the identity of the person providing the electronic signature through comparison of stored signature measurements, and (c) a system to determine whether an electronic document has been modified after signature.

•                  Patent number 6091835 involves all of the foregoing and the recording of the electronic execution of a document regardless of whether execution occurs through a handwritten signature, voice pattern, fingerprint or other identifiable means.

Patents, net at December 31, consists of the following:

	Expiration	Life	2003	2002
Patent (Various)	Various	5	$9	$9
Patent (Various)	Various	7	476	476
5544255	2013	13	93	93
5647017	2014	14	187	187
5818955	2015	15	373	373
6064751	2017	17	1,213	1,213
6091835	2017	17	4,394	4,394
			6,745	6,745
Less accumulated amortization			(1,703)	(1,324)
			$5,042	$5,421

Amortization expense for the years ending December 31, 2004, 2005, 2006, 2007, and 2008 are estimated to be $379, $379, $379, $379 and $379, respectively. The patents identified, as “various” are technically narrow or dated patents that the company believes are not material.

The useful lives assigned to the patents are based upon the following assumptions and conclusions:

•                  The estimated cash flow from products based upon each patent are expected to exceed the value assigned to each patent;

•                  There are no legal, regulatory or contractual provisions known to the Company that limit the useful life of each patent to less than the assigned useful life;

•                  No additional material costs need to be incurred or modifications made in order for the Company to continue to be able to realize the protection afforded by the patents, and

•                  The Company does not foresee any effects of obsolescence or significant competitive pressure on its current or future products, anticipates increasing demand for products utilizing the patented technology, and believes that the current markets for its products based on the patented technology will remain constant or will grow over the useful lives assigned to the patents because of a legal, regulatory and business environment encouraging the use of electronic signatures.

The Company performs intangible asset impairment analyses on a quarterly basis in accordance with the guidance in Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) and Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long Lived Assets” (“SFAS 144”). The Company uses SFAS 144 in response to changes in industry and market conditions that affects its patents; the Company then determines if an impairment of its assets has occurred. The Company reassesses the lives of its patents and test for impairment quarterly in order to determine whether the book value of each patent exceeds the fair value of each patent. Fair value is determined by estimating future cash flows from the products that are and will be protected by the patents and considering the additional factors listed in Critical Accounting Policies in Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus.

Long-Lived Assets

The Company evaluates the recoverability of its long-lived assets whenever circumstances or events indicate such assets might be impaired. The Company would recognize an impairment reserve in the event the net book value of such assets exceeded the future undiscounted cash flows attributable to such assets. No such reserves have been recorded in the three years ended December 31, 2003.

Software Development Costs

Software development costs are accounted for in accordance with Statement of Financial Accounting Standards No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (“SFAS 86”). Under SFAS 86, capitalization of software development costs begins upon the establishment of technological feasibility, subject to net realizable value considerations. The costs capitalized include the coding and testing of the product after the technological feasibility has been established and ends upon the release of the product. The capitalized costs are amortized to cost of sales on a straight-line basis over the estimated life of the product, generally three years. As of December 31, 2003, 2002, and 2001, such costs were insignificant.

Stock-Based Compensation

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, as allowed under SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

Revenue Recognition

Revenue is recognized when earned in accordance with applicable accounting standards, including AICPA Statement of Position (“SOP”) No. 97-2, “Software Revenue Recognition”, as amended, Staff Accounting Bulletins 101, “Revenue Recognition in Financial Statements” (“SAB 101”), and the interpretive guidance issued by the Securities and Exchange Commission and EITF issue number 00-21, “Accounting for Revenue Arrangements with Multiple Elements”, of the FASB’s Emerging Issues Task Force. The Company recognizes revenues from sales of software products upon shipment, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all non-recurring engineering work necessary to enable the Company’s product to function within the customer’s application has been completed and the Company’s product has been delivered according to specifications. Revenue from service subscriptions is recognized as costs are incurred or over the service period which-ever is longer.

Software license agreements may contain multiple elements, including upgrades and enhancements, products deliverable on a when and if available basis and post contract support. Revenue from software license agreements is recognized upon delivery of the software, provided that persuasive evidence of an arrangement exists, collection is determined to be probable, all nonrecurring engineering work necessary to enable the Company’s products to function within the customer’s application has been completed, and the Company has delivered its product according to specifications. Deferred revenue is recorded for upgrades, enhancements and post contract support, which is paid for in addition to license fees, and is recognized as costs are incurred or over the support period which-ever is longer. Vendor specific objective evidence of the fair value for multiple element software license agreements is determined by the price charged for the same element when sold separately or the price determined by management having the relevant authority when an element is not yet sold separately. The price established by management for the element not yet sold separately will not change prior to separate introduction of that element into the marketplace.

Revenue from system integration activities, which represents the sale and installation of third party computer equipment and limited related consulting services which requires little modification or customization to the software, is recognized upon installation as projects are short term in nature, provided persuasive evidence of an arrangement exists, collection of the resulting receivable is probable and the system is functioning according to specifications. Service subscription revenues associated with the system integration activities are recognized as costs are incurred or over the service period which-ever is longer.

The online/retail sales category includes sales of software made directly from the Company’s website, which are downloaded either directly by a reseller or to a customer of such reseller. In both cases, the reseller reports the number of units sold each month by submitting payment and a royalty report. The reseller receives a percentage of each sale. The Company allows the on-line resellers a right of return or right of offset. The number of units reported is net of any product returns from prior months. The Company recognizes revenues on the net amount reported by the resellers each month. The Company has a limited number of resellers for its software available through the Company’s website.

The online/retail sales category also includes sales made through retail establishments under the Elibrium agreement. Revenue from software product sales through retail are recognized upon notification from Elibrium of the number of units sold through Elibrium’s retail customers provided collection of the resulting receivable is reasonably assured.

Major Customers

Handwriting Recognition Segment.  Historically, the Company’s handwriting recognition segment revenues have been derived from a limited number of customers. One customer, a major insurance company, accounted for 19% of total segment revenue for the year ended December 31, 2003. One customer, Nationwide Building Society, accounted for 11% of total segment revenues for the year ended December 31, 2002. One customer, The Prudential Insurance Company of America accounted for 16% of total segment revenues for the year ended December 31, 2001.

Systems Integration Segment.  One customer, Fujitsu Ltd., accounted for 21% of total system integration revenue for the year ended December 31, 2003. This same customer accounted for 30%, and 16% of total segment revenues for the years ended December 31, 2002 and 2001, respectively.

One customer accounted for 14% of total revenues for the year ended December 31, 2003. One customer accounted for 10% of total revenues for the year ended December 31, 2002. One customer accounted for 13% of total revenues for the year ended December 31, 2001.

Research and Development

Research and development costs are charged to expense as incurred.

Advertising

The Company expenses advertising costs as incurred. Advertising expense for the years ended December 31, 2003, 2002, and 2001 was $0, $112 and $203, respectively.

Net Loss Per Share

The Company calculates earnings per share under the provisions of Statement of Financial Accounting Standards No. 128, “Earnings Per Share” (“SFAS 128”). SFAS 128 requires the disclosure of both basic earnings per share, which is based on the weighted average number of shares outstanding, and diluted earnings per share, which is based on the weighted average number of shares and dilutive potential shares outstanding. For the years ended December 31, 2003, 2002 and 2001, potential equivalent shares excluded from the calculation of diluted earnings per share, as their effect is not dilutive, include stock options of 5,911, 6,452 and 7,027 of equivalent shares. There were no warrants outstanding at December 31, 2003 or 2002. Warrants excluded from the calculation in 2001 were 237 equivalent shares.

Foreign Currency Translation

The Company considers the functional currency of the Joint Venture to be the local currency and, accordingly, gains and losses from the translation of the local foreign currency financial statements are included as a component of “accumulated other comprehensive loss” in the accompanying consolidated balance sheets. Foreign currency assets and liabilities are translated into U.S. dollars at the end-of-period exchange rates except for long-term assets and liabilities, which are translated at historical exchange rates. Revenues and expenses are translated at the average exchange rates in effect during each period except for those expenses related to balance sheet amounts which are translated at historical exchange rates.

Net foreign currency transaction gains and losses are included in “Interest income and other income (expense), net” in the accompanying consolidated statements of operations. Foreign currency transaction gains in 2003, 2002 and 2001 were insignificant.

Income Taxes

Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their financial statement reported amounts and for tax loss and credit carryforwards. A valuation allowance is provided against deferred tax assets when it is determined to be more likely than not that the deferred tax asset will not be realized.

Acquisition of Assets From PenOp

On October 6, 2000, a wholly-owned subsidiary of the Company, (the “Buyer”), acquired certain assets of PenOp Limited (“PenOp”) and its subsidiary PenOp Inc., (collectively, the “Sellers”) pursuant to an asset purchase agreement dated as of September 29, 2000, by and among Buyer and the Sellers for 4.7 million shares of common stock (the “Transaction Shares”) of the Company (the “Acquisition”). The Company ascribed a value of $5,728 to the assets, which will be charged to income over the estimated lives of the assets, five to seventeen years.

Pursuant to the asset purchase agreement, the Company agreed to use reasonable efforts to file a registration statement under the Securities Act of 1933, as amended (the “Act”), covering the sale of the Transaction Shares no later than thirty (30) days from closing and to use reasonable efforts to have the registration statement declared effective as soon as practicable thereafter. The registration statement was declared effective on November 22, 2000.

Subsequent to the closing, an officer and Chairman of the Board of the Company at that time, and his designees, purchased in a private transaction an aggregate of 1,713,728 shares of common stock received by Sellers in connection with the Acquisition for $3.3 million.

Equity Line of Credit Agreement

In July 2002, the Company negotiated a Line of Credit agreement with Cornell Capital Partners, LP expiring two years from the effective date of the related registration statement (i.e. February 14, 2005). The Company may periodically issue and sell shares of its common stock and/or borrow funds up to an aggregate amount of $15,000, subject to the number of shares available for issuance and the purchase price of such shares. As of December 31, 2003, the Company had received $2,000 gross ($1,589 net of related costs) for approximately 8,621 shares. There is approximately 16,000 shares available for issuance against the Line of Credit at December 31, 2003. In addition, in 2003 the Company borrowed $750 pursuant to the Line of Credit agreement (See Note 4).

When the Company requests an advance under the Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of the Company for 100% of the “Market Price” of its stock (less a 6.5% advance fee). Market Price is defined as the lowest volume weighted average price of the Company’s common stock as reported by Bloomberg, LP, calculated over four of the five trading days after the Company requests an advance. The maximum amount of each advance may not exceed $1 million in any 30-day period. In addition, in no event shall the number of shares issuable to Cornell Capital Partners, LP cause Cornell to own in excess of 9.9% of the then outstanding shares of the Company’s common stock. On each advance date, the Company must pay to Cornell Capital Partners, L.P. an advance fee equal to 6.5% of the amount of each advance. Closing is held six (6) trading days after such written notice, at which time the Company delivers shares of common stock and Cornell Capital Partners, L.P. pays the advance amount. Cornell Capital Partners, L.P. cannot transfer its interest in the Line of Credit to any other person and cannot engage in short sales of shares of common stock acquired under the Line of Credit.

Recent Pronouncements

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (FIN 46). FIN 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. FIN 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of FIN 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established.

During October 2003, the FASB deferred the effective date for applying the provisions of FIN 46 until the end of the first interim or annual period ending after December 31, 2003 if the variable interest was created prior to February 1, 2003 and the public entity has not issued financial statements reporting that variable interest entity in accordance with FIN 46.

On December 24, 2003, the FASB issued FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” (FIN-46R) primarily to clarify the required accounting for interests in variable interest entities. FIN-46R replaces FIN-46 that was issued in January 2003. FIN-46R exempts certain entities from its requirements and provides for special effective dates for entities that have fully or partially applied FIN-46 as of December 24, 2003. In certain situations, entities have the option of applying or continuing to apply FIN-46 for a short period of time before applying FIN-46R. While FIN-46R modifies or clarifies various provisions of FIN-46, it also incorporates many FASB Staff Positions previously issued by the FASB. Management is currently assessing the impact, if any, FIN 46 may have on the Company; however, management does not believe there will be any material impact to the Company’s financial position, results of operations or liquidity resulting from the adoption of this interpretation.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS 149 amends and clarifies financial accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts

(collectively referred to as derivatives) and for hedging activities under SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement is effective for contracts entered into or modified after June 30, 2003, except for certain hedging relationships designated after June 30, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that issuers classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). With certain exceptions, this Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003) “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (SFAS 132R). This standard replaces SFAS 132 of the same title which was previously issued in February 1998. SFAS 132R was issued in response to concerns expressed by financial statement users about their need for more transparency of pension information. The revised standard increases the existing GAAP disclosures for defined benefit pension plans and other defined benefit postretirement plans. However, it does not change the measurement or recognition of those plans as required under: SFAS 87, “Employers’ Accounting for Pensions”; SFAS 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”; and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions.” Specifically, the revised standard requires companies to provide additional disclosures about pension plan assets, benefit obligations, cash flows, and benefit costs of defined benefit pension plans and other defined benefit postretirement plans. Also, for the first time, companies are required to provide a breakdown of plan assets by category, such as debt, equity and real estate, and to provide certain expected rates of return and target allocation percentages for these asset categories. The revised SFAS132R is effective for financial statements with fiscal years ending after December 15, 2003 and for interim periods beginning after December 15, 2003. The adoption of this Statement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

In December 2003, the Staff of the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition,” which supersedes SAB No. 101, “Revenue Recognition in Financial Statements.” The primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 and the SEC’s “Revenue Recognition in Financial Statements Frequently Asked Questions and Answers” related to multiple element revenue arrangements. The Company does not expect the issuance of SAB No. 104 to significantly impact its current revenue recognition policies.

2.             Chinese Joint Venture

The Company currently owns 90% of a joint venture (the “Joint Venture”) with the Jiangsu Hongtu Electronics Group, a provincial agency of the People’s Republic of China (the “Agency”). In June 1998, the registered capital of the Joint Venture was reduced from $10,000 to $2,550. As of December 31, 2003, the Company had contributed an aggregate of $1,800 in cash to the Joint Venture and provided it with non-exclusive licenses to technologies and certain distribution rights and the Agency had contributed certain land use rights. Following the reduction in registered capital of the Joint Venture, neither the Company nor the Agency is required to make further contributions to the Joint Venture. Prior to the reduction in the amount of registered capital, the Joint Venture was subject to the annual licensing requirements of the Chinese government. Concurrent with the reduction in registered capital, the Joint Venture’s business license has been renewed through October 18, 2043.

3.             Comprehensive Income

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income” (“SFAS 130”). The Company adopted SFAS 130 effective January 1, 1998. SFAS 130 requires that all items recognized under accounting standards as components of comprehensive earnings be reported in an annual statement that is displayed with the same prominence as other annual financial statements. SFAS 130 also requires that an entity classify items as other comprehensive earnings by their nature in an annual financial statement. For example, other comprehensive earnings may include foreign currency translation adjustments, minimum pension liability adjustments, and unrealized gains and losses on marketable securities classified as available-for-sale.

The accumulated other comprehensive loss at December 31, 2003 and 2002 consisted of cumulative foreign currency translation adjustments.

4.             Short-term Debt—other

On December 19, 2003, the Company borrowed $750 from Cornell Capital Partners, LP. The proceeds of the loan were used for working capital purposes. The loan is secured by 4,621 shares of the Company’s common stock held in escrow. The promissory note is due and payable in seven installments, commencing January 19, 2004 and ending on March 1, 2004, and may be paid in cash or shares of the Company’s common stock. The Company has the option to delay the commencement of the installment payments for an unlimited number of 30 day periods for an amount equal to 2% of the principal amount owed on or before the beginning of the current option period. The 2% payment may be made in cash or shares of common stock. Any delay in the commencement date will result in an equal delay in the due date of the note. If the note is not paid in full when due, the outstanding principal owed shall be due and payable in full together with interest at the rate of 2% per annum commencing from the due date.

Subsequent to December 31, 2003, the Company exercised its right to delay the commencement of the installment payments by paying the 2% fee discussed above. Such fees are expensed aggregating $38 and were paid in cash. The company intends to repay the loan by issuing shares of its Common stock.

5.             Short-term and Long-term Debt—related party

Short-term debt—related party

On June 19, 2001, the Company consummated a three-year $3,000 financing (the “Loan”) with a charitable remainder annuity trust, a trustee of which was then a director and officer of the Company (the “Trust”). The proceeds of the Loan were used to refinance $1,500 of indebtedness outstanding to the Trust pursuant to a loan made by the Trust to the Company in October 1999 and for working capital purposes. The Loan is secured by a first priority security interest in all of the Company’s assets as now owned or hereafter acquired by the Company. The Loan bears interest at the rate of 2% over the prime rate publicly announced by Citibank N. A. from time to time, which was 6.00% per annum at December 31, 2003, and is due June 18, 2004. In January 2003 the Loan was classified as short-term debt The Loan may be pre-paid by the Company in whole or in part at any time without penalty, subject to the right of the Trust to convert the outstanding principal amount of the Loan into shares of common stock. Pursuant to the terms of the Loan, the Trust has the option, at any time prior to maturity, to convert all or any portion of the outstanding principal amount of the Loan into shares of common stock of the Company at a conversion price of $2.00 per share, subject to adjustment upon the occurrence of certain events. If, prior to maturity of the Loan, the Company consummates one or more financings providing $5 million or more in gross proceeds, the Company is required to apply 50% of the proceeds in excess of $5 million to the then outstanding principal amount of the Loan.

Short-term debt—related party

In connection with the Loan, the Company entered into a registration rights agreement with the Trust which obligates the Company to file a registration statement with the Securities and Exchange Commission covering the sale of the shares of the Company’s common stock issuable upon conversion of the Loan if it receives a demand by the holder of the Loan to do so, and to use its reasonable best efforts to cause such registration statement to become effective. The Trust has made no demand of the Company to file such registration statement as of December 31, 2003.

In 2002, $16 and in 2001, $150 in consulting fees, including office expenses, were paid to a party who, at that time, was a director and Chairman of the Board.

The weighted average interest rate was 6.8%, 6.8% and 8.8% for the years ended December 31, 2003, 2002, and 2001, respectively.

Interest expense for the years ended December 31, 2003, 2002, and 2001 was $205, $205, and $282, respectively. Interest expense associated with related party debt was $183, $200 and $274 for the years ended December 31, 2003, 2002 and 2001, respectively.

Long-term debt—related party

In June 2003 the Company’s Joint Venture borrowed from one of its directors approximately $24 denominated in U. S. dollars to purchase a replacement van used in the Company’s operations. The note bears interest at the rate of 5% per annum, and is due in June 2006. Principal payments on long term debt are $8, $8, and $5 for the years ended December 31, 2004, 2005, and 2006, respectively.

6.             Stockholders’ Equity

Common Stock Options

In 1994 the Company adopted the 1994 Stock Option Plan (the “1994 Plan”). Under1994 Plan directors, officers and employees are eligible for grants of incentive and non-qualified stock options. In May 1997, the stockholders approved an increase of 1,000 shares to the number of shares authorized for issuance under the 1994 Plan. Accordingly, a total of 6,000 shares of Common Stock are authorized for issuance under the 1994 Plan. The exercise prices of options under the 1994 Plan are determined by a committee of the Board of Directors, but, in the case of an incentive stock option, the exercise price may not be less than 100% of the fair market value of the underlying Common Stock on the date of grant. Non-qualified options may not have an exercise price of less than 85% of the fair market value of the underlying Common Stock on the date of grant. Options under the 1994 Plan are generally exercisable over a period not to exceed seven years and vest quarterly over three years. At December 31, 2003, there were 596 options available for grant under the 1994 Plan. As of December 31, 2003, 994 plan options were outstanding and exercisable with a weighted average exercise price of $0.85 per share.

The Company has issued non-plan options to its employees and directors. The non-plan options vest over four years or prorata quarterly over three years. For those non-plan options which vest over four years, 20% of the total non-plan options granted vest on the first anniversary of the date of grant and an additional 20%, 20%, and 40% of the total non-plan options granted vest on the second, third, and fourth anniversaries of the date of grant, respectively. Non-plan options are generally exercisable over a period not to exceed seven years. As of December 31, 2003, 3,115 non-plan options were outstanding and exercisable with a weighted average exercise price of $0.84 per share.

In June 1999, the Company adopted and the shareholders approved a stock option plan (the “1999 Plan”). Incentive and non-qualified options under the 1999 Plan may be granted to employees, officers, and consultants of the Company. There are 4,000 shares of Common Stock authorized for issuance under the 1999 Plan. The options have a seven year life and generally vest quarterly over three years. At December 31, 2003, there were 2,130 shares available for future grants As of December 31, 2003, 1,802 plan options were outstanding and 1,089 plan options were exercisable with a weighted average exercise price of $0.79 per share.

Information with respect to the Company’s 1994 Plan and the 1999 Plan is summarized below:

	Year Ended December 31,
	2003		2002
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	3,337	$1.26	3,442	$1.48
Granted	858	$0.32	1,108	$0.60
Exercised	—	$0.00	(169)	$0.75
Forfeited	(1,399)	$1.83	(1,044)	$1.34
Outstanding at period end	2,796	$0.71	3,337	$1.27
Options exercisable at period end	2,083	$0.81	2,422	$1.36

Weighted average grant-date fair value of options granted during the period	$0.27		$0.60

The following table summarizes information about stock options outstanding under the 1994 Plan and the 1999 Plan at December 31, 2003:

		Weighted Average
Range of Exercise Prices	Options Outstanding	Remaining Contractual Life (Years)	Exercise Price
$0.00—$0.50	848	7.0	$0.31
$0.51—$2.00	1,899	3.9	$0.83
$2.01—$2.99	8	0.1	$2.75
$3.00—$7.50	41	5.1	$3.37
	2,796

The following table summarizes information about stock options exercisable under the 1994 Plan and the 1999 Plan at December 31, 2003:

Range of Exercise Prices	Options Exercisable	Weighted Average Exercise Price
$0.00—$0.50	318	$0.31
$0.51—$2.00	1716	$0.84
$2.01—$2.99	8	$2.75
$3.00—$7.50	41	$3.37
	2,083

Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosures-an Amendment of FASB Statement No. 123”. The Company has elected to continue to use the intrinsic value based method of Accounting Principles Board Opinion No. 25, as allowed under

SFAS 123, to account for its employee stock-based compensation plans. The Company complies with the disclosure provisions of SFAS 123.

Had compensation cost for the Company’s option plans been determined based on the fair value of the options at the date of grant, as prescribed by SFAS 123, the Company’s net loss available to common stockholders and basic and diluted net loss per share available to stockholders would have been as follows for the year ended December 31:

	2003	2002	2001
Net loss as reported	$(2,298)	$(3,561)	$(3,215)
Add: Stock-based employee compensation expense included in reported results of operations, net of related tax effects	—	—	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(380)	(795)	(1,528)
Pro forma net loss	$(2,678)	$(4,356)	$(4,743)

Basic and diluted net loss per share available to stockholders:
As reported	$(0.02)	$(0.04)	$(0.04)
Pro forma	$(0.03)	$(0.05)	$(0.05)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants during the applicable periods: risk-free interest rate of 2.37% for 2003, 2.26% for 2002, and 4.1% for 2001, an expected life of 6.65 years for 2003, 8.6 years for 2002, and 6.0 years for 2001; expected volatility of 100% for all periods and dividend yield of 0% for all periods.

The Company expects to make additional option grants each year. The Company believes the above pro forma disclosures are not representative of the pro forma effects on reported results of operations to be expected in future periods.

As of December 31, 2003, 5,911 shares of Common Stock were reserved for issuance upon exercise of outstanding options.

Warrants

At December 31, 2003 there were no warrants outstanding.

7.             Commitments

Operating Lease Commitments

The Company currently leases 9,634 square feet, its principal facilities, (the “Principal Offices) in Redwood Shores, California, pursuant to a sublease that expires in 2006. In addition, the Company subleased to third parties certain space adjacent to the Principal Offices through August 2001. The Joint Venture leases approximately 1,500 square feet in Nanjing, China. In addition to monthly rent, the U.S. facilities are subject to additional rental payments for utilities and other costs above the base amount. Facilities rent expense was approximately $450, $418, and $443, in 2003, 2002, and 2001, respectively. Sublease income was approximately $35, for the year ended December 31, 2001.

Future minimum lease payments under noncancelable operating leases are approximately, $419, $380, and $358 for the years ending December 31, 2004, 2005 and 2006, respectively. The Company’s rent expense was reduced by approximately $35 in 2001 in connection with the subleases described above. Future minimum payments required under capital leases, which expire in 2007, were insignificant at December 31, 2003.

8.             Income Taxes

As of December 31, 2003, the Company had federal net operating loss carryforwards available to reduce taxable income through 2013 of approximately $69,463. The Company also had federal research and investment tax credit carryforwards of approximately $315 that expire at various dates through 2010.

Deferred tax assets and liabilities at December 31, consist of the following:

	2003	2002
Deferred tax assets:
Net operating loss carryforwards	$27,785	$26,857
Credit carryforwards	315	315
Deferred income	67	40
Other, net	933	945
Total deferred tax assets	29,100	28,157
Valuation allowance	(29,100)	(28,157)
Net deferred tax assets	$—	$—

Income tax (benefit) differs from the expected statutory rate as follows:

	2003	2002	2001
Expected income tax benefit	$(799)	$(1,211)	$(1,093)
State income tax net of Federal benefit	(144)	(214)	(193)
Loss write off of foreign investment	—	(4,357)	—
Change in valuation allowance	943	5,782	(1,286)
Income tax benefit	$—	$—	$—

A full valuation allowance has been established for the Company’s net deferred tax assets since the realization of such assets through the generation of future taxable income is uncertain.

Under the Tax Reform Act of 1986, the amounts of, and the benefit from, net operating losses and tax credit carryforwards may be impaired or limited in certain circumstances. These circumstances include, but are not limited to, a cumulative stock ownership change of greater than 50%, as defined, over a three-year period. During 1997, the Company experienced stock ownership changes which could limit the utilization of its net operating loss and research and investment tax credit carryforwards in future periods.

9.             Segment Information

Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS 131”) establishes standards for related disclosures about products and services, geographic areas and major customers. The Company’s information has been stratified into two segments—Handwriting Recognition Software and Systems Integration.

The accounting policies followed by the segments are the same as those described in the “Summary of Significant Accounting Policies.” Segment data includes revenues, as well as allocated corporate-headquarters costs charged to each of the operating segments.

The Company identifies reportable segments by classifying revenues into two categories Handwriting Recognition and System Integration. Handwriting recognition software is an aggregate of three revenue categories, OEM, Enterprise and Online sales. All handwriting recognition software is developed around the Company’s core technology. System integration represents the sale and installation of third party computer equipment and systems that utilize the Company’s products. All sales below represent sales to external customers.

The table below presents information about reporting segments for the years ended December 31:

		Handwriting Recognition	Systems Integration	Total
2003	Revenues	$2,322	$712	$3,034
	Loss from operations	$(2,106)	$(51)	$(2,157)
	Total assets	$6,294	$921	$7,215
	Depreciation and amortization	$438	$18	$456

2002	Revenues	$2,214	$1,015	$3,272
	Loss from operations	$(3,307)	$(30)	$(3,337)
	Total assets	$6,181	$1,005	$7,186
	Depreciation and amortization	$450	$17	$467

2001	Revenues	$4,546	$1,401	$5,947
	Loss from operations	$(2,842)	$(104)	$(2,946)
	Total assets	$8,662	$1,410	$10,072
	Depreciation and amortization	$662	$25	$687

The following table represents revenues and long-lived asset information by geographic location for the period ended December 31:

	Revenues			Long Lived Assets
	2003	2002	2001	2003	2002	2001
U.S.	$2,003	$2,018	$4,223	$5109	$5,549	$5,916
China	1,031	1,254	1,724	71	31	44
Total	$3,034	$3,272	$5,947	$5,180	$5,580	$5,960

Interest expense is related solely to Handwriting recognition segment and was $205, $205, and $282, for the years ended December 31, 2003, 2002, and 2001, respectively.

The Company’s export sales from U.S. operations were 14%, 12%, and 16% of total revenues in 2003, 2002, and 2001, respectively.

10.          Statement of Cash Flows Data

	December 31,
	2003	2002	2001
Schedule of non-cash transactions:
Inventory reserve provision	$38	$—	$—
Non-cash compensation	$70	$—	$46
Equity securities issued for services	$—	$—	$58

Supplemental disclosure of cash flow information:

Interest paid in 2003, 2002, and 2001 was $209, $212, and $196, respectively.

11.          Employee Benefit Plans

The Company sponsors a 401(k) defined contribution plan covering all employees meeting certain eligibility requirements. Contributions made by the Company are determined annually by the Board of Directors. To date, the Company has made no contributions to this plan.

12.          Quarterly information (Unaudited)

The summarized quarterly financial data presented below, in the opinion of Management, reflects all adjustments which are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
2003 Unaudited
Net sales	$1,108	$572	$936	$418	$3,034
Gross profit	$875	$450	$704	$240	$2,269
Loss before income taxes, and minority interest	$(310)	$(693)	$(470)	$(888)	$(2,361)
Net loss	$(310)	$(690)	$(472)	$(873)	$(2,345)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.02)

2002 Unaudited
Net sales	$1,157	$1,111	$525	$479	$3,272
Gross profit	$716	$808	$321	$270	$2,115
Loss before income taxes, and minority interest	$(688)	$(670)	$(1,068)	$(1,133)	$(3,559)
Net loss	$(688)	$(671)	$(1,070)	$(1,132)	$(3,561)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)

2001 Unaudited
Net sales	$1,618	$1,903	$915	$1,511	$5,947
Gross profit	$996	$1,201	$459	$1,051	$3,707
Loss before income taxes, and minority interest	$(741)	$(691)	$(1,228)	$(552)	$(3,212)
Net loss	$(741)	$(693)	$(1,229)	$(552)	$(3,215)
Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.01)	$(0.01)	$(0.04)

13.           Subsequent Events (Unaudited):

$4.2 Million Financing

On November 1, 2004, the Company entered into a Note and Warrant Purchase Agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “Registration Rights Agreement”), each dated as of October 28, 2004). The financing, a combination of debt and equity, closed November 2, 2004. The Company raised approximately $4 million, net of commissions and legal expenses, in the financing. H.C. Wainwright & Co., Inc. (“Wainwright”) acted as the Company’s exclusive placement agent in connection with the financing. The Company expects to use the proceeds of the financing for additional working capital as it continues to further strengthen its leadership position.

Under the terms of the financing, the Company has issued to certain accredited investors convertible promissory notes in the aggregate principal amount of $4,195 and warrants to acquire 3,632 shares of the Company’s common stock at an exercise price of $0.508 per share. The notes accrue interest at the rate of 7% per annum, payable semi-annually, and are convertible into shares of the Company’s common stock at the rate of $0.462 per share. If the aggregate principal amount owing under the notes is converted, the Company will issue 9,080 shares of its common stock. If the notes are not converted, all principal and accrued but unpaid interest will be due October 28, 2007. The Company may pay accrued interest in cash or in shares of Company common stock, issued at the market price for the common stock calculated prior to the interest payment. The Company does not currently intend to pay accrued interest with shares of its common stock.

The warrants expire on October 28, 2009. The Company may call the warrants if the Company’s common stock trades at $1.00 or above for 20 consecutive trading days after the date that is 20 days following the effectiveness of a registration statement providing for the resale of the shares issued upon the conversion of the notes and exercise of the warrants.

As placement agent for the Company, at closing Wainwright was paid a cash commission of approximately $281 and issued warrants to acquire 1,233 shares of the Company’s common stock at $0.508 per share. These warrants expire on October 28, 2009. In addition, Wainwright will be paid approximately $28 in the aggregate if all of the investor warrants are exercised.

The Company also is required to file a registration statement providing for the resale of the shares issued upon the conversion of the notes and the exercise of the warrants.

On November 8, 2004, the Company paid $3.5 million to Cornell Capital Partners LLC in satisfaction of a note in the same amount. The payment was required under certain provisions of a Note and Warrant Purchase Agreement between the Company and the Purchasers identified therein.

Settlement of Litigation

On June 7, 2004, (amended July 7, 2004) Topaz Systems, Inc. (“Topaz”) filed a complaint, against the Company, with the United States District Court Northern District of California San Francisco Division alleging breach of contract, breach of covenant of good faith and fair dealing and asking for a declaratory judgment that it had not breached the September 29, 2000 License agreement between it and the Company (the “License”), that Topaz had not infringed certain of the Company’s patents and that such patents were invalid and/or unenforceable. No monetary damages were specified. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. On July 26, 2004, the Company responded to the complaint and filed counterclaims against Topaz alleging that Topaz had breached the License, had infringed certain of the Company’s patents and was engaging in unfair competition. On July, 22, 2004, Topaz filed a complaint against the Company with the United States District Court Central District of California Western Division requesting declaratory judgment that it did not infringe certain of CIC’s patents (not included in the other complaint) and that such patents were invalid and /or unenforceable. The Company believes that the complaint is without merit and intends to vigorously defend against the claims. The ultimate outcome of this litigation cannot presently be determined. However, in management’s opinion, the likelihood of a material adverse outcome is remote and any liability that might be incurred would not have a material adverse effect on the Company’s financial position or its results of operations. Accordingly, adjustments, if any, that might result from the resolution of this matter have not been reflected in the financial statements.

On November 23, 2004, the Company entered into a settlement agreement with Topaz Systems, Inc. The agreement settles, releases and resolves all claims between the parties with respect to allegations in this previously-disclosed litigation. In connection with the settlement, the Company entered into a new licensing agreement with Topaz.

SCHEDULE II

Communication Intelligence Corporation

Valuation and Qualifying Accounts and Reserves

(In thousands)

Years Ended December 31, 2001, 2002, and 2003

	Balance At Beginning Of Period	Charged to Costs and Expense	Deductions	Balance At End Of Period
Year ended December 31, 2001:
Accounts receivable reserves	$118	$160	$—	$278

Year ended December 31, 2002:
Accounts receivable reserves	$278	$129	$(164)	$243

Year ended December 31, 2003
Accounts receivable reserves	$243	$25	$(12)	$256